As filed with the Securities and Exchange Commission on December 9, 2016

Registration No. 333-213916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AudioEye, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	20-2939845 (I.R.S. Employer Identification No.)

5210 E. Williams Circle, Suite 750 Tucson, Arizona 85711 (866) 331-5324 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	Todd Bankofier
Chief Executive Officer
5210 E. Williams Circle, Suite 750
Tucson, Arizona 85711
(866) 331-5324
(Name, address, including zip code and telephone
number, including area code, of agent for service)

Copies to:

Paul E. Hurdlow

DLA Piper LLP (US)

401 Congress Avenue, Suite 2500

Austin, Texas 78701-3799

(512) 457-7020

Approximate date of commencement of proposed sale to public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
common stock, par value $0.00001 per share(1)	34,290,921 shares	$0.124	(4)	$4,252,074	$428.18
common stock, par value $0.00001 per share, issuable upon conversion of Series A Preferred Stock (2)	9,826,776 shares	0.124	(4)	1,218,520	122.70
common stock, par value $0.00001 per share, underlying warrants(3)	52,702,098 shares	$0.10	(5)	$5,270,210	$530.71
TOTAL	96,819,795 shares			$10,740,804	$1,081.59	(6)

(1)	The 34,290,921 shares are currently outstanding shares to be offered for resale by selling stockholders.

(2)	The 9,826,776 shares are currently unissued shares to be offered for resale by selling stockholders following issuance upon conversion of Series A Preferred Stock.

(3)	The 52,702,098 shares are currently unissued shares to be offered for resale by selling stockholders following issuance upon exercise of outstanding warrants that have an weighted average exercise price of $0.10 per share.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price per share is based on the average of the bid and asked price of the Registrant’s common stock on the OTCQB on September 29, 2016.

(5)	Pursuant to Rule 457(g) under the Securities Act calculated based upon the exercise price of the warrants which is $.10 per share.

(6)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities offered pursuant to this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dated December 9, 2016

PRELIMINARY PROSPECTUS

AudioEye, Inc.

SHARES OF COMMON STOCK

This prospectus covers the sale by the selling stockholders identified in this prospectus under the section titled “Selling Stockholders” (the “Selling Stockholders”) of up to 96,819,795 shares of the common stock of AudioEye, Inc., a Delaware corporation (together with its subsidiary, “we” or “our”), which includes 52,702,098 shares of common stock issuable upon the exercise of warrants and 9,826,776 shares of common stock issuable upon conversion of Series A Preferred Stock.

We will pay all expenses, except for any brokerage expenses, fees, discounts and commissions, which will all be paid by the Selling Stockholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities.”

Our common stock is quoted on the OTCQB under the symbol “AEYE.” The closing price of our common stock as reported on the OTCQB on November 29, 2016, was $0.125 per share.

The prices at which the Selling Stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, or at such a price or prices determined, from time to time, by the Selling Stockholders. See “Plan of Distribution.” The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of their common stock under this prospectus.

We will not receive any of the proceeds from the sale of the shares of common stock owned by the Selling Stockholders, but we may receive funds from the exercise of their warrants upon exercise. Any proceeds received from the exercise of the warrants will be used by us for working capital and general corporate purposes.

You should read this prospectus, and any amendment or supplement, together with additional information described under the heading “General” before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Our principal executive offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, and our telephone number is (866) 331-5324. Our home page on the Internet can be located at www.audioeye.com. Information included on our website is not part of this prospectus.

See the section of this document titled “Risk Factors” beginning on page 9 for certain factors relating to an investment in the shares of common stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is December 9, 2016

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to our company, are intended to identify forward-looking statements. All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward looking statements.

These forward looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “proposed,” “intended,” or “continue” or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other “forward-looking” information. Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including but not limited to: variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance our products in the marketplace by existing and potential future customers; and general economic conditions. You should be aware that the occurrence of any of the events described in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but we cannot assure you that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of uncertainties, many of which are unforeseen, including:

•	our auditors, MaloneBailey LLP, have indicated in their report on our financial statements for the fiscal year ended December 31, 2015 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, which could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives;

•	the uncertain market acceptance of our existing and future products;

•	our need for, and the availability of, additional capital in the future to fund our operations and the development of new products;

•	rapid changes in Internet-based applications that may affect the utility and commercial viability of our products;

•	the timing and magnitude of expenditures we may incur in connection with our ongoing product development activities;

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•	the success, timing and financial consequences of new strategic relationships or licensing agreements we may enter into;

•	the level of competition from our existing and from new competitors in our marketplace; and

•	regulatory environment for our products and services.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus or any accompanying prospectus supplement before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us” and the “Company” refer to AudioEye, Inc., a Delaware corporation.

The Company

Overview

AudioEye is a marketplace leader providing web accessibility solutions for our clients’ customers through our Ally Platform Products. Our technology advances accessibility with patented technology solutions that reduce barriers, expand access for individuals with disabilities, and enhance the user experience for a broader audience of users. When implemented, we believe that our solutions offer businesses the opportunity to reach more customers, improve brand image, and build additional brand loyalty.  In addition, our solutions help organizations comply with internationally accepted Web Content Accessibility Guidelines (WCAG) as well as U.S., Canadian, Australian, and United Kingdom accessibility laws.

We generate revenues through the sale of subscriptions of our software-as-a-service (SaaS) technology platform, called the AudioEye Ally Platform, to website owners, publishers, developers, and operators and through the delivery of managed services combined with the implementation of the AudioEye solution. Our solutions have been adopted by some of the largest and most influential companies in the world. Our customers span disparate industries and target market verticals, which encompass (but are not limited to) the following categories: human resources, finance, transportation, media, and education. Government agencies have also integrated our software in their digital platforms.

Business History

AudioEye, Inc. was formed as a Delaware corporation on May 20, 2005. On March 31, 2010, CMG Holdings Group, Inc. (“CMGO”) acquired our company. In connection with the acquisition, our former stockholders retained rights to receive cash from the exploitation of our technology (the “Rights”) consisting of 50% of any cash received from income earned, settlements or judgments directly resulting from our patent strategy and a share of our net income for 2010, 2011 and 2012 from the exploitation of our technology. The Rights were then contributed to a newly formed Nevada corporation, AudioEye Acquisition Corporation (“AEAC”) in exchange for shares of AEAC. During the period as a wholly owned subsidiary of CMGO, we continued to expand our patent portfolio to protect our proprietary Internet content publication and distribution technology.

On June 22, 2011, CMGO entered into a Master Agreement with AEAC pursuant to which: (i) the stockholders of AEAC would acquire from the CMGO 80% of our capital stock (the “Separation”) and (ii) CMGO would distribute to its stockholders, in the form of a dividend, 5% of our capital stock (the “Spin-off”). Pursuant to the Master Agreement, AEAC was required to arrange for the release of senior secured notes (the “Senior Notes”) issued by CMGO in an aggregate principal amount of $1,025,000, which CMGO had been unable to service. On August 15, 2012, we, CMGO and AEAC completed the Separation. In connection with the Separation, AEAC arranged for the release of CMGO under the Senior Notes by payment to the holders thereof of $700,000, the delivery of a secured promissory note in the principal amount of $425,000 and the issuance of 1,500,000 shares of the common stock of AEAC. On February 6, 2013, the note was paid in full. On January 29, 2013, the Securities and Exchange Commission declared effective our registration statement on Form S-1 with respect to 1,500,259 shares of our common stock to be issued in the Spin-off. On February 22, 2013, CMGO completed the Spin-off.

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On March 22, 2013, we and AEAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which AEAC would be merged with and into our company (the “Merger”) with our company being the surviving entity. Pursuant to the Merger Agreement, each share of AEAC common stock issued and outstanding immediately prior to the Merger effective date would be converted into .94134 share of our common stock and the outstanding convertible debentures of AEAC (the “AEAC Debentures”) in the aggregate principal amount of $1,400,200, together with accrued interest thereon, would be assumed by us and then exchanged for convertible debentures of our company (the “AE Debentures”).

Effective March 25, 2013, the Merger was completed. In connection with the Merger, the stockholders of AEAC received on a pro rata basis the 24,004,143 shares of our common stock that were held by AEAC, and the former holders of the AEAC Debentures received an aggregate of 5,871,752 shares of our common stock pursuant to their conversion of all of the AE Debentures issued to replace the AEAC Debentures. The principal assets of AEAC were the Rights that had been contributed to AEAC by the former stockholders of our company. As a result of the Merger, the Rights have been extinguished.

On December 30, 2013, we completed the repurchase of 2,184,583 shares of our common stock owned by CMGO which shares were transferred to us in January 2014 and retired to treasury. In connection with the repurchase, we paid CMGO $573,000 and forgave a $50,000 payable from an affiliate of CMGO.

Our Principal Executive Offices

Our principal executive offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711. Our telephone number is (866) 331-5324.

General

We maintain an Internet website at http://www.audioeye.com. Our annual reports, quarterly reports, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other information related to our company, are available, free of charge, on our website as soon as we electronically file those documents with, or otherwise furnish them to, the Securities and Exchange Commission. Our company’s Internet website and the information contained therein, or connected thereto, are not, and are not intended to be, incorporated into this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:	96,819,795, up to 9,826,776 shares of our common stock to be offered by the selling stockholders upon the conversion of shares of Series A Preferred Stock, up to 52,702,098 shares of our common stock to be offered by the selling stockholders upon the exercise of outstanding common stock purchase warrants and up to 34,290,921 shares of our common stock to be offered by the selling stockholders.

Common stock outstanding prior to the offering:	107,541,762

Common stock outstanding after this offering:	170,070,636 (1)

Use of proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, we will receive proceeds from the exercise price of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

OTCQB trading symbol:	“AEYE”

Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our common stock.

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(1)	The number of shares of common stock outstanding after the offering is based upon 107,541,762 shares outstanding as of November 29, 2016, and assumes the conversion of all shares of Series A Preferred Stock and the exercise of all warrants with respect to those shares being registered for resale pursuant to the registration statement of which this prospectus forms a part.

The number of shares of common stock outstanding after this offering excludes:

•	25,059,629 shares of common stock issuable upon the exercise of currently outstanding options at a weighted average exercise price of $0.20 per share;

•	10,571,984 shares of common stock issuable upon the exercise of currently outstanding warrants at a weighted average exercise price of $0.345 per share; and

•	6,466,605 shares of common stock available for future issuance under the AudioEye, Inc. Incentive Compensation Plans.

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our financial statements for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015 and 2014.

	Nine Months Ended September 30,		Years Ended December 31,
	2016	2015	2015	2014
Revenues	$594,237	$314,146	$338,863	$523,307
Cost of goods sold	904,091	1,178,388	1,224,652	1,197,936

Gross loss	(309,854)	(864,242)	(885,789)	(674,629)

Selling and marketing	510,448	747,990	884,440	1,537,732
Research & development	255,805	293,877	375,817	610,329
General and administrative	1,894,964	4,161,269	4,633,702	6,455,327
Amortization and depreciation	428,701	396,269	534,220	416,009

Operating expenses	3,089,918	5,599,405	6,428,179	9,019,397

Loss from operations	(3,399,772)	(6,463,647)	(7,313,968)	(9,694,026)
Unrealized gain (loss) on derivative liabilities	(2,990,096)	-	187,932	-
Loss on settlement of debt	(1,664,281)	-	-	-
Interest income (expense)	(676,181)	3,345	(76,723)	(10,587)
Other income (expense)	750	-	(6,386)	(46,200)

Net loss	(8,729,580)	(6,460,302)	(7,209,145)	(9,750,813)

Preferred stock dividend	(60,000)	(594,641)	(653,374)	-

Net loss available to common stockholders	$(8,789,580)	$(7,054,943)	$(7,862,519)	$(9,750,813)

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RISK FACTORS

In addition to the other information included in this Prospectus, the following factors should be carefully considered in evaluating our business, financial position and future prospects. Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial position or future prospects. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we have projected.  Investing in our common stock is highly speculative and involves a high degree of risk. Any potential investor should carefully consider the risks and uncertainties described below before purchasing any shares of our common stock.  There may be additional risks that we do not presently know or that we currently believe are immaterial which could also materially adversely affect our business, financial position or future prospects.  As a result, the trading price of our stock could decline, and you might lose all or part of your investment. Our business, financial condition and operating results, or the value of any investment you make in the stock of our company, or both, could be adversely affected by any of the factors listed and described below.

Risks Relating to Our Business and Industry

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern.

Our auditors, MaloneBailey LLP, have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2015 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives.

As of September 30, 2016, the Company had a working capital deficit of $2,742,006, principally due to the inclusion of non-cash derivative liability recorded in current liabilities. Excluding the derivative liability, the Company’s working capital would have been $906,237. In addition, the Company used actual net cash in operations of $1,711,819 during the nine months ended September 30, 2016. Even with a greater focus on cash revenue generation and the ongoing cost reductions, the conditions described in the first paragraph, above, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company has been successful in raising capital in the past, there is no assurance that it will be successful at raising additional capital in the future. Additionally, if the Company’s plans are not achieved and/or if significant unanticipated events occur, the Company may have to further modify its business plan.

We have a history of generating significant losses and may not be able to achieve and sustain profitability.

To date, we have not been profitable, and we may never achieve profitability on a full-year or consistent basis.  We incurred net losses of $7,209,145 for the year ended December 31, 2015.  As of September 30, 2016, we have an accumulated deficit of $32,969,011 and working capital deficit of $2,742,006.  If we continue to experience losses, we may not be able to continue our operations, and investors may lose their entire investment.

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Our future development requires substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which would prevent us from fully developing our business and generating revenues.

As of November 29, 2016, our cash available was $1,078,802. Our business plan will require additional capital expenditures, and our capital outlays could increase substantially over the next several years as we implement our business plan.  As a result, and since we do not believe we will operate profitably during that period, we expect that we will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.  Our future capital requirements will depend on many factors, including:  market conditions, sales personnel cost, cost of litigation in enforcing our patents, and information technology (IT) development and acquisition costs. No assurance can be given that we can successfully raise additional equity or debt capital, or that such financing will be available to us on favorable terms, if at all.

We are subject to ongoing litigation.

In April 2015, two shareholder class action lawsuits were filed against us and former officers Nathaniel Bradley and Edward O’Donnell in the U.S. District Court for the District of Arizona. The plaintiffs allege various causes of action against the defendants arising from our announcement that our previously issued financial results for the first three quarters of 2014 and the guidance for the fourth quarter of 2014 and the full year of 2014 could no longer be relied upon.  The complaints sought among other relief, compensatory damages and plaintiff’s counsel’s fees and experts’ fees. The Court appointed a lead plaintiff and lead counsel, and consolidated the actions. A consolidated amended complaint was filed under the caption In re AudioEye, Inc. Sec. Litigation. The Company and individual defendants filed a motion to dismiss.

On July 25, 2016, in connection with a voluntary mediation, the parties reached an agreement in principle to settle the consolidated actions. The settlement agreement is subject to definitive documentation, shareholder notice, and court approval. The terms of the agreement include a settlement payment to the class of $1,525,000 from the Company’s insurer, with no admission of liability by any party. In 2015, the Company paid a deductible under its D&O insurance policy in the amount of $100,000 regarding this matter.

On May 16, 2016, a shareholder derivative complaint entitled LiPo Ching, Derivatively and on Behalf of AudioEye, Inc., v. Bradley, et al., was filed in the United States District Court for the District of Arizona. As a derivative complaint, the shareholder is purported to act on behalf of the Company against certain of the Company's current and former officers and directors. The Company is named as a nominal defendant. The complaint asserts causes of action including breach of fiduciary duty and others, arising from the Company’s restatement of its financial results for the first three quarters of 2014. The complaint seeks, among other relief, compensatory damages, restitution and attorneys’ fees. Under the bylaws of the Company, the directors and officers (both former and current) are indemnified in connection with such action as long as they have “acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Corporation.” None of the defendants have responded to the complaint and no discovery has occurred. The Company understands that the individual defendants intend to vigorously defend the lawsuit. On November 4, 2016, Plaintiff voluntarily dismissed the action without prejudice. While the Company believes that its legal defense costs may be reimbursed by the Company’s insurance carrier, no reasonable estimate of the outcome of the litigation, the related legal fees, or the impact on the financial results of the Company can be made as of the date of this prospectus.

 On July 26, 2016, a shareholder derivative complaint entitled Denese M. Hebert, derivatively on Behalf of Nominal Defendant AudioEye, Inc., v. Bradley, et al., was filed in the State of Arizona Superior Court for Pima County. The complaint generally asserts causes of action related to the Company’s restatement of its financial statements for the first three fiscal quarters of 2014.  As a derivative complaint, the plaintiff-shareholder purports to act on behalf of us against certain of our current and former officers and directors (the “Named Individuals”). We are named as a nominal defendant. We understand that the Named Individuals intend to vigorously defend the lawsuit. While we believe that its legal defense costs may be reimbursed by our insurance carrier, no reasonable estimate of the outcome of the litigation, the related legal fees, or the impact on the financial results of the Company can be made as of the date of this statement.

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We may become involved in various other disputes and allegations incidental to our business operations. While it is not possible to determine the ultimate disposition of these matters, our management believes that the resolution of any such matters, should they arise, is not likely to have a material adverse effect on our financial position or results of operations.

Current economic and credit conditions could adversely affect our plan of operations.

Our ability to secure additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to the prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control.  The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to secure financing on favorable terms, if at all.

Our revenue and collections may be materially adversely affected by an economic downturn.

Current macroeconomic conditions continue to show signs of volatility and potential weakness. We believe commercial purchasing habits and corporate information technology budgets have improved modestly in recent years, but remain relatively constrained and subject to such volatile and uncertain economic conditions. Any deterioration in prevailing economic conditions would likely result in reduced demand for our services and products, which could have a material adverse effect on our business financial position or results of operations.

An increase in market interest rates could increase our interest costs on future debt and could adversely affect our stock price.

If interest rates increase, so could our interest costs for any new debt.  This increased cost could make the financing of any acquisition costlier.  We may incur variable interest rate indebtedness in the future.  Rising interest rates could limit our ability to refinance debt when it matures, or cause us to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

We are dependent on certain members of our management and technical team.

Investors in our common stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in exploiting our technology.  Our performance and success are dependent, in part, upon key members of our management and technical team. The departure of key persons could be detrimental to our future success. Members of our current management hold a significant percentage of our common stock.  We cannot assure you that our management will remain in place.  We do not maintain “key person” life insurance policies. The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our common stock.

We intend to pursue new strategic opportunities which may result in the use of a significant amount of our management resources or significant costs, and we may not be able to fully realize the potential benefit of such transactions.

We intend to seek other strategic partners to help us pursue our strategic, marketing, sales or technical objectives. Although we may devote significant time and resources in pursuit of such transactions, we may struggle to successfully identify such opportunities, or to successfully conclude transactions with potential strategic partners. Should we be unable to identify or conclude important strategic transactions, our business prospects and operations could be adversely affected as a result of the devotion of significant managerial effort required, and the challenges of achieving our objectives in the absence of strategic partners. In addition, we may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining its operations if such a transaction is completed.  In the event that we consummate an acquisition or strategic alternative in the future, we cannot assure you that we would fully realize the potential benefit of such a transaction.

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Our business plan may not be realized. If our business plan proves to be unsuccessful, our business may fail and you may lose your entire investment.

Our operations are subject to all of the risks inherent in the establishment of a new business enterprise with a limited operating history. The likelihood of our success must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of a new business. Unanticipated events may occur that could affect the actual results achieved during the forecast periods. Consequently, the actual results of operations during the forecast periods will vary from the forecasts, and such variations may be material. In addition, the degree of uncertainty increases with each successive year presented. We cannot assure you that we will succeed in the anticipated operation of our business plan. If our business plan proves to be unsuccessful, our business may fail and you may lose your entire investment.

If we are not able to adequately protect our patented rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property.  To protect our intellectual property rights, we will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  We cannot assure you that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business.

Regardless of whether these or any future claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs, could jeopardize or substantially delay a successful outcome in any future litigation, and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. In addition to challenges against our existing patents, any of the following could also reduce the value of our intellectual property now, or in the future:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;
•	issued trademarks, copyrights or patents may not provide us with any competitive advantages;
•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or
•	our efforts may not prevent the development and design by others of products or technologies similar to, competitive with, or superior to those that we develop.

Also, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. Obtaining patents will not necessarily protect our technology or prevent our international competitors from developing similar products or technologies. Our inability to adequately protect our patented rights would have a negative impact on our operations and revenues.

In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving.  Because of the growth of the Internet and Internet-related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

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 We may commence legal proceedings against third parties who we believe are infringing on our intellectual property rights, and if we are forced to litigate to defend our intellectual property rights, or to defend claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or potentially end our business.

At present, we do not have any active or pending litigation related to the violation of our patents. We expect an increase in the number of third parties who could violate our patents as the market develops new uses of similar products and consumers begin to increase their adoption of the technology and integrate it into their daily lives. We do foresee the potential need to enter into active litigation to defend the enforcement of our patents. We anticipate that these legal proceedings could continue for several years and may require significant expenditures for legal fees and other expenses.  In the event we are not successful through appeal and do not subsequently obtain monetary and injunctive relief, these litigation matters may significantly reduce our financial resources and have a material impact on our ability to continue our operations. The time and effort required of our management to effectively pursue these litigation matters may adversely affect our ability to operate our business, since time spent on matters related to the lawsuits will take away from the time spent on managing and operating the business. We cannot assure that any such potential lawsuits will result in a final outcome that is favorable to our shareholders or the company.

We have experienced and will continue to experience competition as more companies seek to provide products and services similar to our products and services; and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

We expect competition for our products and services to become more intense. We compete directly against other companies offering similar products and services that will compete directly with our proposed products and services.  We also compete against established vendors in our markets.  These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties.  There are also established consultants who offer services to help their customers obtain compliance with accessibilities standards. In many cases these consultants compete for the same funding from our prospective customers. For the foreseeable future, substantially all of our competitors are likely to be larger, better-financed companies that may develop products superior to our current and proposed products, which could create significant competitive advantages for those companies.  Our future success depends on our ability to compete effectively with our competitors.  As a result, we may have difficulty competing with larger, established competitors.  Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;
•	a larger customer base;

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•	better name recognition; and
•	more expansive or different product offerings.

These competitors may command a larger market share than us, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities.  Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing new products and offering new services.  These competitors may develop products or services that are comparable or superior to ours.  If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable business.

The burdens of being a public company may adversely affect our ability to develop our business and pursue a litigation strategy.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on our management’s ability to effectively and efficiently develop our business initiatives.  In addition, our disclosure obligations under U.S. securities laws may require us to disclose information publicly that could have a material adverse effect on our potential litigation strategies.

The current regulatory environment for our products and services remains unclear.

We cannot assure you that our existing or planned product and service offerings will be in compliance with local, state and/or federal U.S. laws or the laws of any foreign jurisdiction where we may operate in the future.  Further, we cannot assure you that we will not unintentionally violate such laws or that such laws will not be modified, or that new laws will not be enacted in the future, which would cause us to be in violation of such laws.   More aggressive domestic or international regulation of the Internet may materially and adversely affect our business, financial condition, operating results and future prospects.

As pressure of legal ramifications from non-compliance with Web Accessibility increases, clients may be less inclined to permit or may delay AudioEye from promoting client relationships and/or the specifics associated with those relationships, and if this restricts our public communications with investors and shareholders, it may negatively impact our ability to gain interest in our business from investors and shareholders.

Due to an undefined regulatory environment and a heightened sensitivity by plaintiffs seeking retribution for inaccessible and unusable digital interfaces, any organization may be sued or served legal demands claiming non-compliance. As these demands may be served with or without merit, they present a new level of risk for website owners and publishers. In an effort to avoid any potential unwanted attention pertaining to the subject of compliance, AudioEye clients may enforce rigid stipulations pertaining to AudioEye’s promotion of their involvement or engagement with AudioEye, regardless of the level of success or positive impact any such engagement may have or have had on their business. Whether through the enforcement of non-disclosure agreements or through specific non-disclosure language associated with client contracts, if AudioEye is not empowered to promptly make public announcements about its client base and the adoption of AudioEye products and services, it may have a deleterious effect on the company’s capacity to accelerate its business growth or attract investment from shareholders.

Our business greatly depends on the growth of online services, streaming, file transfer and other next-generation Internet-based applications.

The Internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

•	unwillingness of consumers to shift to and use other such next-generation Internet-based audio applications;
•	refusal to purchase our products and services;
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•	perception by end-users with respect to product and service quality and performance;
•	limitations on access and ease of use;
•	congestion leading to delayed or extended response times;
•	inadequate development of Internet infrastructure to keep pace with increased levels of use; and
•	increased government regulations.

If the market for our online services does not grow as anticipated, our business would be adversely affected.

While other next-generation Internet-based applications have grown rapidly in personal and professional use, we cannot assure you that the adoption of our products and services will grow at a comparable rate, or grow at all.

We expect that we will experience long and unpredictable sales cycles, which may impact our operating results.

We expect that our sales cycles will be long and unpredictable due to a number of uncertainties such as:

•	the need to educate potential customers about the current state of accessibility for those with disabilities.;
•	customers’ willingness to invest potentially substantial resources and infrastructures to take advantage of our products and services;
•	customers’ budgetary constraints;
•	the timing of customers’ budget cycles; and
•	delays caused by customers’ internal review and procurement processes.

We historically have been dependent on a concentrated number of customers, and have stopped doing business with the customers who have represented a significant portion of our revenues during the past two years as the Company migrates to a SaaS model.

For the years ended December 31, 2015 and 2014, two major customers generated approximately 67.5% and 87% of our revenue, respectively. We have mutually agreed to terminate our business relationship with the largest of these customers, representing 56.3% and 77% of our revenues in 2015 and 2014, respectively. We have fundamentally shifted our business model to focus on software as a service (SaaS) product offerings. We have not yet proven that we can develop and maintain a diversified customer base who will subscribe to our SaaS–centric products and services. If we are unable to establish, maintain, grow or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited.

Our expansion into new products, services, technologies, and geographic regions subjects us to additional business, legal, financial, and competitive risks.

We may have limited or no experience in our newer market segments, and our customers may not adopt our new offerings. These offerings may present new and difficult technology challenges, and we may be subject to claims if customers of these offerings experience service disruptions or failures or other quality issues. In addition, profitability, if any, in our newer activities may be lower than in our older activities, and we may not be successful enough in these newer activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth, and negatively affect our operating results.

We face risks related to system interruption and lack of redundancy.

We experience occasional system interruptions and delays that make our websites and services unavailable or slow to respond and prevent us from efficiently providing services to third parties, which may reduce our net sales and the attractiveness of our products and services. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure, and take other steps to improve the efficiency of our systems, it could cause system interruptions or delays and adversely affect our operating results.

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Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins, and similar events or disruptions. Any of these events could cause system interruption, delays, and loss of critical data, and could prevent us from providing services, which could make our product and service offerings less attractive and subject us to liability. Our systems are not fully redundant and our disaster recovery planning may not be sufficient. In addition, we may have inadequate insurance coverage to compensate for any related losses. Any of these events could damage our reputation and be expensive to remedy.

Government regulation is evolving and unfavorable changes could harm our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, e-commerce, electronic devices, and other services. Existing and future laws and regulations may impede our growth. These regulations and laws may cover taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic device certification, electronic waste, energy consumption, environmental regulation, electronic contracts and other communications, competition, consumer protection, web services, the provision of online payment services, information reporting requirements, unencumbered Internet access to our services, the design and operation of websites, the characteristics and quality of products and services, and the commercial operation of unmanned aircraft systems. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the Internet, e-commerce, digital content, and web services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

We could be subject to additional sales tax or other indirect tax liabilities.

U.S. Supreme Court decisions restrict the imposition of obligations to collect state and local sales taxes with respect to remote sales. However, an increasing number of states have considered or adopted laws or administrative practices that attempt to impose obligations on out-of-state businesses to collect taxes on their behalf. A successful assertion by one or more states or foreign countries requiring us to collect taxes where we do not do so could result in substantial tax liabilities, including for past sales, as well as penalties and interest.

 We may be subject to risks related to government contracts and related procurement regulations.

Our contracts with U.S., as well as state, local, and foreign, government entities are subject to various procurement regulations and other requirements relating to their formation, administration, and performance. We may be subject to audits and investigations relating to our government contracts, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contract, refunding or suspending of payments, forfeiture of profits, payment of fines, and suspension or debarment from future government business. In addition, such contracts may provide for termination by the government at any time, without cause.

If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for next-generation Internet-based applications and services, our business may fail.

The market for next-generation Internet-based applications and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions.  Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise and proprietary technology, to enhance our existing products and services, and to develop new products and services that meet changing customer needs on a timely and cost-effective basis.  We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards.  If we fail to use new technologies effectively, to develop our technical expertise and new products and services, or to enhance existing products and services in a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

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In addition, if we are unable to, for technological, legal, financial or other reasons, adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share.  Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete.  The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services.  Our survival and success will depend, in part, on our ability to:

•	design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and
•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead time.  We may be unable to use new technologies effectively.  Updating our technology internally and licensing new technology from third parties may also require us to incur significant additional expenditures.

If our products and services do not gain market acceptance, we may not be able to fund future operations.

A number of factors may affect the market acceptance of our products or services or any other products or services we develop or acquire, including, among others:

•	the price of our products or services relative to other competitive products;
•	the perception by users of the effectiveness of our products and services;
•	our ability to fund our sales and marketing efforts; and
•	the effectiveness of our sales and marketing efforts.

If our products and services do not gain market acceptance, we may not be able to fund future operations, including the development of new products and services and/or our sales and marketing efforts for our current products and services, which inability would have a material adverse effect on our business, financial condition and operating results.

Our products and services are highly technical and may contain undetected errors, which could cause harm to our reputation and adversely affect our business.

Our products and services are highly technical and complex and, when deployed, may contain errors or defects.  Despite testing, some errors in our products and services may only be discovered after they have been installed and used by customers.  Any errors or defects discovered in our products and services after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers, and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition.  In addition, we could face claims for product liability, tort or breach of warranty.  The performance of our products and services could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize our products and services, which could result in legal claims against us, harming our business.  Furthermore, we expect to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of our products and services, which typically involves working with sophisticated software, computing and communications systems.  We expect that our contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld.  Defending a lawsuit, regardless of its merit, is costly and may divert our management’s attention and adversely affect the market’s perception of us and our products and services.  In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

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 Malfunctions of third-party communications infrastructure, hardware and software expose us to a variety of risks we cannot control.

Our business will depend upon the capacity, reliability and security of the infrastructure owned by third parties over which our product offerings would be deployed.  We have no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment.  We do depend on these companies to maintain the operational integrity of our integrated connections.  If one or more of these companies is unable or unwilling to supply or expand its levels of service in the future, our operations could be adversely impacted.  Also, to the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions.  System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures.  These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

System failure or interruption or our failure to meet increasing demands on our systems could harm our business.

The success of our product and service offerings will depend on the uninterrupted operation of various systems, secure data centers, and other computer and communication networks that we use or establish.  To the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures.  The deployment of our products, services, systems and operations will also be vulnerable to damage or interruption from:

•	power loss, transmission cable cuts and other telecommunications failures;
•	damage or interruption caused by fire, earthquake and other natural disasters;
•	computer viruses or software defects; and
•	physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of our products and services to users.  These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Our ability to sell our solutions will be dependent on the quality of our technical support and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If we do not effectively assist our customers in deploying our products and services, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that we may not be able to successfully deliver the foregoing, our ability to sell our products and services would be adversely affected, and our reputation with potential customers could be harmed.  In addition, if we expand our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than the English language.  As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products or services in the future.

We will need to recruit and retain additional qualified personnel to successfully grow our business.

Our future success will depend in part on our ability to attract and retain qualified operations, marketing and sales personnel as well as technical personnel.  Inability to attract and retain such personnel could adversely affect our business.  Competition for technical, sales, marketing and executive personnel is intense, particularly in the technology and Internet sectors.  We cannot assure you that we will be able to attract or retain such personnel.

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 Growth of internal operations and business may strain our financial resources.

We may need to significantly expand the scope of our operating and financial systems in order to build our business.  Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	the need for continued development of our financial and information management systems;
•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;
•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and
•	the need to train and manage our employee base.

The addition of products and services and the attention they demand, may also strain our management resources.

We do not expect to pay any dividends for the foreseeable future, which will affect the extent to which our investors realize any future gains on their investment.

We do not anticipate that we will pay any dividends to holders of our convertible preferred and common stock in the foreseeable future.  Accordingly, investors must rely the ability to convert preferred stock to common stock and on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

We previously identified material weaknesses in our internal control over financial reporting, which resulted in a restatement of our previously issued quarterly financial statements during 2014. If our remedial measures were insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain errors and we could be required to further restate our financial results, which could adversely affect our stock price.

In 2015, we concluded that there were material weaknesses in our internal control over financial reporting, as we did not maintain effective controls over the application of accounting principles generally accepted in the United States (“GAAP”) related to revenue recognition for certain non-monetary transactions. Specifically, the members of our management team with the requisite level of accounting knowledge, experience and training commensurate with our financial reporting requirements did not analyze certain accounting transactions at the level of detail required to ensure the proper application of GAAP in certain circumstances. Errors in the application of the accounting principles and errors which impacted revenues recognition were related to our failure to maintain effective internal controls over the accounting for revenue recognition.  Our quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2014 were amended to reflect the restatement of our financial statements for the restated periods and the change in management’s conclusion regarding the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

The Company took steps to remediate the weaknesses described above. Multiple levels of supervision have been implemented and the firm has improved cross reconciliations of internal parties’ actions and approvals. Singular levels of approval, supervision and processing have been eliminated. All contracts are thoroughly reviewed by management and at certain levels require Board approval. The Company no longer engages in non-monetary transactions related to Intellectual Property. All sales transactions are representative of cash contracts in the form of Subscription and Services Agreements. Revenue is recognized by following stringent guidelines which include the appropriate application of journal entries in sales, deferred revenue and accounts receivable in the General Ledger. Revenue is recognized as a portion of the contract term as services are delivered, and deferred revenue is recorded, only upon the receipt of cash. Timing and accounts affected by the respective journal entry are triggered when payment is received and applied to invoices in accounts receivable.

With our quarterly reports on Form 10-Q for the period ended September 30, 2016, our management carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures.  Based on that evaluation, our Principal Executive Officer and Principal Financial Officer have concluded that our disclosure controls and procedures were effective as of September 30, 2016 in accordance with generally accepted accounting principles.

However, the remediation steps may be insufficient to prevent future restatements or delays in financial reporting. Restatements or delays in filing the requisite materials with the SEC could reoccur and may impact our ability to be allowed to trade on various trading platforms. Such limitation may impact the trading price of our shares.

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Risks Related to the Market for Our Common Stock

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our common stock started being listed on the OTCQB and the OTC Bulletin Board effective April 15, 2013 under the symbol “AEYE.” Beginning on April 16, 2015, our common shares were quoted on the OTC Pink marketplace due to our inability to timely file certain documents with the SEC. We resumed trading on the OTCQB effective July 23, 2015.

As a result of this volatility, investors may not be able to sell their common stock.  The market price for our common stock may be influenced by many factors, including, but not limited to:

•	regulatory developments in the United States and any foreign countries where we may operate;
•	the recruitment or departure of key personnel;
•	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
•	market conditions in the industries in which we compete and issuance of new or changed securities;
•	analysts’ reports or recommendations;
•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;
•	the inability to meet the financial estimates of analysts who follow our common stock, if any;
•	the issuance of any additional securities by us;
•	investor perception of us and of the industry in which we compete; and
•	general economic, political and market conditions.

Trading on the OTCQB and OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common shares and make it difficult for our stockholders to resell their shares.

Trading in shares quoted on the OTCQB and OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of shares of our common stock for reasons unrelated to operating performance. Moreover, the OTCQB and OTC Bulletin Board are not stock exchanges, and trading of securities on the OTCQB and OTC Bulletin Board is often more sporadic than the trading of securities listed on exchanges like NASDAQ or NYSE MKT. Accordingly, stockholders may have difficulty reselling shares of our common stock.

A substantial number of shares of our common stock may be sold into the market at any time.  This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Our stock is a penny stock; trading of shares of our common stock may be restricted by the SEC’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our shares.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the shares that are subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common shares.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell shares of our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority, or the FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some brokerage customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy shares of our common stock, which may limit your ability to buy and sell shares of our common stock.

When we issue additional shares in the future, it will likely result in the dilution of our existing stockholders

Our certificate of incorporation authorizes the issuance of up to 250,000,000 shares of common stock with a $0.00001 par value and 10,000,000 preferred shares with a par value of $0.00001, of which 107,458,430 common shares were issued and outstanding as of September 30, 2016 and 160,000 shares of Series A Preferred Stock (convertible into 9,826,776 shares of common stock) were issued and outstanding as of September 30, 2016.  From time to time we may increase the number of shares available for issuance in connection with our equity compensation plans. Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock and may choose to issue some or all of such shares to provide additional financing or acquire more businesses in the future.

Moreover, as of September 30, 2016, we had warrants and options to purchase an aggregate of 89,100,545 shares of our common stock, the exercise of which would further increase the number of outstanding shares.  The issuance of any shares for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans, or otherwise may result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders.

Sales of a substantial number of shares of our common stock into the public market may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. To the extent stockholders sell shares of common stock, the price of our common stock may decrease due to the additional shares of common stock in the market.

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Any significant downward pressure on the price of our common stock as stockholders sell their shares could encourage short sales of our common stock. Any such short sales could place further downward pressure on the price of our common stock.

Risks Relating to Our Charter Documents and Capital Structure

We are close to being controlled by a small number of “insider” stockholders.

As of September 22, 2016 our directors, executive officers and other beneficial owners, beneficially own 119,559,419 common shares including warrants and options which is approximately 111.30% of our outstanding 107,416,764 common shares. The holdings of our directors, executive officers and other affiliated owners represent 49.94% on a fully diluted basis. Accordingly, through their collective ownership of our outstanding common stock, if they act together, will be close to controlling the voting of our shares at all meetings of stockholders and, because the common stock does not have cumulative voting rights, will determine the outcome of the election of all of our directors and determining corporate and stockholder action on other matters.

Provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in our certificate of incorporation and bylaws, as well as statutes, may have the effect of delaying, deterring or preventing a change in control.  These provisions, including those providing for the possible issuance of shares of our preferred stock, which may be divided into series and with the preferences, limitations and relative rights to be determined by our board of directors, and the right of the board of directors to amend the bylaws, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of shares of our common stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest.  These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

Delaware law may delay or prevent takeover attempts by third parties and therefore inhibit our stockholders from realizing a premium on their stock.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. This section prevents any stockholder who owns 15% or more of our outstanding common stock from engaging in certain business combinations with us for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from our board of directors or the holders of 66 2/3% of our outstanding common stock (excluding the shares of our common stock owned by the 15% or more stockholder).  Our board of directors can use these and other provisions to discourage, delay or prevent a change in the control of our company or a change in our management.  Any delay or prevention of a change of control transaction or a change in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.  These provisions could also limit the price that investors might be willing to pay for shares of our common stock.

Failure to manage growth effectively could adversely affect our business, results of operations and financial condition.

The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future, or effectively manage any other change.

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 The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, and permit indemnification of our directors and officers to the extent provided by Delaware law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders, including shares issuable upon the exercise of Warrants by the Selling Stockholders. We will not receive any of the proceeds from the sale of these shares.

We may receive proceeds upon the exercise of the Warrants, which, if all such Warrants are exercised in full and in cash, would be $5,270,210. The Selling Stockholders are under no obligation to exercise the Warrants. We intend to use all proceeds from exercise of the Warrants for working capital and other general corporate purposes. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities to Be Registered.”

BUSINESS

Overview

AudioEye is a marketplace leader providing web accessibility solutions for our clients’ customers through our Ally Platform Products. Our technology advances accessibility with patented technology solutions that reduce barriers, expand access for individuals with disabilities, and enhance the user experience for a broader audience of users. When implemented, we believe that our solutions offer businesses the opportunity to reach more customers, improve brand image, and build additional brand loyalty.  In addition, our solutions help organizations comply with internationally accepted Web Content Accessibility Guidelines (WCAG) as well as U.S., Canadian, Australian, and United Kingdom accessibility laws.

We generate revenues through the sale of subscriptions of our SaaS technology platform, called the AudioEye Ally Platform, to website owners, publishers, developers, and operators and through the delivery of managed services combined with the implementation of the AudioEye solution. Our solutions have been adopted by some of the largest and most influential companies in the world. Our customers span disparate industries and target market verticals, which encompass (but are not limited to) the following categories: human resources, finance, transportation, media, and education. Government agencies have also integrated our software in their digital platforms.

Intellectual Property

Our technology development was initiated at the University of Arizona Science & Technology Park in Tucson, Arizona. In 2006, we received technology development venture funding from the Maryland Technology Development Corporation (TEDCO), which contributed to the development of our platform strategy. Beginning in 2009, we engaged in a multi-year technology development program with the Eller College of Management’s Department of Management Information Systems at the University of Arizona.  In connection with our proprietary technology, our company has been issued a number of U.S. patents in two distinct patent families.  Today, an experienced team of in-house engineers, designers, and developers in our Atlanta, GA, and Tucson, AZ, offices develop the Company’s technology and software and are actively engaged in the expansion of the AudioEye IP Portfolio.

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Our intellectual property is primarily comprised of trade secrets, trademarks, issued and pending patents, copyrights and technological innovation. We have a patent portfolio comprised of six patents issued in the United States, we have received a notice of allowance from the U.S. Patent and Trademark Office for a seventh patent, and we have several additional patents that are either pending or are being prepared for filing in the United States and internationally.2

 Our current patented invention relates to a server-side method and apparatus that enables users to audibly navigate websites and hear high-quality streaming audio narration and descriptions of websites.  This patented invention involves creating an audio-enabled web experience by utilizing voice talent and automated text-to-speech conversion methods to read and describe web content. It involves the creation of audio files for each section within a website, and then assigning a hierarchy and navigation system in line with the website design.  To implement the system, a script is installed across the pages of the website and, when loaded, it plays an audible tone upon a user’s visit indicating that the website is enhanced with our proprietary technology.  Upon hearing the tone, a user presses a key on the keyboard to enter the audible website.  Audible narration is played through the user’s computer, reading text and describing non-text information, such as images.  The narration includes menus for navigating the site which have a hierarchy in line that of the original website.  Users navigate the website menus and move from webpage to webpage by making keystrokes or using a mouse.

Our current portfolio has established a foundation for building unique technology solutions that contribute to the way in which we differentiate ourselves from other competitors in the B2B Web Accessibility marketplace. We plan to continue to invest in research and development, and expand our portfolio of proprietary intellectual property.

Business Plan and Strategy

Leveraging our own patented and patent pending Ally Platform product suite, we provide cloud-based, enterprise-grade technology solutions, as well as managed services to fully implement our solution and provision our clients’ sites to conform with web accessibility best practices. Our technology and professional service offerings may be purchased through a subscription for either a one year or multi-year term. Functionally, the business is organized into Technology, Operations and Customer Support, Sales and Marketing, and Intellectual Property Development.  Intellectual Property Development is tasked with the development of new leading edge intellectual property.

Through the sale of managed and self-service contracts, our business model is to sell Business to Business and to secure revenue from multiple business channels, including (but not limited to): corporate website owners, publishers, developers, and operators, federal, state and local governments, educational institutions and e-learning websites, and not-for-profit organizations.

In what Forrester has called the “age of the customer”, we believe that, by adopting our solutions, our customers gain a competitive advantage by ensuring a superior digital experience for all of their customers, in particular for persons with diverse abilities. Some of the many leading advantages of our solution, include:

1.	Maintaining a mission of inclusion and accessibility for the 5%-10% of the population with a disability or physical limitation who are denied full access to online digital content.
2.	Increasing the client return on investment by improving market penetration, brand reputation and brand loyalty.
3.	Ensuring conformance with WCAG 2.0 Level AA success criteria.
4.	Deploying a cost effective and reliable solution that is scalable with rapid deployment and little to no project management.
5.	Consistently providing an enhanced customer experience for our client customers by providing access to innovative and universally designed technology solutions.
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Our primary objective is to establish and maintain a long standing relationship with our customers, as a trusted and relied upon provider of web accessibility technology and service. The key tenants of this strategy, include:

1.	Continually innovating and strengthening the capabilities of our solution offering to attract new customers and entice existing customers to expand their level of service.
2.	Providing industry-leading analytics and site analysis reports that demonstrate a clear Return on Investment.
3.	Maintaining a consistent record of low customer attrition through ongoing subscription renewals.
4.	Expanding customer adoption across different target market vertical and leveraging strong customer relationships to establish a significant portfolio of clients within each vertical.
5.	Establishing a global client-base that demonstrates a clear and high level of value within the context of disparate international laws and regulations surrounding the issue of web accessibility and best practices.
6.	Leveraging our board of directors and advisory board members to shorten sales cycles and to gain support and buy-in from C-level executives.
7.	Investing in a long-term patent protection strategy to ensure industry leading technological innovations are protected.
8.	Leading the dialogue and establishing our voice as technology leaders as it pertains to industry related topics, news, developments and events.

Product Service Offerings

We offer a diversified portfolio of service offerings that are broken into two broad business categories subscription of our web accessibility technology platform and managed services.

Our web accessibility technology platform (The AudioEye Ally Platform) consists of the AudioEye Developer Portal and the Ally+ Product, which are offered as an Internet Cloud SaaS subscription service. AudioEye offers three (3) distinct Web Accessibility solution offerings: Developer Portal, AudioEye Ally+ Standard Package, and the AudioEye Ally+ Premium Package.

The AudioEye Developer Portal empowers web developers to improve their website using the most current, innovative, and industry-leading tools. Primarily, the Developer Portal is a self-service solution for clients who want to own the accessibility process from beginning to end and puts the power of accessibility issue tracking, auditing and remediation in the hands of developers to improve the usability and accessibility of their web infrastructure. Customers leveraging the Developer Portal have the option of embedding the AudioEye JavaScript into the front-end of their website, allowing them to not only get the benefits of auto-fixes that improve the usability and compliance level of their site, but it also allows them to manage the remediation process in a controlled environment that serves as an important resource for ongoing site auditing and issue tracking. At the same time, for organizations that are developing for accessibility, this robust site evaluation tool provides detailed information to help developers and designers fully understand the identified issues as well as the different WCAG 2.0 best-practices that may be implemented in order to improve their website through changes implemented at the source.

For organizations looking to offload the accessibility process, the Ally+ Standard Package allows AudioEye Accessibility Engineers and AT Usability Testers to do all the heavy lifting in order to achieve accessibility and compliance for our clients. This unique offering leverages a balance of system and engineer generated remediation techniques to programmatically fix website problems that inhibit full access to our clients electronic information technologies. By providing our customers with full access to the Developer Portal and working with them on a long-term basis to provide automated and manual testing in order to fully understand the issues of accessibility and how to develop with web accessibility in mind, AudioEye is able to reduce the burden on IT resources, leaving only limited work for finite client resources. In conjunction with the implementation of the AudioEye JavaScript, AudioEye makes available the option to publish the Ally+ Toolbar, which includes the Help Desk and Certification Statement. The Help Desk provides support for end users who have issues accessing content, while the Certification Statement outlines our client’s commitment to providing an accessible and usable website experience for individuals with disabilities. As part of the Ally+ Service, AudioEye makes available detailed reporting that provide the client with the results of remediation efforts.

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The AudioEye Ally+ Premium Package goes a significant step further. In addition to providing our clients with all the benefits that coincide with the Ally+ Standard Package, the Ally+ Premium solution expands the capabilities of the Ally+ Toolbar to include easy-to-use, cloud-based assistive tools that allow our clients to enhance the customer experience for those looking to customize the way in which they engage with the web browser. The Ally+ patent-protected AT-in-the-Cloud solution provides our clients’ site visitors with the opportunity to thoroughly engage and interact with our clients’ websites in a more engaging and fully customizable way, regardless of their device type, language preference, or preferred method of access.

From the Ally+ Toolbar, users may engage the Player utility that mirrors the features and functions of traditional screen reader software, allowing the user to engage with the web environment by using their keyboard (instead of a mouse) and listening to content instead of reading. Further, the built-in Reader utility allows users to enlarge the viewport, increase font sizes, change color contrast, highlight text as it is being read aloud, reduce clutter and distracting content, simplify and normalize the user interface (including complex site menus) and other features intended to optimize the user experience for addressing specific use cases. Lastly, in the first half of 2016, AudioEye released the first iteration of its Voice utility, which allows site visitors to command the website user experience using basic and standardized verbal commands. The free assistive tools made available within websites enabled with the AudioEye solution have benefits for all site visitors, but, in particular, aging populations and individuals who have vision, hearing, motor and intellectual disabilities, including those who are color blind, dyslexic, learning to read, and looking to maintain focus, or multi-task. The AudioEye Ally+ Premium Package has a variable component that requires premium pricing. Customers adopting this service also receive quarterly reports detailing usage analytics.

As an additional revenue center, AudioEye provides Managed Services that support the SaaS model infrastructure. When clients adopt the Developer Portal as a self-service tool, AudioEye markets and sells managed services that include the following: Product Support, Accessibility Training from accessibility engineers & subject matter experts, Manual Assistive Technology Usability Testing, and other ad hoc services such as Video Transcription & Captioning, Manual Document Remediation (PDFs, et al), Audio Description Authoring, Accessibility Help Desk, and more. These same services are also provided to those customers adopting the Ally+ Managed Service solution and go beyond the inherent managed services that coincide with the implementation of website remediation, the provision of the Ally+ Player, Reader, and Voice utilities, and, ultimately, the certification of our clients’ web infrastructure.

Customers

Our potential customer base includes a broad range of private and public sector customers, in particular:

•	Corporate enterprise;
•	Federal, state and local governments and agencies; and
•	Not-for-profit organizations

If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited. The Company had two major customers including their affiliates which generated approximately 58% (56.3% and 1.7%) and 87% (77% and 10%) of its revenue in the fiscal years ended December 31, 2015 and 2014, respectively.

Corporate Enterprise

Our management believes that corporate enterprise is a large market for the Company’s products and services. Management believes that the AudioEye Ally+ Premium product provides a business advantage for our clients by enabling them to better reach the large population of customers who are not able to gain equal access to our clients’ content, products and services delivered via their websites.

Title III of the Americans with Disabilities Act was enacted to help eliminate barriers to access. Just as building owners must implement physical accommodations to remove any physical barrier to access, transportation, or communication, website owners must adhere to Web Accessibility best practices in order to ensure barrier-free access to their websites and online materials. Over time, a website owner must maintain and prove their implementation of those techniques, such as those outlined within the globally recognized Web Content Accessibility Guidelines (WCAG) 2.0. Overall, there are over 6 million business (666,000 public and private employers) that must comply with ADA laws (source: http://www.ada.gov/pubs/mythfct.txt).

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Internet technologies have the potential to give persons with disabilities the means to live on a more equitable basis within the global community in a manner that previously was not possible. Our management believes that there is significant market opportunity for our services as most websites are developed with the assumption that users can visually see the site. According to a study commissioned by Microsoft, conducted by Forrester Research, Inc., 22% (37.2 million) of working-age adults are very likely to benefit from the use of accessible technology due to severe difficulties and impairments (source: http://www.microsoft.com/enable/research/phase2.aspx). Persons with disabilities form the world’s largest minority according to the United Nations. One billion people are estimated by the World Health Organization to have a disability. According to a 2012 report from the United States Census Bureau, the overall percentage of people with a disability in the U.S. was 12.1% (source: http://www.disabilitystatistics.org/reports/2012/English/HTML/report2012.cfm).

Equally significant to this analysis of market size are the studies surrounding the market influence of this demographic. Consumers are good to businesses that do good and through cause-related marketing strategies, there exists a non-trivial business opportunity. The disability market represents an annual disposable income of $1 trillion—and $544 billion in the U.S. alone. When you include friends and family, this adds another 2.3 billion people who control an incremental $6.9 trillion in annual disposable income (source: Fifth Quadrant Analytics – The Global Economics of Disability Report - http://returnondisability.com/disability-market/). “When the global population reached 7 billion in 2012, 562 million (or 8.0 percent) were aged 65 and over. In 2015, 3 years later, the older population rose by 55 million. The next 10 years will witness an increase of about 236 million people aged 65 and older throughout the world” (Source: U.S. Census Bureau - An Aging World: 2015: International Population Reports - https://www.census.gov/content/dam/Census/library/publications/2016/demo/p95-16-1.pdf). This market is likely to have significant disposable income and retirement investments.

Government and Not-for-Profit Organizations Market

Federal and state laws require that the information and services made available across government agency websites meet the diverse and unique needs of all site visitors. Conforming to Web Accessibility best practices and guidelines helps ensure public access to government information and improves the value of agency investment in their websites and online services.

The Rehabilitation Act of 1973 requires that individuals with disabilities, who are members of the public seeking information or services from a federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities. The federal government also requires vendors selling to the government to be compliant under Section 508 of the Rehabilitation Act of 1973, unless covered by a provable exception. Canada and the European Union have similar requirements.

Seniors and print-impaired individuals need the Internet’s critical access to fundamental state, local and federal government services and information such as tax forms, social programs, emergency services and legislative representatives. In addition, the roughly 120,000 federal employees with disabilities require Internet accessibility for workplace productivity. The AudioEye Reader in the cloud provides an intuitive Internet experience across all Internet-enabled devices without imposing any additional costs on end users. For government site administrators, our developer tools are designed to be user-friendly so that sites can be made accessible and maintained as part of any web management process.

In October 2010, Congress passed - and the President signed into law - the Twenty-First Century Communication and Video Accessibility Act of 2010, which mandates that all government websites (city, state and federal) be compliant and provide accessibility to persons with disabilities. Since this time, a growing number of legal mandates point to the WCAG 2.0 standard – sources range from the Department of Justice (DOJ), the U.S. Access Board, and the Office of Civil Rights (OCR). The Company can help alleviate the risk that comes with non-conformance to these accepted guidelines and principles. Over 100 governments have signed and ratified the UN Convention on the Rights of Persons with Disabilities. The Company’s certification seal demonstrates a website owner’s commitment to meeting internationally accepted accessibility standards (limited exclusions apply). As a result, our management believes that providing accessibility services for website owners and developers has become a significant market opportunity in view of the potential demand for our patented solutions.

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The AudioEye solution provides a unique approach to solving a pervasive issue that has inhibited government agencies from embracing efficiencies gained through adopting new cost-effective technological capabilities. More and more federal agencies are beginning to embrace cloud-based service offerings and leveraging the capabilities afforded through the adoption of third-party cloud-based service providers. In many cases, when deployed, a deep understanding of the level of adherence to accessibility is overlooked or, in other cases, lack of adherence to accessibility restricts the federal agency from, ultimately, implementing the third-party solution. This hindrance is problematic for agencies that are striving to move their organizations ahead and keeping pace with the many benefits that come with integrating enterprise-level software solutions. Implementing the AudioEye solution allows federal, state, and local governments to provide constituents with a reliable, scalable, and fully accessible web environment. By pairing the AudioEye Solution with other disparate SaaS offerings, organizations can more readily comply with ADA standards. Implementing AudioEye mitigates risk of non-conformance and goes beyond basic levels of compliance through the inclusion of free cloud-based assistive tools, which lives up to the spirit of ADA - a noble and necessary aspiration for all federal and state government agencies.

Our solutions are sold by our direct sales team and through strategic partnerships and resellers. This strategy enables us to address all of the broad markets covered by our technology and allows for a depth and market penetration that we could never approach on our own.

Our management believes that the government market imposes certain barriers to entry to new potential entrants. However, our management believes that the potential for recurring revenue generation, the data value appreciation that occurs over time, and low turnover upon establishment of government business all contribute to ideal long term conditions that make this a good market for us to conduct direct sales.

The federal government boasts nearly 2,000 top-level .gov domains and 24,000 websites of varying purpose, design, navigation, usability and accessibility. Including the 50 states and all local government websites, there are over 600,000 government websites in the United States.

Potential additional market segments of focus include, but are not limited to:

•	Finance & Banking Institutions
•	Public & Private Transportation Companies
•	Air Carriers (as a result of the Air Carrier Access Act – ACAA - recently updated by the United States Department of Transportation)
•	Educational Institutions (as a results of frequent and recent settlement agreements involving and structured by the Department of Justice)
•	SaaS Providers

Marketing and Sales

In addition to direct sales with industry specialization and geographical diversification, we use strategic business development referral partners, who maintain a long standing successful track record in securing introductions with C-level executives and key stakeholders that directly influence the buying decision of our technology and services. As a proven means of breaking down barriers to entry and shortening sales cycles, these strategic relationships contribute to the success of our sales operation. Conveying the return on investment of our technology to our prospective clients is critical as a differentiator in our space. Success in all these efforts is not only critical in order to meet our sales objectives, but they also raise market awareness of the Company’s products and brand.

In addition, the Company attends selected accessibility and industry trade conferences, maintains memberships with key, industry-specific organizations, serves as subject matter experts within well-attended panels covering industry-related topics, leverages paid SEO for those looking online to learn about or purchase accessibility products or services, and a variety of other conventional marketing and social marketing techniques.

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Competition

Our management believes that the Company’s technology and solutions will primarily compete against the following:

1.	Web Accessibility Assessment Technology Providers. There are a small number of Web Accessibility audit and tracking platform providers but we do not believe their technology solutions offer the specific functionality offered through the AudioEye Developer Portal. Furthermore, their solutions are currently more standalone in that they are not combined with a cloud-based tool with a full suite of comparable assistive tools for end-users.

2.	Web Accessibility Remediation Technology Providers. Currently, other technology provider(s) that utilize technology to apply compliance remediation through a server-side technology do not pair their solution with a full suite of assistive tools for end-users and is, therefore, limited in its capacity to provide a fully inclusive user experience for the customers adopting the technology.

3.	Web Accessibility Consulting Service Providers. There is a substantial number of consulting service providers in the Web Accessibility industry. Each generally provides an analysis of the various compliance issues associated with their client’s websites. They ultimately provide resources and assistance in applying fixes and changes at the source. While we provide these services, we also provide tools that empower a fully managed service, as well as tools that empower self-directed developers to fix issues without requiring source-code remediation.

4.	Cloud-Based Assistive Technology Providers. There are other cloud-based assistive technology providers. However, they do not offer a screen-reader-like experience with mouse-less navigation and do not offer a solution with compliance detection and remediation for users of existing, native assistive technologies, such as screen readers. The Company’s patent portfolio should also help preclude competitors from competing as it pertains to this specific category.

Competitive Strengths

Our management believes the following competitive strengths will enable our success in the marketplace:

•	Unique combination of technology and specialized managed service. Our management believes, unlike any other company in the marketplace, AudioEye has addressed the problem of Web Accessibility, holistically, and has uniquely positioned itself to provide a combination of leading edge technology and high-quality specialized managed service. Our one-of-a-kind, combined solution empowers our clients to ensure the highest level of access and usability across their digital infrastructure, while reducing burden on finite IT resources, which leads to cost-savings and reduced time-to-market. Our management believes that the AudioEye solution allows our customers to focus not only on achieving compliance, but also enables a tangible and non-trivial return on investment – a true competitive advantage. This return on investment is derived from opening up access to the 5%-10% of the population with a disability or physical limitation. This has allowed our clients to reach more customers, improve brand image, and build additional brand loyalty from their customers in a competitive manner.

•	Unique patented technology. First and foremost, AudioEye builds all its products with the primary goal of enhancing the user experience, in every way possible, regardless of the end-user’s individual disability or physical limitation. AudioEye is a marketplace technology leader providing unparalleled Web Accessibility solutions for our clients’ customers through our Ally Platform Products. We own a unique patent portfolio comprised of six issued patents in the United States, we have received a notice of allowance from the U.S. Patent and Trademark Office for a seventh patent, and have additional U.S. patents pending. Our portfolio includes patents and pending patent applications in the United States with over 60 issued claims. Our current portfolio has established a foundation for building unique technology solutions that contribute to the way in which we differentiate ourselves from other competitors in the B2B Web Accessibility marketplace. We are actively pursuing the expansion of this portfolio to include a broad range of pertinent and novel concepts that AudioEye has employed (or is in the process of employing) for our growing client list. In this continued pursuit of expanding the capabilities of our technology and meeting the demands of our customers, AudioEye is committed to growing its IP portfolio.

•	Highly experienced inventors, technologists and product development team. Our team is comprised of experienced software, e-commerce, mobile marketing and Internet broadcasting developers and technologists that have worked together for over fifteen years. During their careers, this team has developed several technologies programs for Fortune 500 organizations; federal, state and local governments in the United States, and several leading organizations across the global marketplace.

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Patent and Trademark Rights

We have a portfolio comprised of six approved patents in the United States, we have received a notice of allowance from the U.S. Patent and Trademark Office for a seventh patent, and we have several additional patents that are either pending or are being prepared for filing.

The following is a list of our patents, both issued and pending.  The patents have been extended and cover a period from 2002 through 2026.

No.	I.D.	Status	Title

1	US7966184	Issued	System and method for audible website navigation

2	US7653544	Issued	Method and apparatus for website navigation by the visually impaired

3	US8260616	Issued	System and method for audio content generation

4	US8046229	Issued	Method and apparatus for website navigation by the visually impaired

5	US8296150	Issued	System and method for audio content navigation

6	US8589169	Issued	System and method for creating audio files

7	13/483758	Notice of Allowance	System and method for generating audio content

8	13/280184	Pending	System and method for audio content management

9	14/055366	Pending	System and method for communicating audio files

10	15/074818	Pending	Modular Systems For Selectively Enabling Cloud-Based Assistive Technologies

We have also registered the following trademarks with the U.S. Patent and Trademark Office:

•	AUDIO INTERNET - U.S. Trademark Application Serial No. 85/396,756

•	AUDIOEYE - U.S. Trademark Application Serial No. 85/676,991

•	WHAT ACCESSIBILITY SHOULD BE - U.S. Trademark Application Serial No. 86/413,160

•	EQUAL ACCESS FOR ALL - U.S. Trademark Application Serial No. 86/413,196
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 Government Regulation

Government regulation in the United States that affects the market and commercial potential for our products and services includes the Rehabilitation Act of 1973, the American with Disabilities Act of 1990, Section 508 of the Rehabilitation Act, Section 504 of the Rehabilitation Act, the Twenty-First Century Communications and Video Accessibility Act of 2010 (CVAA), the Air Carrier Accessibility Act (ACAA), and various State Laws.

The Rehabilitation Act of 1973 requires that individuals with disabilities, who are members of the public seeking information or services from a federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities.  The federal government also requires vendors selling to the government be compliant under Section 508 of the Rehabilitation Act of 1973, unless covered by a provable exception.  Canada and the European Union have similar requirements.

The Americans with Disabilities Act of 1990 (ADA) was passed to ensure equal opportunity for people with disabilities. It applies to employment, transportation, state and local government services, and businesses that provide public accommodations or facilities.

Title II and Title III of the ADA prevent discrimination on the basis of disability in services, programs, and activities provided by public entities (Title II) and private entities considered to be places of public accommodation (Title III). The Department of Justice (DOJ) issues regulations implementing those mandates, and is currently in the process of formulating rules regarding the accessibility of websites and mobile applications. The DOJ has divided its rulemaking into two efforts: the first will provide guidance to state and local entities to comply with Title II, and the second will establish rules for private entities to comply with Title III. The DOJ has delayed issuing those rulemakings several times; recent predictions suggest that the DOJ will issue the proposed rules in 2018. The DOJ has released abstract summaries for both rulemakings.

Learn more at www.ada.gov

Section 508 of the Rehabilitation Act Requires that federal agencies’ electronic and information technology is accessible to people with disabilities, including employees and the public.

The U.S. Government Access Board is expected to update the requirements to Section 508 compliance standards, commonly referred to as the “Section 508 Refresh,” further formalizing the mandate to adhere to specific web accessibility best practices, namely those outlined under the Web Content Accessibility Guidelines (WCAG), the international standards for web accessibility. Already, a growing number of legal mandates and recent settlements point to the WCAG 2.0 standards as well as making it a requirement to hire third-party Accessibility Subject Matter Experts to maintain an accessibility audit and provide certification – sources range from the Department of Justice (DOJ), the U.S. Access Board, and the Office of Civil Rights (OCR).

For more information, visit www.section508.gov

Section 504 of the Rehabilitation Act entitles individuals with disabilities to equal access to any program or activity that receives federal subsidy – this includes Web-based communications for educational institutions and government agencies.

In October 2010, Congress passed - and the President signed into law - the Twenty-First Century Communications and Video Accessibility Act of 2010 to update existing federal laws requiring communications and video programming accessibility and to fill in any current gaps in accessibility so as to ensure the full inclusion of people with disabilities in all aspects of daily living through accessible, affordable and usable communication and video programming technologies.

Per the Department of Transportation, The Air Carrier Access Act (ACAA, 49 U.S.C. 41705) prohibits discrimination by U.S. and foreign air carriers on the basis of physical or mental disability. The Department of Transportation, in interpreting and implementing the ACAA, has issued a rule setting forth the standards of service which air carriers are expected to provide to disabled individuals.

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Beyond the federal level, many states have enacted accessibility laws and, going further, internationally, over 100 Governments have signed and ratified the UN Convention on the Rights of Persons with Disabilities.

Given the many government regulations in place and/or in process, actions must be taken in order for businesses to comply with best practices and international standards. This presents a significant business opportunity as more pressure is being put on businesses and organizations to improve the accessibility of their web environments. In addition, from a risk mitigation standpoint, it is best if they consistently and reliably track and demonstrate their level of conformance to these internationally recognized standards over time, the Web Content Accessibility Guidelines (WCAG) 2.0).

Employees

As of November 29, 2016, we had 25 full-time employees. None of our employees are subject to a collective bargaining agreement and we believe that relations with our employees are very good.

Description of Property

Our principal executive offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, consisting of approximately 2,362 square feet as of December 31, 2015. The Company’s principal executive office is leased for an aggregate amount of $4,724 per month. We also have offices in Atlanta at 1855 Piedmont Road, Suite 200, Marietta, Georgia leased for an aggregate of $2,763 per month as of December 31, 2015. The Company’s total rent expense was approximately $314,485 and $302,230 under office leases for the years ended December 31, 2015 and 2014, respectively. During 2015, offices located in New York were sublet, resulting in a savings of $21,135 per month. We closed the office in Washington D.C., saving $1,280 per month and the Principal Executive office was relocated and downsized with a monthly reduction in rent of $7,146. Beginning November 1, 2015, we subleased an office from a company controlled by our Executive Chairman in Scottsdale, AZ for $500 per month.

We believe our current premises are adequate for our current operations although we may require additional premises in the foreseeable future.

Legal Proceedings

In April 2015, two shareholder class action lawsuits were filed against us and former officers Nathaniel Bradley and Edward O’Donnell in the U.S. District Court for the District of Arizona. The plaintiffs allege various causes of action against the defendants arising from our announcement that our previously issued financial results for the first three quarters of 2014 and the guidance for the fourth quarter of 2014 and the full year of 2014 could no longer be relied upon.  The complaints sought among other relief, compensatory damages and plaintiff’s counsel’s fees and experts’ fees. The Court appointed a lead plaintiff and lead counsel, and consolidated the actions. A consolidated amended complaint was filed under the caption In re AudioEye, Inc. Sec. Litigation. The Company and individual defendants filed a motion to dismiss.

On July 25, 2016, in connection with a voluntary mediation, the parties reached an agreement in principle to settle the consolidated actions. The settlement agreement is subject to definitive documentation, shareholder notice, and court approval. The terms of the agreement include a settlement payment to the class of $1,525,000 from the Company’s insurer, with no admission of liability by any party. In 2015, the Company paid a deductible under its D&O insurance policy in the amount of $100,000 regarding this matter.

On May 16, 2016, a shareholder derivative complaint entitled LiPo Ching, Derivatively and on Behalf of AudioEye, Inc., v. Bradley, et al., was filed in the United States District Court for the District of Arizona. As a derivative complaint, the shareholder is purported to act on behalf of the Company against certain of the Company's current and former officers and directors. The Company is named as a nominal defendant. The complaint asserts causes of action including breach of fiduciary duty and others, arising from the Company’s restatement of its financial results for the first three quarters of 2014. The complaint seeks, among other relief, compensatory damages, restitution and attorneys’ fees. Under the bylaws of the Company, the directors and officers (both former and current) are indemnified in connection with such action as long as they have “acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Corporation.” None of the defendants have responded to the complaint and no discovery has occurred. The Company understands that the individual defendants intend to vigorously defend the lawsuit. On November 4, 2016, Plaintiff voluntarily dismissed the action without prejudice. While the Company believes that its legal defense costs may be reimbursed by the Company’s insurance carrier, no reasonable estimate of the outcome of the litigation, the related legal fees, or the impact on the financial results of the Company can be made as of the date of this prospectus.

 On July 26, 2016, a shareholder derivative complaint entitled Denese M. Hebert, derivatively on Behalf of Nominal Defendant AudioEye, Inc., v. Bradley, et al., was filed in the State of Arizona Superior Court for Pima County. The complaint generally asserts causes of action related to the Company’s restatement of its financial statements for the first three fiscal quarters of 2014.  As a derivative complaint, the plaintiff-shareholder purports to act on behalf of us against certain of our current and former officers and directors (the “Named Individuals”). We are named as a nominal defendant. We understand that the Named Individuals intend to vigorously defend the lawsuit. While we believe that its legal defense costs may be reimbursed by our insurance carrier, no reasonable estimate of the outcome of the litigation, the related legal fees, or the impact on the financial results of the Company can be made as of the date of this statement.

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We may become involved in various other routine disputes and allegations incidental to our business operations. While it is not possible to determine the ultimate disposition of these matters, our management believes that the resolution of any such matters, should they arise, is not likely to have a material adverse effect on our financial position or results of operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock Information

Our common stock started being listed on the OTCQB and the OTC Bulletin Board effective April 15, 2013 under the symbol "AEYE." The following table sets forth the high and low sale prices of our common stock on the OTCQB for the periods indicated:

	High	Low
Quarter ended June 30, 2015	$0.40	$0.14
Quarter ended September 30, 2015	$0.14	$0.04
Quarter ended December 31, 2015	$0.06	$0.03
Quarter ended March 31, 2016	$0.20	$0.03
Quarter ended June 30, 2016	$0.21	$0.13
Quarter ended September 30, 2016	$0.18	$0.07

As of November 29, 2016, we had approximately 255 stockholders of record and a greater number of beneficial holders for whom shares are held in a "nominee" or "street" name.

The transfer agent of our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209, telephone number: (303) 282-4800.

Dividend Policy

In April 2015, the company issued 175,000 shares of Series A Preferred Stock with cumulative 5% dividend rights payable when declared by the Board of Directors of the company.

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Dividends to preferred shareholders take precedence over any dividends to common shareholders. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. We have not declared or paid any dividends to preferred or common since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Securities Authorized for Issuance Under Equity Compensation Plans

On December 19, 2012, we adopted the AudioEye, Inc. 2012 Incentive Compensation Plan (the "2012 Plan") pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 5,000,000 shares of common stock to our employees, officers, directors and consultants. On August 20, 2013, we adopted the AudioEye, Inc. 2013 Incentive Compensation Plan (the "2013 Plan") pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 5,000,000 shares of our common stock to our employees, officers, directors and consultants. On January 27, 2014, we adopted the AudioEye, Inc. 2014 Incentive Compensation Plan (the "2014 Plan") pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 5,000,000 shares of our common stock to our employees, officers, directors and consultants. On September 5, 2014, we adopted the AudioEye, Inc. 2015 Incentive Compensation Plan (the "2015 Plan") pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 5,000,000 shares of our common stock to our employees, officers, directors and consultants. Approximately 1,158,170 shares are still available for issuance under the 2012 Plan, 875,000 shares under the 2013 Plan, 422,724 shares under the 2014 Plan, 1,365,461 shares under the 2015 Plan as of September 30, 2016. On December 5, 2015, we adopted the AudioEye, Inc. 2016 Incentive Compensation Plan (the "2016 Plan") pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 10,000,000 shares of common stock to our employees, officers, directors and consultants. On July 7, 2016, we amended the AudioEye, Inc. 2016 Incentive Compensation Plan (the "2016 Plan as Amended", and together with the 2015 Plan, 2014 Plan, 2013 Plan and the 2012 Plan, the “Plans”) pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 15,000,000 shares of common stock to our employees, officers, directors and consultants. The AudioEye, Inc. 2016 Incentive Compensation Plan has been approved by the majority of shareholders. Approximately 2,950,000 shares are still available for issuance under the 2016 Plan as Amended as of September 30, 2016. The purpose of the Plans is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. The following summary of the Plans is qualified in its entirety by the specific language of the Plans.

The Plans are administered by our board of directors. The following table provides information with respect to outstanding options as of September 30, 2016 pursuant to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Below is a table summarizing our outstanding options as of September 30, 2016 and December 31, 2015:

					Intrinsic
			Wtd Avg.		Value of
	Number of	Wtd Avg.	Remaining		Exercisable
	Options	Exercise Price	Term	Exercisable	Options
Outstanding at December 31, 2015	14,759,914	$0.30	3.61	8,374,294	$—

Granted	10,756,090	0.03	4.91		—
Forfeited	(510,500)	0.78			—

Outstanding at September 30, 2016	25,005,504	$0.20	3.52	13,177,211	$417,857

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MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated audited financial statements and related notes for the years ended December 31, 2015 and 2014 and our consolidated unaudited financial statements and the related notes for the nine months ended September 30, 2016 and 2015 that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this prospectus.

Result of Operations

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles. The discussion of the results of our operations compares the year ended December 31, 2015 with the year ended December 31, 2014, three months ended September 30, 2016 with the three months ended September 30, 2015 and the nine months ended September 30, 2016 with the nine months ended September 30, 2015, and is not necessarily indicative of the results which may be expected for any subsequent periods. Our prospects should be considered in light of the risks, expenses and difficulties described in the “Risk Factors” section of this prospectus beginning on page 10 and those encountered by companies in similar positions. We may not be successful in addressing these risks and difficulties.

Comparative for the Years ended December 31, 2015 and December 31, 2014

	Year Ended December 31,
Results of Operations	2015	2014
Revenue	$338,863	$516,807
Revenue from related party	-	6,500
Total revenues	338,863	523,307
Cost of sales	1,224,652	1,197,936
Gross loss	(885,789)	(674,629)
Selling and marketing expenses	834,440	1,537,732
Research and development expenses	375,817	610,329
General and administrative expenses	4,683,702	6,455,327
Amortization and depreciation	534,220	416,009
Operating (loss)	(7,313,968)	(9,694,026)
Other Income (Expense)	3,814	-
Realized gain (loss) on marketable securities	-	-
Unrealized loss on investments	(10,200)	(10,200)
Unrealized gain (loss) on derivative liabilities	187,932	-
Loss on conversion of accounts receivable	-	(36,000)
to marketable securities
Interest expense	(76,723)	(10,587)
Net (loss)	$(7,209,145)	$(9,750,813)
Deemed dividend on Series A Convertible preferred stock	(594,641)	-
Dividend on Series A Convertible preferred stock	(58,733)	-
Net loss attributable to common stockholders	$(7,862,519)	$(9,750,813)
Net (loss) per weighted average common	$(0.10)	$(0.16)

In 2015, our net loss decreased to $(7,209,145) from $(9,750,813) in 2014, primarily as a result of the following:

Revenue

For the years ended December 31, 2015 and 2014, revenue in the amount of $338,863 and $516,807, respectively, consisted primarily of various levels of core product sales, software development, website design and maintenance. Revenues decreased due to decreased demand for our services from our largest customer and as a result of fundamental change in the business model. The company has transitioned primarily to a SaaS provider. Additionally, for the years ended December 31, 2015 and 2014, revenue from related party in the amount of $-0- and $6,500.00, respectively, consisted primarily of various levels of software development, website design and maintenance.

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 Cost of Sales

For the years ended December 31, 2015 and 2014, cost of sales in the amount of $1,224,652 and $1,197,936, respectively, consisted primarily of sub-contracting to outside sources, direct labor and direct technology costs. Cost of sales were essentially unchanged as we transitioned to a SaaS solutions provider.

Gross Profit

The decrease in revenue and increase in sub-contracting and direct labor cost resulted in a gross profit/(loss) of $(885,789) and $(674,629) for the years ended December 31, 2015 and 2014, respectively. Gross profit decreased as a result of decreasing sales combined with an increase in sub-contracting and direct labor costs.

Selling and Marketing Expenses

Selling and marketing expenses were $834,440 and $1,537,732 for the years ended December 31, 2015 and 2014, respectively.  The decrease in expenses results from staff and salary reduction as well as the elimination of outside selling contractors.

Research and Development Expenses

Research and development expenses were and $375,817 and $610,329 for the years ended December 31, 2015 and 2014, respectively. Research and development expenses decreased predominantly as a result of a decrease in technology staff.

General and Administrative Expenses

General and administrative expenses were $4,683,702 and $6,455,327 for the years ended December 31, 2015 and 2014, respectively.  General and administrative expenses decreased as a result of reduced headcount, reduction in contract labor costs, benefit reductions, and reduced  travel and entertainment expense.

Amortization and Depreciation

Amortization and depreciation expenses were $534,220 and $416,009 for the years ended December 31, 2015 and 2014, respectively. The increase in expense was primarily related to an increase in intellectual property amortization and intangibles.

Other Income/Expenses

Other income and expenses were income of $104,823 and expense of $(56,787) for the years ended December 31, 2015 and 2014, respectively. The change is primarily driven by an adjustment to the fair value of the derivative liability resulting in an unrealized gain/ (loss) – derivative liability of $187,932 for the period ended December 31, 2015. The charge was increased by a realized loss from non-marketable equity securities and an increase in interest expense related to the issuance of convertible secured notes.

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Comparative for the Three Months ended September 30, 2016 and September 30, 2015

Results of Operations

	Three Months Ended
	September 30,
	2016	2015
Revenue	$282,676	$108,685

Cost of sales	311,519	321,755
Gross loss	(28,843)	(213,070)
Operating expenses:
Selling & marketing	192,881	171,594
Research & development	85,192	92,857
General and administrative expenses	602,041	(27,278)
Amortization & depreciation	150,328	128,381
Total operating expenses	(1,030,442)	(365,554)
Operating loss	(1,059,285)	(578,624)

Unrealized gain on derivative liabilities	351,055	-
Unrealized gain on marketable securities	900	-
Interest income/(expense)	266	81

Net (loss)	(707,064)	(578,543)
Deemed dividend on Series A Convertible preferred stock	(20,000)	(-)
Net loss attributable to common stockholders	$(727,064)	$(578,543)
Net loss per common share – basic and diluted	(0.01)	(0.01)
Weighted average common shares outstanding – basic and diluted	107,382,344	81,800,488

Revenue

For the three months ended September 30, 2016 and 2015, revenue was $282,676 and $108,685, respectively, consisting primarily of revenues from various levels of licensing, website design and maintenance. Revenues increased due to a change of marketing focus.

Cost of Sales

For the three months ended September 30, 2016 and 2015, cost of sales was $311,519 and $321,755, respectively, consisting primarily of sub-contracting to outside sources, direct labor and direct technology costs.

Gross Loss

An increase in our implementation costs resulted in a gross loss of $28,843 and $213,070 during the three months ended September 30, 2016 and 2015, respectively. Gross loss decreased as a result of lower implementation costs as compared to the same period in 2015.

Selling and Marketing Expenses

Selling and marketing expenses were $192,881 and $171,594 for the three months ended September 30, 2016 and 2015, respectively.  The increase resulted from the higher sales activity in 2016 as compared to 2015.

Research and Development Expenses

Research and development expenses were $85,192 and $92,857 for three months ended September 30, 2016 and 2015, respectively. Research and development expenses decreased from period to period and reflect continued developments of our product.

General and Administrative Expenses

General and administrative expenses were $602,041 and $(27,278) for the three months ended September 30, 2016 and 2015, respectively. In 2015, we recaptured stock option and warrant expense incurred in prior periods due to the forfeitures of unvested awards due to from staff reductions. Stock based compensation for the three months ended September 30, 2016 was $224,710 as compared to $(299,811) for the same period last year.

Amortization and Depreciation

Amortization and depreciation expenses were $150,328 and $128,381 for the three months ended September 30, 2016 and 2015, respectively. The increase in expense was primarily related to added patent costs in later 2015 and 2016.

Gain on change in Fair Value of Derivative Liabilities

In October 2015 and in 2016, we issued warrants with an embedded reset provisions requiring us to fair value the derivatives each reporting period and mark to market as a non-cash adjustment to our current period operations. This resulted in a gain of $351,055 on change in fair value of derivative liabilities for the three months ended September 30, 2016. None were issued as of September 30, 2015.

Interest Income (Expense), net

Interest income (expense), net during the three months ended September 30, 2016 was $266 compared to $81 three months ended September 30, 2015. Both represents interest earning with our interest bearing deposit accounts.

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Comparative for the Nine Months ended September 30, 2016 and September 30, 2015

Results of Operations

	Nine Months Ended
	September 30,
	2016	2015
Revenue	594,237	$314,146

Cost of sales	904,091	1,178,388
Gross loss	(309,854)	(864,242)
Operating expenses:
Selling & marketing	510,448	747,990
Research & development	255,805	293,877
General and administrative expenses	1,894,964	4,161,269
Amortization & depreciation	428,701	396,269
Total operating expenses	(3,089,918)	(5,599,405)
Operating loss	(3,399,772)	(6,463,647)

Unrealized loss on derivative liabilities	(2,990,096)	-
Loss on settlement of debt	(1,664,281)	-
Other income	750	-
Interest income/(expense)	(676,181)	3,345

Net (loss)	(8,729,580)	(6,460,302)
Deemed dividend on Series A Convertible preferred stock	(60,000)	(594,641)
Net loss attributable to common stockholders	$(8,789,580)	$(7,054,943)
Net loss per common share – basic and diluted	(0.09)	(0.09)
Weighted average common shares outstanding – basic and diluted	95,840,596	80,007,507

Revenue

For the nine months ended September 30, 2016 and 2015, revenue was $594,237 and $314,146, respectively, consisting primarily of revenues from various levels of licensing, website design and maintenance. Revenues increased due to a change of marketing focus.

Cost of Sales

For the nine months ended September 30, 2016 and 2015, cost of sales was $904,091 and $1,178,388, respectively, consisting primarily of sub-contracting to outside sources, direct labor and direct technology costs.

Gross Loss

An increase in our implementation costs resulted in a gross loss of $309,854 and $864,242 during the nine months ended September 30, 2016 and 2015, respectively. Gross loss decreased as a result of lower implementation costs as compared to the same period in 2015.

Selling and Marketing Expenses

Selling and marketing expenses were $510,448 and $747,990 for the nine months ended September 30, 2016 and 2015, respectively.  The decrease resulted from the reduction primarily in staffing levels.

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Research and Development Expenses

Research and development expenses were $255,805 and $293,877 for nine months ended September 30, 2016 and 2015, respectively. Research and development expenses declined from period to period and reflect the material completion of our product.

General and Administrative Expenses

General and administrative expenses were $1,894,964 and $4,161,269 for the nine months ended September 30, 2016 and 2015, respectively. General and administrative expenses decreased as a result of employee staff reductions and the associated benefits costs as well as decrease in stock based compensation year over year.

Amortization and Depreciation

Amortization and depreciation expenses were $428,701 and $396,269 for the nine months ended September 30, 2016 and 2015, respectively. The increase in expense was primarily related to added patent costs in later 2015 and 2016.

Loss on change in Fair Value of Derivative Liabilities

In October 2015 and in 2016, we issued warrants with an embedded reset provisions requiring us to fair value the derivatives each reporting period and mark to market as a non-cash adjustment to our current period operations. This resulted in a loss of $2,990,096 on change in fair value of derivative liabilities for the nine months ended September 30, 2016. None were issued as of September 30, 2015.

Loss on settlement of Debt

In April 2016, we issued common stock warrants in settlement of convertible debt and accrued interest. As such, we incurred a non-cash loss on debt settlement between the estimated fair value of the issued warrants and the carrying value of the debt and accrued interest of $1,664,281.

Interest Income (Expense), net

Interest income (expense), net during the nine months ended September 30, 2016 was $(676,181) compared to $3,345 for the nine months ended September 30, 2015. For 2016, Interest expense consists of amortization of debt discounts and interest incurred relating to our issued notes payable, as compared to interest income of $3,264 for the nine months ended September 30, 2016.

Contracts in Process/Revenue Recognition

Under current accounting procedures, the Company only recognizes revenue on new contracts for the actual services delivered in the period under the following criteria: i) the contract has been signed and delivered to the Company; ii) the services have been performed or delivered; and iii) the client has been billed for the services delivered. The Company does not record deferred revenues for new contracts until the first payment for services has been received. The Company only records accounts receivable for the amount of revenue recognized as service is rendered, even if the client has been billed for the entire contract value. The table below summarizes the amount of contract value in excess of the revenue recognized of $644,334 and the deferred revenue recognized of $445,082, in the amount of $318,824. This amount is expected to be recognized in future periods. The Company also receives contracts for service hours but whose total contract value is uncertain. These “fee for service contracts” are recorded in the table below only if the services have been delivered and the associated revenue has been recognized.

A summary of our contracts in process is as follows:

	Contracts in Process
	September 30, 2016

		Revenue	Revenue Recognized	Deferred	Contract Amount in Excess of Deferred
	Contract	Recognized	9 Months Ended	Revenue	Revenue and
	Amount	prior to 2016	September 30, 2016	September 30, 2016	Recognized Revenue
Fixed Contracts	$1,330,408	$50,097	$516,405	$445,082	$318,824
Fee for Service Contracts	77,832		77,832
	$1,408,240	$50,097	$594,237	$445,082	$318,824

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Liquidity and Capital Resources

Comparative for the Years ended December 31, 2015 and December 31, 2014

Working Capital

Our auditors, Malone Bailey LLP, have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2015 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations.  A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives.

As of December 31, 2015, the Company had working capital of $913,741, but the Company used net cash in operations of $5,474,454 during the twelve months ended December 31, 2015.  Even with a greater focus on cash revenue generation and the ongoing cost reductions, the conditions described in the first paragraph, above, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company has been successful in raising capital in the past, there is no assurance that it will be successful at raising additional capital in the future. Additionally, if the Company’s plans are not achieved and/or if significant unanticipated events occur, the Company may have to further modify its business plan.

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	At December 31,
	2015	2014
Current Assets	$1,804,986	$3,274,065
Current Liabilities	891,245	1,156,782
Working Capital	$913,741	$2,117,283

The working capital for the years ended December 31, 2015 and 2014 was $913,741 and 2,117,283, respectively. The change in working capital was primarily due to raising additional capital, decreasing accounts receivables and paying down current liabilities.

Cash Flows

	December 31,
	2015	2014
Net Cash (Used in) Operating Activities	$(5,474,454)	$(5,801,600)
Net Cash (Used in) Investing Activities	$(277,131)	$(486,162)
Net Cash Provided by Financing Activities	$5,765,941	$6,113,659
Increase (Decrease) in Cash	$14,356	$(174,103)

We had cash in the amount of $1,687,257 and $1,672,901 as of December 31, 2015 and December 31, 2014, respectively.

On January 30, 2014 we sold an aggregate of 666,667 units for gross proceeds of $200,000 to two accredited investors in a private placement. The units consisted of 666,667 shares of common stock and warrants to purchase an additional 666,667 shares of common stock, and we also issued warrants to purchase 53,334 shares of common stock to the placement agent in connection with their services.  The warrants in the private placement are for a term of five years and have an exercise price of $0.40 per share. We paid $16,000 in commissions to a placement agent.

On June 30, 2014, we sold an aggregate of 2,766,667 units to three accredited investors for gross proceeds of $830,000 in a private placement.   The units consisted of 2,766,667 shares of common stock and warrants to purchase an additional 2,766,667 shares of common stock, and we also issued warrants to purchase 168,000 shares of common stock to the placement agent in connection with their services.  The warrants in the private placement are for a term of five years and have an exercise price of $0.40 per share. We paid $50,400 in commissions to a placement agent.

In July 2014, we offered holders of a series of our warrants the opportunity to exercise their warrants for a 10% discount to the stated exercise price in exchange for their agreement to exercise their warrants in full and for cash on or before July 31, 2014. Under the warrant exercise offer, in July 2014 we issued 10,027,002 shares of common stock pursuant to exercise of warrants for gross proceeds of $3,632,801 and net proceeds of $3,501,521 after investment banking fees of $131,280.

On September 30, 2014, we sold an aggregate of 700,000 units to two accredited investors for gross proceeds of $350,000 in a private placement. The units consisted of 700,000 shares of common stock and warrants to purchase an additional 175,000 shares of common stock.  The warrants in the private placement have a term of five years and an exercise price of $0.60 per share.

In December 2014, we offered holders of a series of our warrants the opportunity to exercise their warrants for a 10% discount to the stated exercise price in exchange for their agreement to exercise their warrants in full and for cash on or before December 31, 2014. Under the warrant exercise offer, in December 2014 we issued 331,804 shares of common stock pursuant to exercise of warrants for gross proceeds of $119,449.

On December 31, 2014, we sold an aggregate of 6,687,500 units to 11 accredited investors for gross proceeds of $2,675,000 in a private placement. The units consisted of 6,687,500 shares of common stock and warrants to purchase an additional 2,507,812 shares of common stock, and we also issued warrants to purchase 307,500 shares of common stock to the placement agent in connection with their services.  The warrants in the private placement are for a term of five years and have an exercise price of $0.60 per share. We paid $123,000 in commissions to a placement agent.

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On January 15, 2015, the Company sold an additional 812,500 units under a private placement that had its initial close in December 2014 (the “December 2014 Private Placement”) to one institutional investor for gross proceeds of $325,000 with no commission payable. Each unit in the December 2014 Private Placement consisted of one share of the Company’s common stock and warrants to purchase 0.375 share for every common share purchased. The warrants have a term of five years and an exercise price of $0.60 per share.

On March 5, 2015, Paul Arena resigned as Chairman of the Board of Directors and Executive Chairman and was designated by AIM Group, Inc. as a consultant to the Company for the term of one year. On March 5, 2015, the Company and Mr. Arena, pursuant to a Separation and Release Agreement, agreed to the issuance of 500,000 restricted common shares in lieu of the January 27, 2014 issuance of 3,000,000 Performance Share Units. The agreement calls for the immediate release of 250,000 common shares, or 50%, and up to 250,000 common shares, or 50%, be held in escrow until April 1, 2016 or until the Company’s 2015 audited financials are final. The 250,000 shares earned during the three months ended March 31, 2015 were valued and expensed at $117,500. The remaining 250,000 shares are not expected to be earned.

Commencing on May 1, 2015, the Company sold an aggregate of 175,000 shares of Series A Preferred Stock (the “Preferred Stock”) to 12 accredited investors at a purchase price of $10.00 per share (the “Purchase Price”) for proceeds of $1,750,000 in a private placement. Each share of the Preferred Stock may be converted into shares of common stock of the Company by dividing the Purchase Price plus any accumulated dividends with respect to such share by an initial conversion price of $0.1754 (subject to adjustment for stock splits, stock dividends and similar actions). The Company may redeem the Preferred Stock at any time for an amount equal to $12.50 plus accumulated dividends. The Preferred Stock will bear a dividend of 5% of the purchase price when, as and if declared by the Board of Directors of the Company. The Company evaluated the convertible preferred stock under FASB ASC 470-20-30 and determined it contained a beneficial conversion feature. The intrinsic value of the beneficial conversion feature was determined to be $594,641. The beneficial conversion feature was fully amortized and recorded as a deemed dividend.

From January 1, 2015 through December 31, 2015, the Company also issued 109,855 shares of common stock pursuant to exercise of warrants for total proceeds of $43,942. The Company also issued 2,851,936 additional shares of common stock for services provided for a total expense of $564,626 (in addition to the 250,000 common shares issued to Mr. Arena described above which were valued and expensed at $117,500).

On October 9, 2015 (the “October 2015 Closing Date”), AudioEye entered into a Note and Warrant Purchase Agreement with certain investors (the “Investors”) for the issuance and sale of convertible promissory notes in an aggregate principal amount of up to $3,750,000 (the “Notes”) and warrants (the “Warrants”) to purchase up to an aggregate of 37,500,000 shares of common stock of the Company (the “Common Stock”). Notes representing up to $2,500,000 in aggregate principal, and Warrants exercisable for up to 25,000,000 shares of Common Stock in the aggregate, may be issued and sold at one or more closings during the 30-day period immediately following the October 2015 Closing Date. The maximum of $2,500,000 in aggregate principal was sold as of November 8, 2015. In addition, upon the election of any Investor within the three-year period immediately following the October 2015 Closing Date, any Investor may purchase an additional Note in the principal amount equal to 50% of the principal amount of the Notes purchased by such Investor at previous closings (the “Option Principal Amount”) and an additional Warrant with an aggregate exercise price equal to such Investor’s Option Principal Amount. The Notes mature three years from the date of issuance (the “Maturity Date”) and, until the Notes are repaid or converted into shares of the Company’s equity securities (“Equity Securities”), accrue payable-in-kind interest at the rate of 10% per annum.

The fair value of the warrants issued in connection with the notes was determined to be $627,293 and was recognized as a discount to the debt being amortized to interest expense over the life of the loans. During 2015, aggregate amortization of $26,992 was recognized against the discount.

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If the Company sells Equity Securities in a single transaction or series of related transactions for cash of at least $2,000,000 (excluding the conversion of the Notes and excluding the shares of Common Stock to be issued upon exercise of the Warrants) on or before the Maturity Date (the “Equity Financing”), all of the unpaid principal on the Notes plus accrued interest shall be automatically converted at the closing of the Equity Financing into a number of shares of the same class or series of Equity Securities as are issued and sold by the Company in such Equity Financing (or a class or series of Equity Securities identical in all respects to and ranking pari passu with the class or series of Equity Securities issued and sold in such Equity Financing) as is determined by dividing (i) the principal and accrued and unpaid interest amount of the Notes by (ii) 60% of the price per share at which such Equity Securities are issued and sold in such Equity Financing. The Notes, if not converted, shall be due and payable in full on the Maturity Date. The Notes contain customary events of default provisions. In connection with the issuance of the Notes, on October 9, 2015, the Company entered into a Security Agreement with the Investors pursuant to which the Company granted a security interest in all of its assets to the Investors as collateral for the Company’s obligations under the Notes. The Warrants are exercisable at $0.10 per share and expire 60 months following the date of issuance. The Warrants are subject to anti-dilution protection, subject to certain customary exceptions.

Comparative for the Nine Months ended September 30, 2016 and September 30, 2015

Working Capital

	At September 30,	At December 31,
	2016	2015
Current Assets	$1,626,440	$1,804,986
Current Liabilities	4,368,446	891,245
Working Capital (Deficit)	$(2,742,006)	$913,741

The working capital (deficit)/surplus for the periods ended September 30, 2016 and December 31, 2015 was $(2,742,006) and $913,741 respectively. The decrease in Working Capital was primarily due to an increase in our non-cash derivative liability, accounts payable, deferred revenue and decrease in cash. Adjusting for the non-cash derivative liability, Working Capital would have been $906,237 at September 30, 2016. In addition, the Company used actual net cash in operations of $1,711,819 during the nine months ended September 30, 2016. The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that cash used in operations will decrease significantly over the next several years as the Company executes its business plan. In the event that the Company is not able to fully achieve its plan, the Company may need to raise additional funds through equity or debt financing. If the Company is unsuccessful in raising additional financing, it will need to reduce costs and operations in the future.

Cash Flows

	For the nine months ended
	September 30,
	2016	2015

Net Cash (Used in) Operating Activities	$(1,711,819)	$(4,804,778)
Net Cash (Used in) Investing Activities	(42,007)	(88,156)
Net Cash Provided by Financing Activities	1,561,082	3,271,943
Decrease in Cash	$(192,744)	$(1,620,991)

We had cash in the amount of $1,494,513 and $1,687,257 as of September 30, 2016 and December 31, 2015, respectively.

On April 18, 2016 (the “Initial Closing Date”), the Company entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with certain investors for the issuance and sale of 11,714,285 shares of common stock of the Company and warrants to purchase up to an aggregate of 1,312,000 shares of Common Stock, representing up to $1,640,000 of proceeds, in one or more closings within 30 days of the Initial Closing Date (the “Transaction”). The warrants are exercisable at $0.25 per share for five years from the date of issuance and subject to anti-dilution protection as defined. As of September 30, 2016, the Company had received proceeds, net of costs, of $1,579,082.

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Critical Accounting Policies and Estimates

The following discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. The preparation of financial statements in accordance with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the amounts reported in our financial statements. The financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances. Significant estimates in these financial statements include allowance for doubtful accounts and accruals for inventory claims. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Among the significant judgments made by management in the preparation of our financial statements are the following:

Revenue Recognition

Revenue is recognized when all applicable recognition criteria have been met, which generally include (a) persuasive evidence of an existing arrangement; (b) fixed or determinable price; (c) delivery has occurred or service has been rendered; and (d) collectability of the sales price is reasonably assured. For software and technology development contracts the Company recognizes revenues on a percentage of completion method based upon several factors including but not limited to (a) estimate of total hours and milestones to complete; (b) total hours completed; (c) delivery of services rendered; (d) change in estimates; and (e) collectability of the contract.

Certain SaaS and website hosting contracts are prepared and invoiced on an annual basis. Any funds received for hosting services not provided yet are held in deferred revenue, and are recorded as revenue is earned.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of the Company’s stock, stock-based compensation, fair values relating to derivative liabilities, debt discounts and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Stock-based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the statements of operations, as if such amounts were paid in cash.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At September 30, 2016, the Company did not have any derivative instruments that were designated as hedges.

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Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. We record an estimated valuation allowance on our deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized. We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Seasonality

We do not have a seasonal business cycle.  Our revenues and operating profits are generally derived evenly throughout the months of the year.

Climate Change

We do not believe there is anything unique to our business which would result in climate change regulations having a disproportional effect on us as compared to U.S. industry overall.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2015 and 2014 or on the nine-months ended September 30, 2016 and 2015. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may use this prospectus for the resale of shares of common stock being registered hereunder, although no Selling Stockholder is obligated to sell any such shares. Of the 34,290,921 shares of common stock offered by this prospectus, all shares of common stock are outstanding as of the date hereof, 52,702,098 shares are issuable upon exercise of outstanding Warrants and 9,826,776 shares are issuable upon conversion of our Series A Preferred Stock. The table below sets forth information as of September 22, 2016 to reflect the sale of shares being offered by the Selling Stockholders.

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3(d) promulgated by the Securities Exchange Act pursuant to which a Selling Stockholder is deemed to have beneficial ownership of any shares of common stock that such stockholder has the right to acquire within 60 days of August 16, 2016. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling stockholders are or were broker-dealers or are or were affiliated with broker-dealers. See our discussion entitled “Plan of Distribution” for further information regarding the method of distribution of these shares.

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We are not able to estimate the number of shares that will be held by the Selling Stockholders after the completion of this offering because the Selling Stockholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

The information provided in the table and discussions below has been obtained from the Selling Stockholders. The Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, “selling stockholders” includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors in interest selling stockholders of our common stock received from the named selling stockholders as a gift, pledge, distribution or other non sale-related transfer.

	Ownership Before Offering						Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned (1)		Percentage of common Stock beneficially owned (1) (2)		Number of shares offered		Number of shares of common stock beneficially owned (1)		Percentage of common Stock beneficially owned (1) (2)
Dr. Carr Bettis (3)	18,749,255	(4)	16.52%		7,883,525	(5)	10,865,730	(6)	9.98%
David Moradi	10,730,934	(7)	9.99	%(7)	42,823,285	(8)	2,022,160	(9)	1.86%
Sean Bradley (10)	7,644,360	(11)	6.97%		252,241	(12)	7,392,119	(13)	6.76%
Sandy Purcell (14)	9,441,741	(15)	8.53%		5,407,030	(16)	4,034,711	(17)	3.70%
Martin Shkreli	9,013,975	(18)	7.99%		8,776,275	(19)	237,700	(20)	*
Alexandre Zyngier (21)	3,532,392	(22)	3.22%		2,251,142	(23)	1,281,250	(24)	1.18%
KTK Capital Inc. (25)	13,227,461	(26)	12.00%		5,980,397	(27)	7,247,064	(28)	6.75%
Lincoln Park Capital, LLC	2,558,113	(29)	2.35%		2,558,113	(29)	-		*
George Roberts	1,092,387	(30)	1.01%		307,087	(31)	785,300	(32)	*
Daniel Shamoon	4,527,433	(33)	4.18%		2,227,433	(34)	2,300,000	(35)	2.14%
Daniel Eli Shamoon	1,777,549	(36)	1.64%		1,777,549	(36)	-		*
Alexandra Shamoon	1,641,685	(37)	1.52%		1,641,685	(37)	-		*
Ester Braga	1,694,500	(38)	1.57%		609,767	(39)	1,084,733	(40)	1.01%
Cory B. Armand	1,126,712	(41)	1.04%		1,126,712	(41)	-		*
Kaplan Group	3,047,711	(42)	2.81%		3,047,711	(42)	-		*
Charles Cagnon	1,522,588	(43)	1.41%		290,000	(44)	1,232,588	(45)	1.15%
Aberon Capital Master Fund L.P.	838,542	(46)	*		46,875	(47)	791,667	(48)	*
Seth Kaplan	1,355,114	(49)	1.26%		1,355,114	(49)	-		*
David Kovacs	900,916	(50)	*		900,916	(50)	-		*
Ilan Adika	1,442,498	(51)	1.34%		1,191,429	(52)	251,069	(53)	*
Tom Barrett	198,571	(54)	*		198,571	(54)	-		*
Greg A. McCabe	2,985,714	(55)	2.77%		1,985,714	(56)	1,000,000	(57)	*
Andrew C. Stranberg	1,993,118	(58)	1.85%		1,588,571	(59)	404,547	(60)	*
Elileen Piwetzs	198,571	(61)	*		198,571	(61)	-		*
Forest Johnson	397,143	(62)	*		397,143	(62)	-		*
Steven S. Still (Scott)	924,071	(63)	*		662,071	(64)	262,000	(65)	*
Les Mesner	134,286	(66)	*		99,286	(67)	35,000	(68)	*
Allan Lyons	460,200	(69)	*		50,000	(70)	410,200	(71)	*
Carroll Wayne Bass	706,563	(72)	*		601,563	(73)	105,000	(74)	*
Michael Shawn Bass	176,875	(75)	*		171,875	(76)	5,000	(77)	*
Todd Bankofier (78)	348,571	(79)	*		198,571	(80)	150,000	(81)	*
Robert E. Christensen	198,571	(82)	*		198,571	(82)	-		*
Timothy Teufel	15,000	(83)	*		15,000	(83)	-		*

* Less than 1%

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(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of August 16, 2016, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 107,416,764 shares of common stock outstanding as of August 16, 2016.

(3)	Dr. Carr Bettis is our Executive Chairman/Chairman of the Board and Director.

(4)	Comprised of (i) 1,250,000 shares of common stock, options to purchase 1,450,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and warrants to purchase 3,742,620 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; (ii) 10,618,784 shares of common stock and warrants to purchase 212,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 15, 2016 held by CSB IV US Holdings LLC, an entity for which Mr. Bettis is deemed the beneficial owner; (iii) 115,000 shares of common stock held by Carr Bettis IRA, an entity for which Mr. Bettis is deemed the beneficial owner; and (iv) 699,803 shares of common stock, warrants to purchase 46,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and accrued dividends held by J. Carr & Stephanie V. Bettis Revocable Trust, Dated 1/1/03, an entity for which Mr. Bettis is deemed the beneficial owner.

(5)	Comprised of (i) 3,267,857 shares of common stock; (ii) 614,173 shares of common stock issued upon the conversion of shares of our Series A Preferred Stock and accrued dividends; and (iii) 4,001,495 shares of common stock issuable upon the exercise of warrants.

(6)	Comprised of (i) 1,250,000 shares of common stock and warrants to purchase 3,742,620 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; (ii) 1,892,857 shares of common stock and warrants to purchase 212,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 held by CSB IV US Holdings LLC, an entity for which Mr. Bettis is deemed the beneficial owner; and (iii) 125,000 shares of common stock, warrants to purchase 46,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and accrued dividends held by J. Carr & Stephanie V. Bettis Revocable Trust, Dated 1/1/03, an entity for which Mr. Bettis is deemed the beneficial owner

2,913,514 shares of common stock issuable upon conversion of the Series A Preferred Stock held prior to this offering, the terms of which such warrants and Series A Preferred Stock include a blocker provision that restricts exercise or conversion, as applicable, to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 4.99% of shares of our common stock outstanding immediately after giving effect to such exercise or conversion

(7)	Comprised of (i) 3,639,113 shares of common stock, warrants to purchase 2,939,583 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, the terms of which such warrants include a “blocker” provision that restricts conversion to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 9.99% of shares of our common stock outstanding immediately after giving effect to such conversion, and 3,070,867 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred stock; and (ii) 1,592,571 shares of common stock and warrants to purchase 33,603,311 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, the terms of which such warrants include a “blocker” provision that restricts conversion to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 9.99% of shares of our common stock outstanding immediately after giving effect to such conversion, held by Anthion Partners II, LLC, an entity for which Mr. Moradi is deemed the beneficial owner.

(8)	Comprised of (i) 4,642,857 shares of common stock; (ii) 3,070,867 shares of common stock issued upon the conversion of shares of our Series A Preferred Stock and accrued dividends; and (iii) 35,109,561 shares of common stock issuable upon the exercise of warrants.

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(9)	Comprised of (i) 588,827 shares of common stock, warrants to purchase 1,433,333 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, the terms of which such warrants include a “blocker” provision that restricts conversion to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 9.99%

(10)	Sean Bradley is our President, Chief Technology Officer, and Secretary.

(11)	Comprised of (i) 169,587 shares of common stock, options to purchase 412,340 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, warrants to purchase 1,562,157 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 252,241 shares of common stock issuable upon conversion of 4,107 shares of Series A Preferred Stock; and (ii) 5,248,035 shares of common stock held by Banyon Tree LLC, an entity for which Mr. Bradley is deemed the beneficial owner.

(12)	Comprised of 252,241 shares of common stock issued upon the conversion of shares of our Series A Preferred Stock and accrued dividends.

(13)	Comprised of (i) 169,587 shares of common stock, options to purchase 412,340 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and warrants to purchase 1,562,157 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; and (ii) 5,248,035 shares of common stock held by Banyon Tree LLC, an entity for which Mr. Bradley is deemed the beneficial owner.

(14)	Sandy Purcell is one of our Directors.

(15)	Comprised of (i) 4,096,317 shares of common stock, options to purchase 1,531,250 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, warrants to purchase 1,100,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 2,100,001 shares of common stock held by Ernest W. Purcell & Anne M. Purcell JTTENN, an entity for which Mr. Purcell is deemed the beneficial owner.

(16)	Comprised of (i) 3,692,857 shares of common stock; (ii) 614,173 shares of common stock issued upon the conversion of shares of our Series A Preferred Stock and accrued dividends; and (iii) 1,100,000 shares of common stock issuable upon the exercise of warrants.

(17)	Comprised of (i) 403,460 shares of common stock and options to purchase 1,531,250 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; and (ii) 2,100,001 shares of common stock held by Ernest W. Purcell & Anne M. Purcell JTTENN, an entity for which Mr. Purcell is deemed the beneficial owner.

(18)	Comprised of (i) 3,614,983 shares of common stock, warrants to purchase 2,328,125 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; and (ii) 3,070,867 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock.

(19)	Comprised of (i) 3,377,283 shares of common stock, warrants to purchase 2,328,125 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; and (ii) 3,070,867 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock.

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(20)	Comprised of 237,700 shares of common stock.

(21)	Alexandre Zyngier is one of our Directors.

(22)	Comprised of (i) options to purchase 1,281,250 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; and (ii) 1,251,142 shares of common stock and warrants to purchase 1,000,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 held by Equity Trust Custodian, FBO Alexandre Zyngier IRA, an entity for which Mr. Zyngier is deemed the beneficial owner.

(23)	Comprised of 1,251,142 shares of common stock and warrants to purchase 1,000,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 held by Equity Trust Custodian, FBO Alexandre Zyngier IRA, an entity for which Mr. Zyngier is deemed the beneficial owner.

(24)	Comprised of options to purchase 1,281,250 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(25)	Keith Kosow has sole voting and dispositive power over the securities held for the account of this selling stockholder.

(26)	Comprised of (i) 5,861,349 shares of common stock, warrants to purchase 2,234,375 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 4,517,564 shares of common stock held by Keith Kosow, an entity for which KTK Capital is deemed the beneficial owner.

(27)	Comprised of (i) 3,131,849 shares of common stock, warrants to purchase 2,234,375 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock.

(28)	Comprised of (i) 2,729,500 shares of common stock; and (ii) 4,517,564 shares of common stock held by Keith Kosow, an entity for which KTK Capital is deemed the beneficial owner.

(29)	Comprised of 1,253,425 shares of common stock and warrants to purchase 1,304,688 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(30)	Comprised of (i) 223,381 shares of common stock, options to purchase 141,666 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 307,087 shares of common stock issuable upon conversion of 5,000 shares of Series A Preferred Stock; and (ii) 420,253 shares of common stock held by George P. & Katherine M. Family Trust Dtd 3/18/98, an entity for which Mr. Roberts is deemed the beneficial owner.

(31)	Comprised of 307,087 shares of common stock issuable upon conversion of 5,000 shares of Series A Preferred Stock.

(32)	Comprised of (i) 223,381 shares of common stock and options to purchase 141,666 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; and (ii) 420,253 shares of common stock held by George P. & Katherine M. Family Trust Dtd 3/18/98, an entity for which Mr. Roberts is deemed the beneficial owner.

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(33)	Comprised of 3,640,346 shares of common stock, warrants to purchase 580,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 307,087 shares of common stock issuable upon conversion of 5,000 shares of Series A Preferred Stock.

(34)	Comprised of 1,340,346 shares of common stock, warrants to purchase 580,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 307,087 shares of common stock issuable upon conversion of 5,000 shares of Series A Preferred Stock.

(35)	Comprised of 2,300,000 shares of common stock.

(36)	Comprised of 876,712 shares of common stock, warrants to purchase 593,750 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 307,087 shares of common stock issuable upon conversion of 5,000 shares of Series A Preferred Stock.

(37)	Comprised of 1,001,060 of common stock and warrants to purchase 640,625 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(38)	Comprised of 1,084,733 shares of common stock, warrants to purchase 125,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 484,767 shares of common stock issuable upon conversion of 7,893 shares of Series A Preferred Stock.

(39)	Comprised of warrants to purchase 125,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 484,767 shares of common stock issuable upon conversion of 7,893 shares of Series A Preferred Stock.

(40)	Comprised of 1,084,733 shares of common stock.

(41)	Comprised of 626,712 shares of common stock and warrants to purchase 500,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(42)	Comprised of 1,967,711 shares of common stock and warrants to purchase 1,080,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(43)	Comprised of i) 981,018 shares of common stock and warrants to purchase 290,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and ii) 251,570 shares of common stock held by Charles Cagnon Roth IRA, an entity for which Mr. Cagnon is deemed the beneficial owner.

(44)	Comprised of warrants to purchase 290,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(45)	Comprised of i) 981,018 shares of common stock and ii) 251,570 shares of common stock held by Charles Cagnon Roth IRA, an entity for which Mr. Cagnon is deemed the beneficial owner.

(46)	Comprised of 791,667 shares of common stock and warrants to purchase 46,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

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(47)	Comprised of warrants to purchase 46,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(48)	Comprised of 791,667 shares of common stock.

(49)	Comprised of 1,025,114 shares of common stock and warrants to purchase 330,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(50)	Comprised of 424,998 shares of common stock, warrants to purchase 291,666 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 184,252 shares of common stock issuable upon conversion of 3,000 shares of Series A Preferred Stock.

(51)	Comprised of 1,071,429 shares of common stock and warrants to purchase 371,069 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(52)	Comprised of 1,071,429 shares of common stock and warrants to purchase 120,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(53)	Comprised of warrants to purchase 251,069 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(54)	Comprised of 178,571 shares of common stock and warrants to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(55)	Comprised of 2,785,714 shares of common stock and warrants to purchase 200,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(56)	Comprised of 1,785,714 shares of common stock and warrants to purchase 200,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(57)	Comprised of 1,000,000 shares of common stock.

(58)	Comprised of 1,833,118 shares of common stock and warrants to purchase 160,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(59)	Comprised of 1,428,571 shares of common stock and warrants to purchase 160,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(60)	Comprised of 404,547 shares of common stock.

(61)	Comprised of 178,571 shares of common stock and warrants to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(62)	Comprised of 357,143 shares of common stock and warrants to purchase 40,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(63)	Comprised of i) 522,071 shares of common stock and warrants to purchase 260,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and ii) 142,000 shares of common stock held by Scottrade Inc. Cust FBO-Steven S Still Rollover IRA, an entity for which Mr. Still is deemed the beneficial owner.

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(64)	Comprised of 402,071 shares of common stock and warrants to purchase 260,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(65)	Comprised of (i) 120,000 shares of common stock; and (ii) 142,000 shares of common stock held by Scottrade Inc. Cust FBO-Steven S Still Rollover IRA, an entity for which Mr. Still is deemed the beneficial owner.

(66)	Comprised of 124,286 shares of common stock and warrants to purchase 10,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(67)	Comprised of 89,286 shares of common stock and warrants to purchase 10,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(68)	Comprised of 35,000 shares of common stock.

(69)	Comprised of (i) 410,200 shares of common stock held by Allan R. Lyons Ttee-Lyons Family Trust U/A 4/9/14, an entity for which Mr. Lyons is deemed the beneficial owner; and (ii) warrants to purchase 50,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 held by 21st Century Strategic Investment Planning Defined Benefit Plan, an entity for which Mr. Lyons is deemed the beneficial owner.

(70)	Comprised of warrants to purchase 50,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(71)	Comprised of 410,200 shares of common stock held by Allan R. Lyons Ttee-Lyons Family Trust U/A 4/9/14, an entity for which Mr. Lyons is deemed the beneficial owner.

(72)	Comprised of 542,500 shares of common stock and warrants to purchase 164,063 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(73)	Comprised of 437,500 shares of common stock and warrants to purchase 164,063 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(74)	Comprised of 105,000 shares of common stock.

(75)	Comprised of 130,000 shares of common stock and warrants to purchase 46,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(76)	Comprised of 125,000 shares of common stock and warrants to purchase 164,063 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(77)	Comprised of 5,000 shares of common stock.

(78)	Todd Bankofier is our Chief Executive Officer

(79)	Comprised of 178,571 shares of common stock, options to purchase 150,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and warrants to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(80)	Comprised of 178,571 shares of common stock and warrants to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

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(81)	Comprised of options to purchase 150,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(82)	Comprised of 178,571 shares of common stock and warrants to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(83)	Comprised of warrants to purchase 15,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

MANAGEMENT

The following information is as of November 29, 2016 with respect to those persons who are serving as our directors and executive officers.

Name	Age	Director/Position
Dr. Carr Bettis	53	Executive Chairman/Chairman of the Board, and Director
Todd Bankofier	55	Chief Executive Officer
Sean Bradley	35	President, Chief Technology Officer, and Secretary
Anthony Coelho	74	Director
Christine Griffin	66	Director
Ernest Purcell	65	Director
Alexandre Zyngier	47	Director

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he was employed.

Dr. Carr Bettis. Dr. Bettis has served as a director of ours since December 2012, and previously served as a director of ours from July 2007 to April 2010. Dr. Bettis has served as Executive Chairman/Chairman of the Board since March 2015.  Dr. Bettis founded and has been the Chief Architect of numerous financial technology innovations and businesses over the last 15 years that have been acquired by Merrill Lynch, Thomson Financial, Primark/Disclosure and Advanced Equities/Greenbook Financial. From 1996 to 2011, Dr. Bettis was the Chairman and Founder of Gradient Analytics, one of the largest independent equity research firms in the United States.  He has served as Chairman and Co-Founder of Verus Analytics, a quantitative analytics and financial technology firm since 1996. He also serves on the board of directors of iMemories, an Arizona-founded technology company. Since 2007, he has also managed his family’s private equity portfolio via his firm, Fathom Lab.  Dr. Bettis is a former tenured professor and maintains a clinical-affiliation with Arizona State University as Research Professor of Finance at the W.P. Carey School of Business.  He is frequently cited in national and international financial media. His research has been published in academic and professional journals such as the Journal of Financial Economics, Review of Financial Studies, Journal of Financial and Quantitative Analysis, and the Financial Analyst Journal.  Dr. Bettis holds undergraduate degrees in finance and accounting, and received his Ph.D. from Indiana University in 1992. We believe that Dr. Bettis’ extensive education and background in finance makes him qualified to serve as our Executive Chairman/Chairman of the Board and as a director.

Todd Bankofier. Mr. Bankofier was principal in Fairmont Capital Group (FCG) since 2008, Mr. Bankofier was responsible for day-to-day oversight of multiple asset holdings, including strategic planning, revenue generation, technology evolution, operational effectiveness and public relations for all FCG entities.

Mr. Bankofier served as General Manager of Ensynch, which was at the time one of Arizona’s largest Information Technology services companies. He was President and CEO of the Arizona Technology Council (ATC) from 2002 to 2006. Before joining the ATC, he spent four years as Vice President of National Sales for XO Communications, a national telecommunications company, where he managed a national sales team to four years of record sales growth for that company. Mr. Bankofier also served in Washington, D.C. for four years as a lobbyist for the Department of Energy, and served as Chief of Staff for Maricopa County Supervisor, Jim Bruner. He serves on the Advisory Board of Mutual of Omaha Bank, and he has served on the Arizona Governor’s Council for Innovation and Technology. He received a gubernatorial appointment to the State Board of Education (1998-2002). We believe that Mr. Bankofiers’ extensive experience in leaderships roles in technology companies makes him qualified to serve as our Chief Executive Officer.

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Sean Bradley. Mr. Bradley has been involved with us from our founding in 2005 to the present and has served as Secretary since April 2010, as Vice President from April 2010 to April 2015, as a director from August 2012 to June 2014, and as Chief Technology Officer since August 2012, and as President since April 2015.  Mr. Bradley has co-founded several technology companies, including Kino Digital, LLC, and Kino Communications, LLC, from 1999-2005.  Over the past ten years, he has led an international team of software developers, has produced global webcasting technologies, and planned, designed and managed the fulfillment of intellectual property assets, including the next generation mobile marketing solutions for industry leading Hipcricket. In the past, Mr. Bradley was chief architect of AdLife, BoomBox® Video and Audio Platforms for Augme Technologies, Inc. Mr. Bradley is proficient in several programming and web development languages and has engineered online communications systems for IBM, General Dynamics, Avnet and many others. In 2005, he was recognized by Arizona State’s WP Carey School of Business as a leader in his field for work he completed for the Arizona Department of Health and Human Services.

 Mr. Bradley is a former managing member of Bradley Brothers, LLC, an Arizona-based investment company. We believe that Mr. Bradley’s extensive education and background in business and technology make him qualified to serve as our President, Chief Technology Officer and Secretary. In 2003, Mr. Bradley obtained his BA from Arizona International College at the University of Arizona, graduating summa cum laude and with highest academic distinction for all eight undergraduate semesters.

Anthony Coelho. Mr. Coelho has served as a director since June 2014. Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989, where he authored the Americans With Disabilities Act (ADA). After leaving Congress, he joined Wertheim Schroder & Company, an investment banking firm in New York and became President and CEO of Wertheim Schroder Financial Services from 1990 to 1995. From 1995 to 1997, he served as Chairman and CEO of an education and training technology company that he established and subsequently sold. In 1998, President Clinton appointed him as the U.S. Commissioner General for the World’s Fair in Lisbon Portugal. He served as general chairman of the presidential campaign of former Vice President Al Gore from April 1999 until June 2000. Since 1997, Mr. Coelho has worked independently as a business and political consultant. Mr. Coelho also served as Chairman of the President’s Committee on Employment of People with Disabilities from 1994 to 2001. He previously served as Chairman of the Board of the Epilepsy Foundation. Mr. Coelho has served on a number of corporate boards. In the last five years he has served on the boards of CepTor Corporation, Cyberonics, Inc., Stem Cell Innovation, Inc., Universal Access Global Holdings, Inc, and since 1991, he has been a member of the board of Service Corporation International, a publicly traded company, and since 2001, he has been a member of the board of Warren Resources, Inc., a publicly traded company. Mr. Coelho earned a Bachelor of Arts degree in Political Science from Loyola Marymount University in 1964. We believe that Mr. Coelho’s political acumen and contacts as well as his extensive executive, financial and business experience makes him qualified to serve as a director.

Christine Griffin. Ms. Griffin has served as a director since November 2015. Since 2013, Christine Griffin has served as the Executive Director of the Disability Law Center, a position that she held previously from 1996 to 2005. Ms. Griffin also served as the Assistant Secretary for Disability Policies and Programs for the Massachusetts Executive Office of Health and Human Services. As such, she was responsible for oversight of the Department of Developmental Services, the Massachusetts Rehabilitation Commission, the Massachusetts Commission for the Blind, the Massachusetts Commission for the Deaf and Hard of Hearing, and the Soldiers’ Homes in Chelsea and Holyoke. Additionally, she had cross-Secretariat responsibility for disability-related policies and programs. Ms. Griffin has an extensive history of work involving disability across public and private sectors. As Deputy Director of the U.S. Office of Personnel Management, she was responsible for federal agencies’ implementation of President Obama’s Executive Order on Increasing Employment of Individuals with Disabilities in the Federal Workforce. Ms. Griffin also planned and implemented the first federal hiring event for people with disabilities and oversaw the creation of a newly established Government-wide Diversity and Inclusion Office. As a Commissioner on the Equal Employment Opportunity Commission, she was responsible for the development of enforcement policies, and she planned and presided over public EEOC hearings and investigations of federal employee complaints. She also established the LEAD (Leadership for Employment of Americans with Disabilities) Initiative, a national outreach and education campaign to address the declining number of federal employees with severe disabilities. Ms. Griffin began her legal career as a Skadden Fellow at the Disability Law Center, where she provided outreach, training and representation on ADA issues to un-served and underserved communities within the disabled community in Massachusetts. With a history of providing capable leadership involving a range of disability policy issues, Ms. Griffin is currently Chair of the Board of the American Association of People with Disabilities (AAPD) and a member of the Massachusetts Developmental Disabilities Council. Ms. Griffin, who holds a law degree from Boston College and earned her undergraduate degree from the Massachusetts Maritime Academy, also served on active duty in the United States Army from 1974 until 1977. We believe that Mrs. Griffin’s extensive education, private enterprise, public service and extensive background in accessibility related solutions makes her qualified to serve as a director.

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Ernest Purcell.  Mr. Purcell has served as a director of ours since March 2014.  Mr. Purcell has more than two decades of experience in the financial services and advisory industries and has been involved in providing fairness and solvency opinions on numerous U.S. and European transactions. He has technical expertise in financial due diligence, strategic business valuation, financial restructurings and divestitures.  Since 1997, Mr. Purcell has been employed by Houlihan Lokey, Inc., where he is currently a Senior Managing Director, a member of the Board of Directors of their European and Asian subsidiaries, and the Head of International Financial Advisory Services. Houlihan Lokey is an international investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation. The firm serves corporations, institutions, and governments worldwide with offices in the United States, Europe, and Asia. Houlihan Lokey is ranked as the No. 1 global restructuring advisor, the No. 1 M&A fairness opinion advisor for U.S. transactions over the past 10 years, and the No. 1 M&A advisor for U.S. transactions under $3 billion, according to Thomson Reuters. Mr. Purcell is based in Houlihan Lokey’s Miami office, having recently returned to the U.S. after serving more than six years in the London office.  With significant experience in the valuation of securitized vehicles and structured investment vehicles, Mr. Purcell has advised numerous hedge fund and private equity sponsors on the valuation of their portfolio assets. He has structured, negotiated, and closed complex financial and capital transactions in many industries, including transportation, financial services, telecommunications, energy, aviation, consumer products and industrial products.  From 1989 to 1996, Mr. Purcell served in a number of positions with Valuemetrics, Inc. / VM Equity Partners, where he specialized in the valuation of publicly owned and privately held companies, strategic financial planning, and bankruptcy analysis.  Mr. Purcell earned bachelor’s degree in Economics and Finance from the University of Florida in 1973 and earned his MBA, with concentrations in Finance and Statistics, from the University of Chicago. He is a member of the Institute of Directors, British American Business and the Corporate Development Association. He is also a member of the Valuation Special Interest Group of the Institute of Chartered Financial Accountants in England and Wales, the Society of Share and Business Valuers, and the Business Valuation Association. We believe that Mr. Purcell’s extensive education and background in finance makes him qualified to serve as a director.

Alexandre Zyngier. Mr. Zyngier has served as a director since September 2015. Mr. Zyngier founded Batuta Advisors in 2013 to pursue high return investment opportunities in the distressed and turnaround sectors. Mr. Zyngier has over 20 years of investment, strategy, and operating experience. He is currently a director of GT Advanced Technologies and Atari SA. Mr. Zyngier has worked as a Portfolio Manager, investing in public and private opportunities, at Alden Global Capital, Goldman Sachs & Co. and Deutsche Bank Co. He was also a strategy consultant at McKinsey & Company and a technical brand manager at Procter & Gamble.  Mr. Zyngier holds an MBA in Finance and Accounting from the University of Chicago and a BSc. in Chemical Engineering from UNICAMP in Brazil. We believe that Mr. Zyngier’s extensive education and background in finance and strategy makes him qualified to serve as a director.

All of our directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Our officers are appointed by our board of directors and hold office until their death, resignation or removal from office.

Family Relationships

There are no family relationships among our directors or executive officers.

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Executive Compensation

The table below summarizes the compensation paid to the following persons:

(a) our principal executive officer;

(b)  each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2015; and

(c) up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2015, who we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officer, whose total compensation did not exceed $100,000 for the respective fiscal year:

SUMMARY COMPENSATION TABLE

									Non-Equity		Change in Pension Value and
					Stock		Option/Warrant		Incentive Plan		Nonqualified Deferred	All Other
Name and Principal			Salary	Bonus	Awards		Awards		Compensation		Compensation	Compensation		Total
Position		Year	($)	($)	($)		($)		($)		Earnings	($)		($)
Dr. Carr Bettis		2015	$-	-	200,000	(1)	$253,563	(2)	$72,944	(3)	-	-		$526,507
Executive Chairman,		-	-	-	-		-		-		-	-		-
Chairman and Director		-	-	-	-		-		-		-	-		-

Todd Bankofier		2015	$18,220	-	-		$14,359	(4)	-		-	-		$32,579
Chief Executive Officer			-	-	-		-		-		-	-		-

Sean Bradley		2015	$143,699	-	-		-		-		-	-		$143,699
President, Chief Technology		2014	$207,816	-	-		-		-		-	-		$207,816
Officer, Vice President,		2013	$87,159	-	-		-		-		-	$524,058	(5)(6)	$611,217
Secretary

Nathaniel Bradley (Previous)	(7)	2015	$127,981	-	-		-		-		-	-		$127,981
Ex-Chief Executive		2014	$227,525	-	-		-		-		-	-		$227,525
Officer, and Director		2013	$75,000	-	-		-		-		-	$627,287	(8)(9)	$702,287

James Crawford (Previous)	(10)	2015	$46,903	-	-		-		-		-	$20,000	(11)	$66,903
Ex-Chief Operating		2014	$183,150	-	-		-		-		-	$21,514	(12)	$204,664
Officer, Treasurer and		2013	$69,375	-	-		-		-		-	$281,157	(13)(14)	350,532
Director

Paul Arena (Previous)	(15)	2015	$67,600	-	-		-		-		-	$267,000	(16)	$334,600
Ex-Executive Chairman,		2014	$310,000	-	-		$303,562	(17)	-		-	990,000	(18)	$1,603,562
Chairman of the Board		-	-	-	-		-		-		-	-		-

Edward O Donnell (Previous)	(19)	2015	$81,855	-	-		-		-		-	-		$81,855
Ex-Chief Financial Officer		2014	$160,000	-	-		$95,604	(20)	-		-	-		$255,604
		2013	$137,500	-	-		$30,991	(21)	-		-	$5,119	(22)	$173,610

(1)	Dr. Carr Bettis was granted 1,250,000 shares on June 2, 2015 with a total market value of $200,000 at grant date.

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(2)	Dr. Carr Bettis was granted 2,000,000 warrants on June 2, 2015 with a total market value of $239,007 and granted 500,000 options and 250,000 options on October 26, 2015 with a market value of $14,556 at grant dates.

(3)	Dr. Carr Bettis was entitled to $87,500 in compensation for the period July 1 to December 31, 2015. He has been granted options and warrants with a value of $14,566 for that period. The difference of $72,944 is a liability of the Company.

(4)	Todd Bankofier, in his capacity as Advisory Board member was granted 150,000 options on June 2, 2015 with a total market value of $14,359 at grant date.

(5)	Sean Bradley was granted 1,471,901, 20,833, 20,833 and 67,033 warrants on March 19, 2013, March 31, 2013, June 30, 2013 and September 30, 2013 with values of $360,757, $5,109, $11,902 and $12,100, respectively, with total market value of $389,058 at grant date.

(6)	Sean Bradley was granted 300,000 performance share units on August 1, 2013, with a total market value of $135,000 at grant date.

(7)	Nathaniel Bradley resigned as Chief Executive Officer and President Effective April 24, 2015. Effective August 27. 2015 Mr. Bradley resigned from his board position and his position as Chief Innovation Officer.

(8)	Nathaniel Bradley was granted 1,671,155, 25,000, 32,500 and 103,128 warrants on March 19, 2013, March 31, 2013,June 30, 2013 and September 30, 2013, with market values of $409,818, $6,131, $12,723 and $18,615, respectively, with total value of $447,287 at grant dates.

(9)	Nathaniel Bradley was granted 400,000 performance share units on August 1, 2013, with a total market value of $180,000 at grant date.

(10)	James Crawford resigned as Chief Operating Officer and Treasurer effective April 24, 2015.

(11)	James Crawford provided consulting services via Crawdad, LLC totaling $20,000.

(12)	James Crawford was granted 53,036 warrants with a value of $21,514 at grant date.

(13)	James Crawford was granted 454,593, 10,000, 38,333 and 95,394 warrants on March 19, 2013, March 31, 2013, June 30, 2013 and September 30, 2013 with values of $111,480, $2,452, $15,006 and $17,219, respectively, with total market value of $146,157 at grant dates.

(14)	James Crawford was granted 300,000 performance share units on August 1, 2013, with a total market value of $135,000 at grant date.

(15)	Paul Arena resigned as Executive Chairman/Chairman of the Board and a member of our board of directors

(16)	Paul Arena provided consulting services via AIM Group, LLC totaling $267,000.

(17)	Paul Arena was granted 1,500,000 options on January 27, 2014, with a total value of $303,562 at grant date.

(18)	Paul Arena was granted 3,000,000 performance share units on January 27, 2013, with total value of $990,000 at grant date.

(19)	Edward O’Donnell resigned from his position as our Chief Financial Officer, effective March 29, 2015.

(20)	Edward O Donnell was granted 330,000 options on March 24, 2014 with a total value of $95,604 at grant date.

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(21)	Edward O’Donnell was granted 150,000 options on July 29, 2013, with a market value of $30,991 at grant date.

(22)	Edward O’Donnell was granted 28,360 warrants on September 30, 2013, with a total value of $5,119 at grant date.

Director Compensation

We have no formal plan for compensating our directors for their service in their capacity as directors and have not paid any director’s fees or other cash compensation for services rendered as a director since our inception. Although no director received and or/accrued any compensation specifically related to services as a director, directors may receive options at the discretion of our board of directors or a committee, which may be established in the future.  Edward Withrow III, one of our former directors, was granted options to purchase 225,000 shares on December 19, 2012 as remuneration for services not related to his service as a director. The options have an exercise price of $0.25 per share with an aggregate fair market value of $54,903 at grant date.  On August 20, 2013, we granted options to purchase 200,000 shares to each of Craig Columbus (a former director of ours), Dr. Carr Bettis and Edward Withrow III (a former director).  The options have an exercise price of $0.50 per share and a term of five years with an aggregate fair market of $130,591 at grant date.  In connection with the election of Ernest Purcell to our board, Mr. Purcell was granted five year options to purchase up to 250,000 shares of our common stock at an exercise price of $0.40 per share with an aggregate fair market value of $37,805 at grant date.

In connection with the election of Anthony Coelho to our board, Mr. Coelho was granted five-year options to purchase up to 250,000 shares of our common stock at an exercise price of $0.35 per share with an aggregate fair market value of $44,503 at grant date.  In connection with the election of Matthew Mellon II (a former director of ours) to our board, Mr. Mellon was granted five-year options to purchase up to 250,000 shares of our common stock at an exercise price of $0.65 per share with an aggregate fair market value of $101,248 at grant date. Mr. Mellon returned these options to our company when he resigned in April 2015.

In June 2015, our board of directors granted to Dr. Carr Bettis in connection with his service as Executive Chairman/Chairman of the Board 1,250,000 shares of our common stock and five-year warrants to purchase up to 2,000,000 shares of our common stock at an exercise price of $0.16 per share with an aggregate fair market value of $328,309 at grant date.  In June 2015, our board of directors granted to Ernest Purcell in connection with his service as Chairman of the Audit Committee 800,000 shares of our common stock and five-year warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.16 per share with an aggregate fair market value of $190,608 at grant date.

In October 2015, our board of directors granted to Anthony Coelho and to Ernest Purcell each five-year options to purchase up to 750,000 shares of common stock at exercise price of $0.041, each with an aggregate fair value of $18.952 at grant date. In connection with the election of Alexandre Zyngier to our board, and pursuant to his role as Compensation Committee Chairman, our board granted Mr. Zyngier 750,000 five-year options with an exercise price of $0.041 per share was an aggregate fair value of $18,952 at grant date.

In connection with the election of Christine Griffin to our board, in November 2015, our board granted Ms. Griffin 500,000 five-year options with an exercise $0.049 per share was an aggregate fair value of $15,150 at grant date.

Employment Contracts with Executive Officers

Our objective is to align the compensation of our senior executives with long term value creation for our stockholders.  As such, we use certain performance goals to determine the number of shares that they are eligible to receive each year.

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Dr. Carr Bettis. Pursuant to an Executive Employment Agreement dated as of July 1, 2015, Dr. Carr Bettis is employed as our Executive Chairman.  The term of the Executive Employment Agreement is one year commencing July 1, 2015, terminable at will by either us or Dr. Bettis and subject to extension upon mutual agreement.  He is to receive a base annual compensation of $175,000 during the employment period, paid at the end of every calendar quarter in the form of options to purchase shares of our common stock.  The number of options to be issued for each quarterly period will be determined by means of a Black Scholes valuation whereby the number of options issued would have a value at the time of issuance equal to the dollar value of Dr. Bettis’ base salary for each calendar quarter.  He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Dr. Bettis is also entitled to equity awards under our incentive compensation plans. In November, 2015 the board and Dr. Bettis agreed that Dr. Bettis equity awards would be limited to 750,000 options or warrants per quarter and the balance of his compensation would be paid to Dr. Bettis in a form mutually agreeable to Dr. Bettis and the board. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Dr. Bettis. The number of shares that vest under the performance options are determined based upon the company’s and Dr. Bettis (as applicable) performance compared to performance goals described below. The compensation committee established a target number of shares of 2,000,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Dr. Bettis, as applicable. Subject to the share price condition, 50% of the target award will be earned by Dr. Bettis at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Dr. Bettis shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date.

Todd Bankofier. Pursuant to an Executive Employment Agreement dated as of November 10, 2015 Mr. Bankofier was employed as our Chief Executive Officer.  The term of the Executive Employment Agreement is one year commencing November 10, 2015 and subject to extension upon mutual agreement.  He is to receive a base annual salary of $125,000. Mr. Bankofier is also entitled to equity awards under our incentive compensation plan. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Mr. Bankofier. The number of shares that vest under the performance options are determined based upon the company’s and Mr. Bankofier (as applicable) performance compared to performance goals described below. The compensation committee established a target number of shares of 2,000,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bankofier, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bankofier at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bankofier shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date.

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On August 7, 2013, we entered into agreements with the following executive officers:

Sean Bradley. Pursuant to an Executive Employment Agreement, Sean Bradley was employed as our Chief Technology Officer.  The term of the Executive Employment Agreement is three years commencing August 7, 2013, subject to extension upon mutual agreement.  He is to receive a base annual salary of $195,000 during the employment period.  He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Mr. Bradley is also entitled to equity awards under the AudioEye, Inc. 2012 Incentive Compensation Plan, the AudioEye, Inc. 2013 Incentive Compensation Plan and the AudioEye, Inc. 2014 Incentive Compensation Plan. In connection with entry into the Executive Employment Agreement, we and Mr. Bradley terminated the existing employment agreement, dated April 1, 2010, between us and Mr. Bradley effective as of August 7, 2013.

Pursuant to a Performance Share Unit Agreement, Mr. Bradley was granted an award of an aggregate of 200,000 PSUs at target value of established goals.  37.5% of these awards are tied to targeted revenue goals of approximately $1.7 million, $8.0 million and $22 million over the years ended March 31, 2014, March 31, 2015 and March 31, 2016, respectively. 37.5% of these awards are tied to a project plan deliverable schedule and related project budget, and 25% are tied to discretionary goals.  The award will pay above or below the target number of shares based on performance.  In order to receive any shares the threshold value of goals is 75% of the target, which will payout at 100,000 shares.  The maximum share payout is 300,000 shares if 125% of performance targets are met.  We use interpolation to determine share payouts if the performance metric values achieved are between the threshold, target and maximum goal levels. Pursuant to the first year goals, in 2014 Mr. Sean Bradley was granted 93,750 shares. In the third quarter of 2015 management determined that was highly improbably that any of the 2015 or 2016 performance period targets would be met.

Effective April 24, 2015, our board of directors appointed Sean Bradley to serve as President of our company as well as continuing as Chief Technology Officer and Secretary. Effective May 1, 2015, Mr. Bradley agreed to reduce his annual base salary to $150,000.  Effective October 1, 2015 the board and Mr. Bradley agreed that in lieu of cash Mr. Bradley would receive up to $6,250 per quarter in compensation in the form of market value of options or warrants. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Mr. Bradley. The number of shares that vest under the performance options are determined based upon the company’s and Mr. Bradley’s (as applicable) performance compared to performance goals described below. The compensation committee established a target number of shares of 1,500,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bradley, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bradley at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bradley shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company’s actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date.

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Nathaniel Bradley (previous executive). Pursuant to an Executive Employment Agreement, Nathaniel Bradley was employed as our Chief Executive Officer.  The term of the Executive Employment Agreement is three years commencing August 7, 2013, subject to extension upon mutual agreement.  He is to receive a base annual salary of $200,000 during the employment period.  He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Mr. Bradley is also entitled to equity awards under the AudioEye, Inc. 2012 Incentive Compensation Plan, the AudioEye, Inc. 2013 Incentive Compensation Plan and the AudioEye, Inc. 2014 Incentive Compensation Plan. Pursuant to the first year goals, in 2014 Mr. Nathaniel Bradley was granted 83,333 shares. In connection with entry into the Executive Employment Agreement, we and Mr. Bradley terminated the existing employment agreement, dated April 1, 2010, between us and Mr. Bradley effective as of August 7, 2013.

Pursuant to a Performance Share Unit Agreement, Mr. Bradley was granted an award of an aggregate of 200,000 Performance Share Units (“PSUs”) at target value of established goals.  Each PSU represented the right to receive one share of our common stock. 37.5% of these awards are tied to targeted revenue goals of approximately $1.7 million, $8.0 million and $22 million over the years ended March 31, 2014, March 31, 2015 and March 31, 2016, respectively. 37.5% of these awards are tied to targeted cash flow goals over the three years, and 25% are tied to discretionary goals.  The award would pay above or below the target number of shares based on performance.  In order to receive any shares the threshold value of goals is 75% of the target, which would payout at 100,000 shares.  The maximum share payout was 400,000 shares if 125% of performance targets are met.  We would use interpolation to determine share payouts if the performance metric values achieved are between the threshold, target and maximum goal levels. In the third quarter of 2015 management determined that was highly improbably that any of the 2015 or 2016 performance period targets would be met.

Effective April 24, 2015, Nathaniel Bradley resigned as Chief Executive Officer and President of our company.  Effective with his resignation as Chief Executive Officer and President, our board of directors appointed Mr. Bradley to serve as Founder and Chief Innovation Officer as well as Treasurer of our company. Effective May 1, 2015, Mr. Bradley agreed to reduce his annual base salary to $125,000. Effective August 27, 2015 Mr. Bradley resigned from his position as Chief Innovation Officer and member of the board.

James Crawford (previous executive). Pursuant to an Executive Employment Agreement, James Crawford was employed as our Chief Operating Officer.  The term of the Executive Employment Agreement is three years commencing August 7, 2013, subject to extension upon mutual agreement.  He is to receive a base annual salary of $185,000 during the employment period.  He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Mr. Crawford is also entitled to equity awards under the AudioEye, Inc. 2012 Incentive Compensation Plan, the AudioEye, Inc. 2013 Incentive Compensation Plan and the AudioEye, Inc. 2014 Incentive Compensation Plan.

Pursuant to a Performance Share Unit Agreement, Mr. Crawford was granted an award of an aggregate of 200,000 PSUs at target value of established goals.  75% of these awards are tied to targeted revenue goals of approximately $1.7 million, $8.0 million and $22 million over the years ended March 31, 2014, March 31, 2015 and March 31, 2016, respectively and 25% were tied to discretionary goals.  The award would pay above or below the target number of shares based on performance.  In order to receive any shares the threshold value of goals was 75% of the target, which would payout at 100,000 shares.  The maximum share payout was 300,000 shares if 125% of performance targets were met.  We would use interpolation to determine share payouts if the performance metric values achieved were between the threshold, target and maximum goal levels. Pursuant to the first year goals, Mr. Crawford was granted 91,667 shares. In the third quarter of 2015 management determined that was highly improbably that any of the 2015 or 2016 performance period targets would be met.

Effective April 24, 2015, James Crawford resigned as Chief Operating Officer and Treasurer of our company.

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Also on April 24, 2015, we and Crawdad, LLC. (“Crawdad”), a limited liability company wholly owned by Mr. Crawford, entered into a Consulting Agreement pursuant to which Crawdad, through Mr. Crawford, is to provide certain consulting services to us for a period of 12 months for a consulting fee of $5,000 per month.

The consulting agreement with Crawdad was terminated by mutual agreement on December 31, 2015.

Edward O’Donnell (previous executive). Pursuant to an Executive Employment Agreement, Mr. O’Donnell was employed as our Chief Financial Officer.  The term of the Executive Employment Agreement was two years commencing August 7, 2013, subject to extension upon mutual agreement.  He was to receive a base annual salary of $165,000 during the employment period.  He was entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Mr. O’Donnell was also entitled to equity awards under our incentive compensation plan.

Effective March 29, 2015, Edward O’Donnell resigned from his position as our Chief Financial Officer.

Constantine Potamianos (previous executive). Pursuant to an Executive Employment Agreement, Constantine Potamianos was employed as our Chief Legal Officer and General Counsel.  The term of the Executive Employment Agreement was two years commencing August 7, 2013, subject to extension upon mutual agreement.  He received a base annual salary of $150,000 during the employment period.  He was entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Mr. Potamianos was also entitled to equity awards under the AudioEye, Inc. 2012 Incentive Compensation Plan, the AudioEye, Inc. 2013 Incentive Compensation Plan and the AudioEye, Inc. 2014 Incentive Compensation Plan.

On August 7, 2015 Constantine Potamianos employment contract expired.

Paul Arena (previous executive). On January 27, 2014, we entered into agreements with Paul Arena.  Under an Executive Employment Agreement dated as of January 27, 2014, Mr. Arena had direct responsibility working in conjunction with our Chief Executive Officer, over operations, sales marketing, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing and auditor interfacing.  The initial term of Mr. Arena’s employment was two years.  Mr. Arena’s base salary was $275,000 per year.  Mr. Arena received a signing bonus of $35,000 and was entitled to a quarterly bonus of up to $50,000 based on recognized revenues for the applicable quarter and additional bonuses at the discretion of our board of directors or compensation committee.  Mr. Arena had been granted five year warrants to purchase 250,000 shares of our common stock at an exercise price of $0.40 per share and stock options to purchase 1,500,000 shares at an exercise price of $0.40 per share subject to vesting as set forth in the Executive Employment Agreement.  Pursuant to a separate Performance Share Unit Agreement dated as of January 27, 2014, we granted to Mr. Arena an award of up to 3,000,000 PSUs.  Each PSU represented the right to receive one share of common stock.  The number of PSUs that Mr. Arena actually earned would have been determined by the level of achievement of the performance goals set forth in the Performance Share Unit Agreement. Mr. Arena was granted an award of an aggregate of 1,500,000 PSUs at target value of established goals.  35% of these awards were tied to targeted revenue goals over the years ended January 31, 2015 and January 31, 2016. 35% of these awards were tied to targeted cash flow goals over the years, and 30% are tied to discretionary goals.  The award would pay above or below the target number of shares based on performance.  In order to receive any shares the threshold value of goals is 75% of the target, which would payout at 1,000,000 shares.  The maximum share payout was 3,000,000 shares if 125% of performance targets were met.  We would have used interpolation to determine share payouts if the performance metric values achieved were between the threshold, target and maximum goal levels. Even though in the third quarter of 2015 management determined that was highly improbably that any of the 2015 or 2016 performance period targets would be met, this determination was preempted by the Separation and Release Agreement (the “Separation Agreement”) discussed below.

On March 5, 2015, we and Paul Arena entered into a Separation Agreement pursuant to which Mr. Arena resigned as Executive Chairman/Chairman of the Board and a member of our board of directors. Under the Separation Agreement, we and Mr. Arena agreed that, pursuant to his Stock Option Agreement with us, options to purchase 500,000 common shares were vested, options to purchase an additional 500,000 shares (the “Second Tranche”) vested and options to purchase 500,000 shares were forfeited. Fifty percent of the options under the Second Tranche were subject to certain clawback provisions as set forth in the Separation Agreement and were clawed back due to the restatement of financial information for 2014. Additionally, Mr. Arena was granted 500,000 shares of our restricted common stock (the “Restricted Shares”) with 250,000 shares to be deposited in escrow to cover the clawback rights of our company. The Restricted Shares were clawed back due to the restatement of financial information for 2014. The Restricted Shares were being issued to Mr. Arena in lieu of any issuances which may be due him under his Performance Share Unit Agreement. The Restricted Shares and shares issuable pursuant to options described above were subject to a Lock-up/Leakage Agreement under which Mr. Arena is limited to a cap of $50,000 in gross proceeds from the sale of such shares in any month.

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Also on March 5, 2015, we and AIM Group, Inc. (“AIM”), a corporation wholly owned by Mr. Arena, entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which AIM, through Mr. Arena, is to provide certain consulting services to us for a period of one year. Under the Consulting Agreement, AIM received a one-time net payment of $267,000.

AudioEye, Inc. 2012 Incentive Compensation Plan, AudioEye, Inc. 2013 Incentive Compensation Plan, AudioEye, Inc. 2014 Incentive Compensation Plan, AudioEye, Inc. 2015 Incentive Compensation Plan, and AudioEye, Inc. 2016 Incentive Compensation Plan

On December 19, 2012, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved the 2012 Plan; on August 20, 2013, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved the 2013 Plan; on January 27, 2014, our board of directors adopted and approved and on March 5, 2014 holders of a majority of our outstanding shares of common stock adopted and approved the 2014 Plan; and on September 5, 2014, our board of directors adopted and approved and, on September 10, 2014, holders of a majority of our outstanding shares of common stock adopted and approved the 2015 Plan. On July 7, 2016, our board of directors approved the 2016 Plan as Amended, which has also been approved by the majority of shareholders. The purpose of the Plans is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. The following summary of the Plans is qualified in its entirety by the specific language of the Plans.

Administration. The Plans are to be administered by a committee elected by the board of directors, provided, however, that except as otherwise expressly provided in the Plans, the board of directors may exercise any power or authority granted to the committee upon formation under the Plans.  Subject to the terms of the Plans, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Plans, construe and interpret the Plans and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the Plans.

Eligibility. The persons eligible to receive awards under the Plans are the officers, directors, employees, consultants and other persons who provide services to us.  An employee on leave of absence may be considered as still in the employ of ours for purposes of eligibility for participation in the Plans.

Types of Awards. The Plans provide for the issuance of stock options, performance stock units, stock appreciation rights, or SARs, restricted stock, deferred stock, warrants, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards.  Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards; Annual Per Person Limitations. The total number of shares of common stock that may be subject to the granting of awards under each of the Plans at any time during the term of each of the Plans is equal to 5,000,000 shares. This limit will be increased by the number of shares with respect to which awards previously granted under the Plans that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

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The Plans impose individual limitations on the amount of certain awards. Under these limitations, during any fiscal year of ours, the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards granted to any one participant under the Plans may not exceed 500,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month performance period is $250,000, and the maximum amount that may be paid out as performance units in any performance period greater than 12 months is $500,000.

The board of directors is authorized to adjust the limitations described in the two preceding paragraphs. The board of directors is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Stock Options and Stock Appreciation Rights. The board of directors is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the board of directors, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the Plans, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the board of directors or under procedures established by the committee upon formation.  The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock. The board of directors is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of ours, unless otherwise determined by the board of directors. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The board of directors is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the board of directors.

Bonus Stock and Awards in Lieu of Cash Obligations. The board of directors is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the Plans or other plans or compensatory arrangements, subject to such terms as the board of directors may specify.

Other Stock Based Awards. The board of directors is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The board of directors determines the terms and conditions of such awards.

Performance Awards. The board of directors is authorized to grant performance awards to participants on terms and conditions established by the board of directors. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the board of directors. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the board of directors, be subject to provisions that should qualify such awards as “performance based compensation” not subject to the limitation on tax deductibility by us under Internal Revenue Code Section 162(m).

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The board of directors may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the board of directors. The board of directors may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The board of directors is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the Plan.

Awards under the Plans are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under the Plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The board of directors may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in the Plans (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the board of directors may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. The board of directors may amend, alter, suspend, discontinue or terminate the Plans or upon formation determine the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the Plans, which might increase the cost of the Plans or alter the eligibility of persons to receive awards.  Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. The Plans will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under the Plans, (b) termination of the applicable Plan by the board of directors, or (c) the tenth anniversary of the effective date of the applicable Plan. Awards outstanding upon expiration of the applicable Plan will remain in effect until they have been exercised or terminated, or have expired.

Recent Developments

On December 7, 2016, the Board, based upon the recommendation of the Compensation Committee and the Company’s outside executive compensation consulting firm, approved an extension to and modification of the existing employment contract with Dr. Carr Bettis, the Executive Chairman of the Company (the “Bettis Employment Contract”), as well as the grant of certain equity awards to Dr. Bettis under the 2016 Plan. To best preserve the Company’s limited cash resources, the Bettis Employment Contract provides generally that Dr. Bettis’s base compensation is paid in the form of restricted stock units (“RSUs”).

In its December 7, 2016 action by written consent, the Company’s Board of Directors approved an award of restricted stock units (the “Bettis RSU’s”) to Dr. Bettis in consideration of services Dr. Bettis rendered subsequent to June 30, 2016. The number of Bettis RSUs awarded was 602,620, which was determined by dividing $72,917 (the amount of compensation for the period July 1, 2016 through November 30, 2016) by $0.121, representing the 10-day average closing price of the Company’s Common Stock over the 10 trading days beginning November 17, 2016 (the “Award Pricing Methodology”). The Bettis RSUs of Dr. Bettis vest upon the satisfaction of both of the following conditions: (i) Dr. Bettis remains in service to the Company continuously through and until June 30, 2017, and (ii) the Company undergoes a change of control during the seven-year term of the award (the “Award Vesting Conditions”). The Board also approved the grant to Dr. Bettis of a long-term equity component of his compensation in the form of an RSU with a seven-year term representing the right to receive, subject to the terms and upon the conditions of the RSU, 250,000 shares of the Company’s Common Stock, with such number of shares to be reduced by the number of shares, if any, that are awarded to Dr. Bettis in connection with the Performance Option Unit Agreement granted Dr. Bettis in January 2016 under the 2016 Plan. This RSU is also subject to the Award Vesting Conditions.

Also on December 7, 2016, the Board, based upon the recommendation of the Compensation Committee and the Company’s outside executive compensation consulting firm, approved an increase to the base salary of Todd Bankofier, the Company’s Chief Executive Officer. Mr. Bankofier’s base annual salary was increased to $175,000. Mr. Bankofier also received a restricted stock unit award under the 2016 Plan (the “Bankofier RSUs”). The Bankofier RSUs have a seven-year term and represent the right to receive, subject to the terms and upon the conditions of the RSU award, 250,000 shares of the Company’s Common Stock, with such number of units to be reduced by the number of shares, if any, that are awarded to Mr. Bankofier in connection with the Performance Option Unit Agreement granted Mr. Bankofier in January 2016 under the 2016 Plan. The Bankofier RSUs vest under the Award Vesting Conditions.

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INCENTIVE COMPENSATION PLAN

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers at December 31, 2015.

				All Other
		Estimated	All Other	Option/Warrant
		Future	Stock	Awards:
		Payments	Awards:	Number of
		under Equity	Number of	Shares	Exercise Price	Grant Date Fair
		Incentive	Shares of	Underlying	of Option	Value of Stock
		Plan Awards	Stock or	Options	Awards	and Option
Name	Grant Date	(1) Target ($)	Units (#)	(#)	($/Share)	Awards ($)(1)

Dr. Carr Bettis	6/2/2015	-	1,250,000	-	$0.16	$200,000
	6/2/2015	-	-	2,000,000	$0.16	$239,007
	10/26/2015	-	-	750,000	$0.041	$14,556

Todd Bankofier	6/2/2015	-	-	150,000	$0.16	$14,359

(1)	The amounts in the column under “Grant Date Fair Value of Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards

The following table sets forth certain information concerning unexercised stock options for each of our named executive officers at December 31, 2015:

	Number of		Number of			Number of
	securities		securities			shares or	Market value
	underlying		underlying	Option/		units of	of shares or
	unexercised		unexercised	Warrant	Option/Warrant	stock that	units of stock
Named Executive	options/warrants (#)		options/warrants (#)	Exercise	Expiration	have not	that have not
Officer	Exercisable		Unexercisable	Price ($)	Date	vested (#)	vested ($)
Dr. Carr Bettis	200,000	(1)	-	$0.5	8/20/2016	-	-
	178,125	(1)	121,875	$0.45	3/24/2019	-	-
	46,875	(2)	-	$0.6	12/31/2019	-	-
	2,000,000	(3)	-	$0.16	6/2/2020	-	-
	750,000	(4)	-	$0.041	10/26/2018	-	-

Todd Bankofier	100,000	(5)	50,000	$0.016	6/2/2020	-	-

Sean Bradley	93,750		-	$0.25	12/18/2017	-	-
	994,616	(6)	248,654	$0.25	3/19/2018	-	-
	28,333	(7)	-	$0.5	6/30/2016	-	-
	67,033	(8)	-	$0.39	9/30/2016	-	-
	3,200	(9)	-	$0.4	11/12/2018	-	-
	25,000	(10)	-	$0.5	11/13/2016	-	-
	473,333	(12)	-	-	-	-	-

Nathaniel Bradley (previous) (16)	1,130,770	(6)	-	$0.25	3/19/2018	-	-
	32,500	(7)	-	$0.5	6/30/2016	-	-
	103,128	(8)	-	$0.39	9/30/2016	-	-
	6,667	(9)	-	$0.4	11/12/2018	-	-
	25,000	(10)	-	$0.5	11/13/2016	-	-
	21,773	(11)	-	$0.4	11/22-12/10/2018	-	-
	473,334	(12)	-	-	12/23/2018	-	-

James Crawford (previous) (17)	309,729	(6)	-	$0.25	12/18/2017	-	-
	38,333	(7)	-	$0.5	6/30/2016	-	-
	95,394	(8)	-	$0.39	9/30/2016	-	-
	3,200	(9)	-	$0.4	11/12/2018	-	-
	53,036	(13)	-	$0.7	8/25/2018	-	-
	213,333	(14)	-	$0.4	12/23/2018	-	-

Edward O Donnell (previous) (18)	75,000		75,000	$0.39	7/28/2018	75,000	$12,000
	28,360	(7)	-	$0.39	9/30/2016	-	-

Paul Arena (previous) (19)	750,000		-	$0.40	3/27/17	-	-
	250,000	(15)	-	-	12/23/2018	-	-

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(1)	Dr. Carr Bettis was granted 200,000 options on August 20, 2013 and 300,000 options on March 24, 2014 as an independent director.

(2)	Dr. Carr Bettis was granted 46,875 warrants on December 31, 2014 as part of his participation in a private placement.

(3)	Dr. Carr Bettis was granted 2,000,000 warrants on June 2, 2015 in his capacity as Executive Chairman before his employment agreement.

(4)	Dr. Carr Bettis was granted 500,000 options and 250,000 warrants on October 26, 2015 pursuant to his July 1, 2015 employment agreement.

(5)	Todd Bankofier was granted 150,000 options on June 2, 2015 in his capacity as advisory board member.

(6)	Warrants to purchase up to an aggregate of 3,652,672 shares of common stock were issued to Sean Bradley, Nathan Bradley and James Crawford in the same amount as the related party payables forgiven. 720,249 were forfeited.

(7)	Warrants to purchase up to 99,166 shares of common stock were granted to Sean Bradley, Nathan Bradley and James Crawford in consideration for the release of related party payables.

(8)	Warrants to purchase up to 293,915 shares of common stock were granted to Sean Bradley, Nathan Bradley, James Crawford and Edward O’Donnell for the release of related party payables.

(9)	Warrants to purchase up to 9,867 shares of common stock were granted to Sean Bradley and Nathan Bradley in consideration for the release of related party payables.

(10)	Warrants to purchase up to 50,000 shares of common stock were granted to Bradley Brothers, LLC which at December 31, 2015 was an equally owned entity with beneficial owners Sean Bradley and Nathan Bradley for release of related party payables.

(11)	Warrants to purchase up to 21,773 shares of common stock were granted to Nathan Bradley for release of related party payables.

(12)	Warrants to purchase up to 946,667 shares of common stock were granted to Bradley Brothers, LLC which at December 31, 2015 was an equally owned entity with beneficial owners Sean Bradley and Nathan Bradley in connection with their investment in a private placement. Sean Bradley no longer has an interest in Bradley Brothers, LLC.

(13)	Warrants to purchase up to 53,036 shares of common stock were granted to James Crawford for release of related party payables.

(14)	Warrants to purchase up to 213,336 shares of common stock were granted to James Crawford for release of related party payables.

(15)	Warrants associated with his participation in a private placement on December 23, 2013.

(16)	Effective April 24, 2015, Nathaniel Bradley resigned as Chief Executive Officer and President of our company. Effective August 27. 2015, Nathan Bradley resigned as Chief Innovation Officer and as a member of the board of directors of our Company.

(17)	Effective April 24, 2015, James Crawford resigned as Chief Operating Officer and Treasurer of our Company.

(18)	Edward O’Donnell resigned from his position as our Chief Financial Officer effective March 29, 2015.

(19)	Paul Arena and the Company on March 5, 2015, entered into a Separation and Release Agreement.

Change in Control

There are no arrangements currently in effect, which may result in our “change in control,” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

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Equity Compensation Plan Information

The following table gives the information about common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2015:

(c)
Number of securities
remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders	14,759,914	$0.30	5,240,086

Total	14,759,914	-	5,240,086

Item 12. Security Ownership of Certain Beneficial Owners, Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of our common stock as of August 16, 2016 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our named executive officers and directors; and
•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3(d) promulgated by the Securities Exchange Act pursuant to which a person is deemed to have beneficial ownership of any shares of common stock that such stockholder has the right to acquire within 60 days of August 16, 2016. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.  The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below.

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Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Owned (1)(2)

5% Owners
David Moradi (3)	10,730,934	(4)	9.99%

Nathan Bradley (5)	12,037,469	(6)	10.92%

Martin Shkreli (7)	9,013,975	(8)	7.99%

KTK Capital Inc. (9)	13,227,461	(10)	12.00%

Officers and Directors
Dr.Carr Bettis (11)	18,749,255	(12)	16.52%

Todd Bankofier	348,571	(13)	*

Sean Bradley	7,644,360	(14)	6.97%

Anthony Coelho	1,525,000	(15)	1.40%

Christine Griffin	1,025,000	(16)	*

Ernest Purcell (17)	9,441,741	(18)	8.53%

Alexandre Zyngier (19)	3,532,392	(20)	3.22%

All directors and executive officers as a group (7 persons)	42,266,319		34.19%

* Less than 1%

Unless otherwise indicated, the business address of each of the individuals is 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711.

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of August 16, 2016, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 107,541,762 shares of common stock outstanding as of November 29, 2016.

(3)	Mr. Moradi’s business address is c/o Anthion Management LLC, 379 West Broadway, New York, New York 10012.

(4)	Comprised of (i) 3,639,113 shares of common stock, warrants to purchase 2,939,583 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, the terms of which such warrants include a “blocker” provision that restricts conversion to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 9.99% of shares of our common stock outstanding immediately after giving effect to such conversion, and 3,070,867 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock; and (ii) 1,592,571 shares of common stock and warrants to purchase 33,603,311 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, the terms of which such warrants include a “blocker” provision that restricts conversion to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 9.99% of shares of our common stock outstanding immediately after giving effect to such conversion, held by Anthion Partners II, LLC, an entity for which Mr. Moradi is deemed the beneficial owner.

(5)	Former director and executive of the Company, Nathan Bradley’s business address is 504 W. 29th Street Tucson, AZ 85713.

(6)	Comprised of (i) 249,075 shares of common stock, options to purchase 31,250 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and warrants to purchase 1,827,683 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; (ii) 6,694,700 shares of common stock and warrants to purchase 996,667 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 held by Bradley Brothers LLC, an entity for which Mr. Bradley is deemed the beneficial owner; (iii) 1,211,764 shares of common stock held by Bradley Lecrone Investment Group LP, an entity for which Mr. Bradley is deemed the beneficial owner; (iv) 32,900 shares of common stock held by Nathan Bradley IRA, an entity for which Mr. Bradley is deemed the beneficial owner; and (v) 993,430 shares of common stock held by Lecrone Bradley Asset Holdings LP, an entity deemed for which Mr. Bradley is deemed the beneficial owner.

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(7)	Mr. Shrkeli’s business address is 245 E. 40th Street, Apt 18H, New York, NY 10016.

(8)	Comprised of 3,614,983 shares of common stock, warrants to purchase 2,328,125 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 3,070,867 shares of common stock issuable upon conversion of 50,000 shares of Series A Preferred Stock.

(9)	KTK Capital’s business address is 100 South Pointe Drive #1501, Miami Beach, FL 33139.

(10)	Comprised of (i) 5,861,349 shares of common stock, warrants to purchase 2,234,375 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 4,517,564 shares of common stock held by Keith Kosow, an entity for which KTK Capital is deemed the beneficial owner.

(11)	Dr. Bettis business address is c/o Fathom Lab LLC, 16211 N. Scottsdale Rd, Suite A6A-628, Scottsdale, AZ 85254.

(12)	Comprised of (i) 1,250,000 shares of common stock, options to purchase 1,450,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2015 and warrants to purchase 3,742,620 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; (ii) 10,618,784 shares of common stock and warrants to purchase 212,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 held by CSB IV US Holdings LLC, an entity for which Mr. Bettis is deemed the beneficial owner; (iii) 115,000 shares of common stock held by Carr Bettis IRA, an entity for which Mr. Bettis is deemed the beneficial owner; and (iv) 699,803 shares of common stock, warrants to purchase 46,875 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock and accrued dividends held by J. Carr & Stephanie V. Bettis Revocable Trust, Dated 1/1/03, an entity for which Mr. Bettis is deemed the beneficial owner

(13)	Comprised of 178,571 shares of common stock, options to purchase 150,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and warrants to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016.

(14)	Comprised of (i) 169,587 shares of common stock, options to purchase 412,340 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, warrants to purchase 1,562,157 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 252,241 shares of common stock issuable upon conversion of 4,107 shares of Series A Preferred Stock; and (ii) 5,248,035 shares of common stock held by Banyon Tree LLC, an entity for which Mr. Bradley is deemed the beneficial owner.

(15)	Consists of vested stock options to purchase up to 1,525,000 shares.

(16)	Consists of vested stock options to purchase up to 1,025,000 shares.

(17)	Mr. Purcell’s business address is c/o Houlihan Lokey, Inc., 1395 Brickell Avenue, Suite 1130, Miami, FL 33131.

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(18)	Comprised of (i) 4,096,317 shares of common stock, options to purchase 1,531,250 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016, warrants to purchase 1,100,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 and 614,173 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock; and (ii) 2,100,001 shares of common stock held by Ernest W. Purcell & Anne M. Purcell JTTENN, an entity for which Mr. Purcell is deemed the beneficial owner.

(19)	Mr. Zyngier’s business address is 475 Park Avenue South, Floor 12, New York, NY 10016.

(20)	Comprised of (i) options to purchase 1,281,250 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016; and (ii) 1,251,142 shares of common stock and warrants to purchase 1,000,000 shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2016 held by Equity Trust Custodian, FBO Alexandre Zyngier IRA, an entity for which Mr. Zyngier is deemed the beneficial owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than employment agreements with our executive officers and other payments made to our executive officers, all as described above under the section entitled “Management - Executive Compensation,” and compensation paid to our directors as described above under the section entitled “Management - Director Compensation,” there have been no transactions in which the amount involved exceeds $120,000 in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

The Company holds 60,000 shares in Peartrack Security Systems, formerly Ecologic Transportation, as of June 30, 2016 resulting from the conversion of a $60,000 accounts receivable balance in 2014 with a current fair value of the securities of $2,700. In 2014, the Company invested $50,000 in Cannonball Red in return for 97,500 shares held as of September 30, 2016. Both companies were affiliated with related parties who resigned from the Company in April 2015.

Dr. Carr Bettis, Executive Chairman and Chairman of Board of Directors

As of September 30, 2016 and December 31, 2015, the Company owed Dr. Bettis $5,992 and $72,944 in accrued salary, respectively. In addition, AudioEye sub-leases an office for the Company’s CEO Todd Bankofier from Verus Analytics, Inc, a company in which Dr. Bettis has a controlling interest. The sub-lease amount is $500 per month totaling $1,500 and $4,500 in three and nine months ended September 30, 2016.

Sean Bradley, President, Chief Technology Officer, and Secretary

As of September 30, 2016 and December 31, 2015, the Company owed Sean Bradley $8,752 and $6,250 in accrued salary, respectively.

David Moradi, a Material Shareholder, on a fully diluted basis

As of December 31, 2015 the Company owed David Moradi $70,000 in principal and $4,280 in accrued interest. During the nine months ended September 30, 2016, Mr. Moradi was paid in full. As of September 30, 2016, Mr. Moradi is no longer considered a material shareholder.

In summary, as of September 30, 2016 and December 31, 2015 the total balances of related party payables were $14,744 and $153,474, respectively.

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DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.00001 per share of which 107,541,762 are issued and outstanding as of November 29, 2016. Each stockholder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock. $.00001 par value, authorized of which 160,000 shares of Series A Preferred Stock are issued and outstanding. Each share of Series A Preferred Stock, issued at $10 per share, pays a 5% cumulative annual dividend and is convertible by dividing the original $10 purchase price per share of Series A Preferred Stock plus any accumulated dividends with respect to such share by an initial conversion price of $0.1754 (subject to adjustment for stock splits, stock dividends and similar actions).

Our board of directors is authorized to determine the number of series into which the preferred stock may be divided, to determine the designations, powers, preferences, voting and other rights of each series.

Anti-Takeover Provisions

We are governed by the Delaware General Corporation Law (“DGCL”). Certain provisions of the DGCL and our certificate of incorporation and bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise.

Vacancies on Board of Directors

Our certificate of incorporation provides that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board.

Stockholder Meetings

Under our certificate of incorporation and subject to the rights of holders of preferred stock, if any, only a majority of the members of the board of directors, the chairman of the board of directors or the Chief Executive Officer or the President may call special meetings of stockholders. This provision will make it more difficult for stockholders to take action opposed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may issue additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

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The overall effect of the foregoing provisions may be to deter a future tender offer. Our stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

Business Combinations

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Warrants

We are registering 52,702,098 shares of common stock hereunder which are issuable upon exercise of the Warrants. Each Warrant issued is exercisable into a common share for a period of up to five years at a weighted average exercise price of $0.10 per share.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

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•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales and in which case may be subject to certain statutory liabilities under the Exchange Act.

The selling stockholders will be subject to the applicable prospectus delivery requirements of the Securities Act unless subject to an exemption therefrom, including under Rule 172 thereunder.

74

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed 8.0%.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014 included in this prospectus have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701-3799.

75

Limitation on Liability of Directors and Indemnification of Directors and Officers

As authorized by Section 102(b)(7) of the DGCL, our certificate of incorporation provides that a director of our company will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, our bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of our company or an officer of our company elected by our board of directors or, while a director or an officer of our company elected by our board of directors, is or was serving at our request as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, we will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by our board of directors.

We will enter into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of ours. We also will maintain directors’ and officers’ liability insurance policies insuring directors and officers for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act covering the sale by the selling stockholders of the securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed therewith.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s website at http://www.sec.gov.

76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AudioEye, Inc.

Tucson, Arizona

We have audited the accompanying consolidated balance sheets of AudioEye, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AudioEye, Inc. and its subsidiary as of December 31, 2015 and 2014 and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has incurred losses from operations and net cash used in operating activities since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this mater are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com
Houston, Texas

March 30, 2016

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014
ASSETS
Current Assets
Cash	$1,687,257	$1,672,901
Accounts receivable, net	22,741	261,676
Related party receivables	-	10,000
Marketable securities held in related party	3,600	13,800
Non-marketable securities held in related party	50,000	50,000
Subscription receivable	-	1,175,000
Prepaid expenses and other current assets	41,388	90,688
Total Current Assets	1,804,986	3,274,065

Property and equipment, net	-	651
Intangible assets, net	2,840,856	3,097,293
Goodwill	700,528	700,528
Total Assets	$5,346,370	$7,072,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$213,620	$779,891
Billings in excess of revenues	-	123,908
Notes and loans payable-current	24,000	24,000
Related party payables	153,474	228,983
Derivative liabilities	439,361	-
Deferred revenue	60,790	-
Total Current Liabilities	891,245	1,156,782

Long Term Liabilities
Convertible notes and loans payable-long term, net	1,923,499	51,800
Related party loans	-	-
Total Long Term Liabilities	1,923,499	51,800

Total Liabilities	2,814,744	1,208,582

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00001 par value, 10,000,000 shares authorized, 175,000 and none issued and outstanding as of December 31, 2015 and 2014, respectively	2	-
Common stock, $0.00001 par value, 250,000,000 shares authorized, 81,717,154 and 77,817,861 issued and outstanding, as of December 31, 2015 and 2014, respectively	817	778
Treasury stock	(623,000)	(623,000)
Additional paid-in capital	27,393,238	23,516,463
Accumulated deficit	(24,239,431)	(17,030,286)
Total Stockholders’ Equity	2,531,626	5,863,955
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,346,370	$7,072,537

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2015	December 31, 2014
Revenues	$338,863	$516,807
Revenues from related parties	-	6,500
Total revenues	338,863	523,307

Cost of services	1,224,652	1,197,936

Gross (Loss)/Profit	(885,789)	(674,629)

Selling and marketing expenses	884,440	1,537,732
Research and technology expenses	375,817	610,329
General and administrative expenses	4,633,702	6,455,327
Amortization and depreciation	534,220	416,009
Total operating expenses	6,428,179	9,019,397

Operating loss	(7,313,968)	(9,694,026)

Other income (expense)	3,814	-
Unrealized loss on marketable securities	(10,200)	(10,200)
Loss on conversion of accounts receivable to marketable securities	-	(36,000)
Unrealized gain (loss) on derivative liabilities	187,932	-
Interest expense	(72,443)	(10,587)
Interest expense - related party	(4,280)	-
Total other expense	104,823	(56,787)

Net loss	$(7,209,145)	$(9,750,813)
Deemed dividend on Series A Convertible preferred stock	(594,641)	-
Dividend on Series A Convertible preferred stock	(58,733)	-
Net loss attributable to common stockholders	$(7,862,519)	$(9,750,813)

Net loss per common share basic and diluted	(0.10)	(0.16)

Weighted average common shares outstanding basic and diluted	80,445,509	61,962,359

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

						NON-CONTROLLING
						INTEREST
	COMMON STOCK		PREFERRED STOCK		PAID IN	/TREASURY	ACCUMULATED
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	STOCK	(DEFICIT)	TOTAL

Balance, December 31, 2013	53,239,369	$532	-	$-	$13,231,212	$(623,000)	$(7,279,473)	$5,329,271

Common stock issued for cash and subscription receivables, net	10,820,834	108	-	-	3,857,581	-	-	3,857,689

Common stock issued for exercise of warrants	11,678,806	117	-	-	3,643,853	-	-	3,643,970

Common stock issued for services	1,963,537	20	-	-	918,295	-	-	918,315

Cashless exercise of options and warrants	115,315	1	-	-	(1)	-	-	-

Warrants. Options and PSU issued for services	-	-	-	-	1,844,009	-	-	1,844,009

Warrants issued for conversion of accrued salary	-	-	-	-	21,514	-	-	21,514

Net loss	-	-	-	-	-	-	(9,750,813)	(9,750,813)

Balance, December 31, 2014	77,817,861	$778	-	$-	$23,516,463	$(623,000)	$(17,030,286)	$5,863,955

Preferred stock issued for cash	-	-	175,000	2	$1,749,998	-	-	1,750,000

Common stock issued for cash and subscription receivables, net	812,500	8	-	-	324,992	-	-	325,000

Common stock issued for exercise of warrants	109,855	1	-	-	43,940	-	-	43,941

Common stock issued for services	3,101,936	31	-	-	682,095	-	-	682,126

Warrants issued for cancellation of common stock	(124,998)	(1)	-	-	1	-	-	-

Warrants, Options and PSU issued for services	-	-	-	-	1,075,749	-	-	1,075,749

Net loss	-	-	-	-	-	-	(7,209,145)	(7,209,145)

Balance, December 31, 2015	81,717,154	817	175,000	$2	27,393,238	(623,000)	(24,239,431)	2,531,626

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2015	December 31, 2014
Cash Flows from operating activities:
Net loss	$(7,209,145)	$(9,750,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	534,220	416,009
Option, warrant and PSU expense	1,075,749	1,844,009
Amortization of debt discounts	26,992	1,155
Unrealized loss on marketable securities	10,200	10,200
Stock issued for services	682,126	918,315
Bad debt expense	-	108,320
Loss on conversion of accounts receivable to marketable securities	-	36,000
Gain on derivative liabilities	(187,932)	-
Changes in operating assets and liabilities:
Accounts receivable	238,935	139,301
Related party receivable	10,000	72,250
Other current assets	49,300	(90,688)
Accounts payable and accruals	(566,272)	384,875
Billings in excess of revenues	(123,908)	123,908
Deferred revenue	60,790	-
Related party payables	(75,509)	(14,441)
Net cash (used in) operating activities	(5,474,454)	(5,801,600)

Cash Flows from investing activities:
Cash (paid for) intellectual property	(43,689)	(48,037)
Investment in non-marketable securities held in related party	-	(50,000)
Software development costs	(233,442)	(388,125)
Net cash (used in) investing activities	(277,131)	(486,162)

Cash Flows from financing activities:
Payments on related party loans	-	(35,000)
Payments on debt	(28,000)	(178,000)
Issuance of common stock for cash	325,000	2,682,689
Collection of stock subscription receivable	1,175,000	-
Issuance of preferred stock for cash	1,750,000	-
Proceeds from exercise of warrants	43,941	3,643,970
Borrowings on convertible debt	2,500,000	-
Net cash provided by financing activities	5,765,941	6,113,659

Increase (decrease) in cash	14,356	(174,103)
Cash - beginning of period	1,672,901	1,847,004
Cash - end of period	$1,687,257	$1,672,901

NON-CASH FINANCING ACTIVITIES
Debt discount for warrants issued with debt	$627,293	$-
Warrant issued for cancellation of common stock	1	-
Deemed dividend on Series A Convertible preferred stock	594,641	-
Warrants issued for accrued salary	-	21,514
Common stock issued for subscription receivable	-	1,175,000
Conversion of accounts receivable to marketable securities	-	60,000
Common stock issued for cashless exercise of options and warrants	-	1

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash interest paid	$4,567	$11,301
Income taxes paid	-	-

See Notes to Consolidated Financial Statements

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: OVERVIEW AND GOING CONCERN

Organization and Business

AudioEye, Inc. (the “Company”) was incorporated on May 20, 2005 in the state of Delaware. On March 31, 2010, the Company was acquired by CMG Holdings Group, Inc., a Nevada corporation (“CMG”).  Effective August 17, 2012, AudioEye Acquisition Corporation, a Nevada corporation (“AEAC”), acquired 80% of the Company’s then-outstanding common stock from CMG.

The Company has developed patented, Internet content publication and distribution software that enables conversion of any media into accessible formats and allows for real time distribution to end users on any Internet connected device. The Company’s focus is to create more comprehensive access to Internet, print, broadcast and other media to all people regardless of their network connection, device, location, or disabilities.

The Company is focused on developing innovations in the field of networked and device embedded audio technology.  The Company owns a unique patent portfolio comprised of six issued patents in the United States, a notice of allowance from the U.S. Patent and Trademark Office for a seventh patent, and two U.S. patents pending with additional patents being drafted for filing with the U.S. Patent and Trademark Office and internationally.

On August 17, 2012, AEAC acquired 80% of the Company from CMG.  Pursuant to the agreement:

1.	CMG would retain 15% of the Company.

2.	CMG would distribute to its stockholders, in the form of a dividend, 5% of the capital stock of the Company.

3.	The Company entered into a Royalty Agreement with CMG to pay to CMG 10% of cash received from income earned, settlements or judgments directly resulting from the Company’s patent enforcement and licensing strategy whether received by the Company or any of its affiliates, net of any direct costs or tax implications incurred in pursuit of such strategy pertaining to the patents.

4.	The Company entered into a Services Agreement with CMG whereby CMG will receive a commission of not less than 7.5% of all revenues received by the Company after the closing date from all business, clients, or other sources of revenue procured by CMG or its employees, officers or subsidiaries, and directed to the Company, and 10% of net revenues obtained from a third party described in the agreement.

On March 22, 2013, the Company and AEAC entered into the Merger Agreement.  Pursuant to the Merger Agreement, each share of AEAC common stock issued and outstanding immediately prior to the Merger effective date would be converted into .94134 share of the Company’s common stock and the outstanding convertible debentures of AEAC (the “AEAC Debentures”) in the aggregate principal amount of $1,400,200, together with accrued interest thereon of $67,732, would be assumed by the Company and then exchanged for convertible debentures of the Company (the “AE Debentures”). Effective March 25, 2013, the Merger was completed.  In connection with the Merger, the stockholders of AEAC received on a pro rata basis the 24,004,143 shares of the Company’s common stock that were held by AEAC, and the former holders of the AEAC Debentures received an aggregate of 5,871,752 shares of the Company’s common stock pursuant to their conversion of all of the AE Debentures issued to replace the AEAC Debentures.

On November 12, 2013, the Company and CMG terminated the Royalty Agreement.

On December 30, 2013, the Company completed the repurchase of 2,184,583 shares of its common stock owned by CMG which shares were transferred to the Company in January, 2014 and retired to treasury.  In connection, with the repurchase, the Company paid CMG $573,022 and forgave a $50,000 payable from an affiliate of CMG.

Going Concern

As of December 31, 2015, the Company had working capital of $913,741 but the Company used net cash in operations of $5,474,454 during the twelve months ended December 31, 2015. In addition, the Company has incurred net losses since inception. Even with a greater focus on cash revenue generation and the ongoing cost reductions, the conditions described above, raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company has been successful in raising capital in the past, there is no assurance that it will be successful at raising additional capital in the future. Additionally, if the Company’s plans are not achieved and/or if significant unanticipated events occur, the Company may have to further modify its business plan.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation and Non-Controlling Interest

The consolidated financial statements include the accounts of the Company and its subsidiary, Empire Technologies, LLC (“Empire”).  All significant inter-company accounts and transactions have been eliminated. In October 2010, the Company formed Empire as part of a joint venture with LVS Health Innovations, Inc. (“LVS”) whereby the Company owned 50% of Empire. Empire is considered a variable interest entity as defined by ASC 805-10 “Business Combinations” and the primary beneficiary of Empire as defined by ASC 805-10 and therefore consolidates the accounts of Empire for the year ending December 31, 2011. On April 30, 2012, LVS agreed to sell its 50% membership interest in Empire to the Company for consideration of $10 and the sum of previous LVS capital contributions paid in cash to Empire. The non-controlling interest was then eliminated and Empire is now treated as a 100% owned consolidated subsidiary.

During the years ended December 31, 2015 and 2014, Empire had no activity.  Empire had no assets or liabilities as of December 31, 2015 and December 31, 2014.

The Company acquired 19.5 % of Couponicate for a nominal cost in the year ended December 31, 2012. The entity has no assets or liabilities and has no net income or loss.

Capitalization of Software Development Costs

The Company expenses development costs for research and development until such time as the software became technologically feasible.  The Company’s software became technologically feasible at the end of 2013.  The software development was substantially completed by the end of August, 2014.  The Company further determined that the life of the capitalized software development costs is three years. Further enhancements and Patentable improvements were developed in 2015 and are ongoing. New patents have been filed and are pending as discussed more fully in the Business Description.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Research and Technology Expenses

Research and technology expenses are expensed in the period costs are incurred. For the year ended December 31, 2015 and 2014 research and technology expenses totaled $375,817 and $610,329 respectively.

Revenue Recognition

Revenue is recognized when all applicable recognition criteria have been met, which generally include (a) persuasive evidence of an existing arrangement; (b) fixed or determinable price; (c) delivery has occurred or service has been rendered; and (d) collectability of the sales price is reasonably assured. For software and technology development contracts the Company recognizes revenues on a percentage of completion method based upon several factors including but not limited to (a) estimate of total hours and milestones to complete; (b) total hours completed; (c) delivery of services rendered; (d) change in estimates; and (e) collectability of the contract.

The Company had two major customers including their affiliates which generated approximately 67.5% (56.3% and 11.2%)  and 87% (77% and 10%) of its revenue in the fiscal years ended December 31, 2015 and 2014, respectively.

Certain Software as a Service (SaaS) and website hosting contracts are prepared and invoiced on an annual basis. Any funds received for hosting services not provided yet are held in deferred revenue, and are recorded as revenue is earned.

Billings in Excess of Revenues

The Company applies percentage of completion accounting to long term contracts. Revenue is recognized as a portion of the contract term as services are delivered, and differed revenue is recorded, only upon the receipt of cash. Timing and accounts affected by the respective journal entry are triggered when payment is received and applied to invoices in accounts receivable. There were no long-term contracts in process as of December 31, 2015.

Fiscal Year End

The Company has a fiscal year ending on December 31.

Cash and Cash Equivalents

The Company considers cash in savings accounts to be cash equivalents. The Company considers any short-term, highly liquid investments with maturities of three months or less as cash and cash equivalents.

Marketable Securities

The Company has elected the fair value option under ASC 825 for its marketable securities.  Marketable securities are classified as available for sale and consist of common stock holdings of publicly traded companies.  These securities are marked to market at the end of each reporting period based on the closing price of the security at each balance sheet date. Changes in fair value are recorded as unrealized gains or losses in the consolidated statement of operations in accordance with ASC 320.

Non-marketable Securities

From time to time, the Company invests in the securities of other entities where there exists no active market for the securities held.  Non-marketable securities are recorded at the cost of the investment.

Allowance for Doubtful Accounts

The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of the Company’s customers. The Company does not generally require collateral for its accounts receivable. There was an allowance for doubtful accounts of $-0- and $19,675 as of December 31, 2015 and 2014, respectively.

Property, Plant and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repairs and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of the Company’s property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 5 to 7 years.

Goodwill, Intangible Assets, and Long-Lived Assets

Goodwill is carried at cost and is not amortized.  The Company tests goodwill for impairment on an annual basis at the end of each fiscal year, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and marketplace data.  Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350. The Company completed an evaluation of goodwill at December 31, 2015 and 2014 and determined that there was no impairment.

The fair value of the Company’s reporting unit is dependent upon the Company’s estimate of future cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate derived from the Company’s market capitalization plus a suitable control premium at date of the evaluation. The financial and credit market volatility directly impacts the Company’s fair value measurement through the Company’s weighted average cost of capital that the Company uses to determine its discount rate and through the Company’s stock price that the Company uses to determine its market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

Impairment of Long-Lived Assets

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset.

Patents were evaluated for impairment and no impairment losses were incurred during the years ended December 31, 2015 and 2014, respectively.

Equity-Based Payments

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505-50, “Equity-Based Payments to Non-Employees”, which requires that such equity instruments are recorded at their fair value on the measurement date, with the measurement of such compensation being subject to periodic adjustment as the underlying equity instruments vest.

The Company account for equity instruments issued to employees in accordance with ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

The Company has net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that the Company will not realize a future tax benefit, a valuation allowance is established.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share and basic earnings (loss) per share are not included in the net loss per share computation until the Company has Net Income. Diluted loss per share including the dilutive effects of common stock equivalents on an “as if converted” basis would reduce the loss per share and thereby be antidilutive.

Financial Instruments

The carrying amount of the Company’s financial instruments, consisting of cash equivalents, short-term investments, account and notes receivable, accounts and notes payable, short-term borrowings and certain other liabilities, approximate their fair value due to their relatively short maturities. The carrying amount of the Company’s long-term debt approximates fair value since the stated rate of interest approximates a market rate of interest.

Fair Value Measurements

Fair value is an estimate of the exit price, representing the amount that would be received to, sell an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction cost. Fair value measurement under generally accepted accounting principles provides for use of a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3: Unobservable inputs reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

In October and November 2015, the Company issued warrants with an exercise price of $0.10 in connection with a convertible debt instruments. The five year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $0.10 per share. The Company determined that the warrants were not afforded equity classification because the warrants are not considered to be indexed to the Company’s own stock due to the anti-dilution provision. Accordingly, the warrants are treated as a derivative liability and are carried at fair value. The notes are not yet convertible, but the notes with any accrued interest automatically convert on the event of an equity capital raise of at least $2.0 million.

The Company estimated the fair value of these derivative warrants at initial issuance and again at each balance sheet date. The changes in fair value are recognized in earnings in the statement of operations under the caption “unrealized gain/(loss) – derivative liability” until such time as the derivative warrants are exercised or expire. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the dates of issuance, the price of the Company stock ranged $0.031 to $0.058, volatility was estimated to be 102%, the risk free rate ranged 1.14% to 1.75% and the remaining term was 5 years. At December 31, 2015, the price of the Company stock was 0.0306, volatility was estimated to be 102%, the risk free rate ranged 1.14% to 1.75% and the remaining term ranged from 4.77 to 4.85 years. As of December 31, 2015, the fair value of the warrants was determined to be $439,361, resulting in an unrealized gain on the change in the fair value of this derivative liability of $187,932 for the year ended December 31, 2015.

The following are the Company’s assets and liabilities, measured at fair value on a recurring basis, as of December 31, 2015 and 2014:

		Fair Value
	Fair Value	Hierarchy
Assets
Marketable securities, December 31, 2015	$3,600	Level 1
Marketable securities, December 31, 2014	$13,800	Level 1

Liabiilities
Derivative Liability , At Issuance	$627,293	Level 3
Derivative Liability , December 31, 2015	$439,361	Level 3

New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements other than noted.

The FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. The update is effective for fiscal years beginning after December 15, 2015. The standard has been applied to our debt issuance from October and November 2015 and is reflected in our financial statements beginning with the period ending December 31, 2015

Effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, the FASB issued ASU 2016-01 amendments, which among other things:

•	Requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income.

•	Requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes.

•	Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables).

•	Eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost.

The Company does not expect the adoption of this update will have a material impact on its consolidated financial statements.

NOTE 3: MARKETABLE AND NON-MARKETABLE SECURITIES

During 2014, the Company converted $60,000 of accounts receivable initially for a convertible note from Ecologic Transportation.  Ecologic Transportation is affiliated with a former director of the Company.  The note was convertible into 600,000 shares of Ecologic Transportation common stock.  Subsequently, Ecologic Transportation merged into Peartrack Security Systems, Inc.  As of December 31, 2014, the Company held 60,000 shares in Peartrack Security Systems, Inc.  The fair value of the investment on the date of conversion was $24,000 and as of December 31, 2014 was $13,800.  This resulted in a loss on the conversion date of the accounts receivable of $36,000 in 2014, and a further unrealized loss of $10,200 at December 31, 2014. At December 31, 2015, a reduction in value to $3,600 of the security resulted in an unrealized loss of $10,200.

During 2014, the Company entered into a licensing transaction where it received 1,200,000 shares of Beta Music Group.  This investment was deemed to be an investment in nonmarketable securities and the shares were recorded at cost of $-0-.  As of December 31, 2014, the Company continues to hold 1,200,000 shares of Beta Music Group.

During 2014, the Company invested $50,000 in Cannonball Red in return for 97,500 shares with the expressed purpose of achieving new customers.  Cannonball Red is affiliated with a related party.  The Company recorded the investment at cost of $50,000 and the investment was determined to be nonmarketable securities.  Subsequent to the investment in 2014, the Company and Cannonball Red entered into an agreement where upon Cannonball Red would repurchase the investment for $60,000 at an agreed upon future date.  The parties have not agreed upon such date.  As of December 31, 2015 and 2014, the Company held 97,500 shares of Cannonball Red, and Cannonball Red does not have the resources to repurchase the securities.

NOTE 4: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,	December 31,
	2015	2014
Computers and peripherals	$25,478	$25,478
Accumulated deprecation	(25,478)	(24,827)
Property, plant and equipment, net	$-	$651

Depreciation expense totaled $651 and $3,196 for the years ended December 31, 2015 and 2014, respectively.

NOTE 5: INTANGIBLE ASSETS

For the year ended December 31, 2015 and 2014, the Company invested in Patents in the amounts of $43,689 and $48,037 respectively.

Prior to December 31, 2015, patents, technology and other intangibles with contractual terms were generally amortized over their estimated useful lives of ten years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

For the year ended December 31, 2015 and 2014, the Company invested in software development in the amounts of $233,442 and $388,125, respectively. Software development costs are amortized over their estimated useful life of three years.

Prior to any impairment adjustment, intangible assets consisted of the following:

	December 31,	December 31,
	2015	2014
Patents	$3,655,070	$3,611,380
Capitalized software development	621,567	388,125
Accumulated amortization	(1,435,781)	(902,212)
Intangible assets, net	$2,840,856	$3,097,293

Amortization expense for patents totaled $361,133 and $346,690 for the years ended December 31, 2015 and 2014, respectively. Amortization expense for software development totaled $172,436 and $66,123 for the years ended December 31, 2015 and 2014, respectively.

Total amortization expense totaled $533,569 and $412,813 for the year ended December 31, 2015 and 2014, respectively.

NOTE 6: RELATED PARTY TRANSACTIONS

Dr. Carr Bettis, Executive Chairman and Chairman of Board of Directors

As of December 31, 2015, the Company owed Dr. Bettis $72,944 in accrued salary. In addition, AudioEye sub-leases an office for the Company’s CEO Todd Bankofier from Verus Analytics, Inc, a company in which Dr. Bettis has a controlling interest in. The sub-lease amount is $500 per month totaling $1,000 in 2015. The amount of $1,000 in Rent Payable is included inside Accounts Payable within the Balance Sheet.

Sean Bradley, President, Chief Technology Officer, and Secretary

As of December 31, 2015 and 2014, the Company owed Sean Bradley $6,250 and -0- in accrued salary.

David Moradi, a Material Shareholder, on a fully diluted basis

As of December 31, 2015 the Company owed David Moradi $70,000 in principal and $4,280 in accrued interest.

Former officer James Crawford, former Chief Operating Officer, Treasurer and Director

During 2014, the Company awarded 53,036 warrants in lieu of cash compensation valued at $21,514.

Former Officer, Nathaniel Bradley, Founder, Former, CEO, Chief Innovation Officer, Treasurer and Director

As of December 31, 2012, the Company had an outstanding related party loan to Nathaniel Bradley totaling $10,000.

During the year ended December 31, 2013, the Company borrowed a total of $224,000, due on demand with a warrant to purchase 28,400 common shares, vesting immediately with a strike price of $0.40. The 28,400 common share warrant was valued at $6,901 on the date the note was granted using a closing price that day of $0.35 through $0.43, a strike price of $0.40, term of 5 years, volatility of 100%, dividends of 0% and a discount rate of 1.37% through 1.43%. The value of the of $6,901 is reflected as a discount which was then amortized to expense because the note is a demand note. In the same year, $199,000 of principal balance and $25,000 accrued salary was converted to 746,667 of the Company’s common stock along with a warrant to purchase 746,667 shares of the Company’s common stock. The warrant shall vest immediately with a strike price of $0.40 and expire in 2018. As of December 31, 2013, related party loans due to Nathaniel Bradley totaled $35,000.  This amount was repaid by the Company in 2014.

As of December 31, 2015 and 2014, the Company owed $-0- and $0 to Mr. Bradley.

Others

The Company holds 60,000 shares in Peartrack Security Systems, formerly Ecologic Transportation, as of December 31, 2014 resulting from the conversion of a $60,000 accounts receivable balance in 2014. Peartrack Security Systems is an entity whose Executive Chairman was former Company director, Edward Withrow III. In 2014, the Company invested $50,000 in Cannonball Red in return for 97,500 shares held as of December 31, 2014. Former CEO, Chief Innovation Officer and director Nathan Bradley had a material interest in Cannonball Red at the time of the transaction.

In summary, as of December 31, 2015 and 2014, the total balances of related party payable were $153,474 and $228,983 (see Note 8), respectively.

As of December 31, 2015 and 2014, there were outstanding receivables of $-0-, and $10,000 respectively, for services performed for related parties.

For the year ended December 31, 2015 and 2014, there were revenues earned of $-0- and $6,500, respectively, for services performed for related parties.  The related parties are family members of certain officers of the Company.

NOTE 7: NOTES PAYABLE

As at December 31, 2015 and 2014, the Company has current and long term notes payable of $24,000 and $1,923,499, and $24,000 and $51,800, respectively as shown in the table below.

Notes and loans payable	December 31, 2015	December 31, 2014
Short Term
Maryland TEDCO	$24,000	$24,000
Total	$24,000	$24,000
Long Term
Convertible Secured Note (net of unamortized discounts of $600,301 and $0)	1,899,699	-
Maryland TEDCO	$23,800	$51,800
Total	$1,923,499	$51,800

As of December 31, 2012, the Company had an outstanding loan to a third party in the amount of $74,900, which was originally issued during 2006 as part of an Investment Agreement. The loan was unsecured and bore interest at 25% per year for four years. The Company had accrued interest of $74,900, which was included in accounts payable and accrued expenses on the consolidated balance sheets.  The note was in default until October 24, 2011, at which time the Company entered into a Termination and Release Agreement (“Release”) with the third party.  The terms of the Release, among other things, terminated the Investment Agreement between the parties, and required the Company to issue a Promissory Note to the third-party in the combined amount of principal and accrued interest to date, for a total principal amount of $149,800.  The note is interest free, and is payable in monthly installments of $2,000 beginning November 1, 2011.  As of December 31, 2015 and 2014, the principal amount owing was $47,800 and $75,800, respectively, of which $24,000 and $24,000, respectively, has been recorded as the current portion of the note, and $23,800 and $51,800, respectively, as the long-term portion of the note. The Company has paid $28,000 and $28,000 in monthly installments for the year ended December 31, 2015 and 2014, respectively.

On August 3, 2013, the Company borrowed $150,000 with a coupon rate of 10%, due on September 10, 2013 with a warrant to purchase 20,000 common shares, vesting immediately with a strike price of $0.50. The 20,000 common share warrant was valued at $6,930 on August 3, 2013 using a closing price that day of $0.47, a strike price of $0.50, term of 5 years, volatility of 100%, dividends of 0%, and a discount rate of 1.36%. The value of the warrant of $6,930 is reflected as a discount to the note for a net amount of $143,070. For the period ended December 31, 2013, interest was accrued in the amount of $2,384 and $5,755 was recognized as amortization expense. As of December 31, 2013, the note has a balance of $148,845, net of discount of $1,155, such discount amortized in 2014.  As of December 31, 2014, the note has a balance of $-0-.

On October 9, 2015 (the “Initial Closing Date”), AudioEye, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the issuance and sale of convertible promissory notes in an aggregate principal amount of up to $3,750,000 (the “Notes”) and warrants (the “Warrants”) to purchase up to an aggregate of 37,500,000 shares of common stock of the Company (the “Common Stock”) (the “Transaction”). Notes representing up to $2,500,000 in aggregate principal, and Warrants exercisable for up to 25,000,000 shares of Common Stock in the aggregate, may be issued and sold at one or more closings during the 30-day period immediately following the Initial Closing Date. The maximum of $2,500,000 in aggregate principal was sold as of November 8, 2015. In addition, upon the election of any Investor within the three-year period immediately following the Initial Closing Date, any Investor may purchase an additional Note in the principal amount equal to 50% of the principal amount of the Notes purchased by such Investor at previous closings (the “Option Principal Amount”) and an additional Warrant with an aggregate exercise price equal to such Investor’s Option Principal Amount. The Notes mature three years from the date of issuance (the “Maturity Date”) and, until the Notes are repaid or converted into shares of the Company’s equity securities (“Equity Securities”), accrue payable-in-kind interest at the rate of 10% per annum.

If the Company sells Equity Securities in a single transaction or series of related transactions for cash of at least $2,000,000 (excluding the conversion of the Notes and excluding the shares of Common Stock to be issued upon exercise of the Warrants) on or before the Maturity Date (the “Equity Financing”), all of the unpaid principal on the Notes plus accrued interest shall be automatically converted at the closing of the Equity Financing into a number of shares of the same class or series of Equity Securities as are issued and sold by the Company in such Equity Financing (or a class or series of Equity Securities identical in all respects to and ranking pari passu with the class or series of Equity Securities issued and sold in such Equity Financing) as is determined by dividing (i) the principal and accrued and unpaid interest amount of the Notes by (ii) 60% of the price per share at which such Equity Securities are issued and sold in such Equity Financing. The Notes, if not converted, shall be due and payable in full on the Maturity Date. The Notes contain customary events of default provisions. In connection with the issuance of the Notes, on October 9, 2015, the Company entered into a Security Agreement with the Investors (the “Security Agreement”) pursuant to which the Company granted a security interest in all of its assets to the Investors as collateral for the Company’s obligations under the Notes. The Warrants are exercisable at $0.10 per share and expire 60 months following the date of issuance. The Warrants are subject to anti-dilution protection, subject to certain customary exceptions.

During 2015, the Company issued notes under this offering totaling $2,500,000. The fair value of the warrants issued in connection with the notes was determined to be $627,293 (see Note 2) and was recognized as a discount to the debt being amortized to interest expense over the life of the loans. During 2015, aggregate amortization of $26,992 was recognized against the discount.

NOTE 8: COMMITMENTS AND CONTINGENCIES

Our principal executive offices are located at 5210 E. Williams Circle, Suite 750, Tucson, Arizona 85711, consisting of approximately 2,362 square feet as of December 31, 2015. The Company’s principal executive office is leased for an aggregate amount of $4,724 per month.  We also have offices in Atlanta at 1855 Piedmont Road, Suite 200, Marietta, Georgia leased for an aggregate of $2,763 per month as of December 31, 2015. The Company’s total rent expense was approximately $314,485 and $302,230 under office leases for the years ended December 31, 2015 and 2014, respectively. During 2015, offices located in New York were sublet, resulting in a savings of $21,135 per month. We closed the office in Washington D.C., saving $1,280 per month and the Principal Executive office was relocated and downsized with a monthly reduction in rent of $7,146. Beginning November 1, 2015, we subleased an office from a company controlled by our Executive Chairman in Scottsdale, AZ for $500 per month.

On August 7, 2013, the Company entered into agreements with the following five executive officers. Of these only Sean Bradley was employed by the Company on December 31, 2015:

Nathaniel Bradley. Pursuant to an Executive Employment Agreement, Nathaniel Bradley was employed as the Company’s Chief Executive Officer.  The term of the Executive Employment Agreement is three years commencing August 7, 2013, subject to extension upon mutual agreement.  He is to receive a base annual salary of $200,000 during the employment period.  He is entitled to receive bonuses at the sole discretion of the Company’s board of directors or the compensation committee.  Mr. Bradley is also entitled to equity awards under the Company’s incentive compensation plans. In connection with entry into the Executive Employment Agreement, the Company and Mr. Bradley terminated the existing employment agreement, dated April 1, 2010, between the Company and Mr. Bradley effective as of August 7, 2013.

In April 2015, two shareholder class action lawsuits were filed against us and our former officer Nathaniel Bradley and former officer Edward O’Donnell in the U.S. District Court for the District of Arizona. The plaintiffs allege various causes of action against the defendants arising from our announcement that our previously issued financial results for the first three quarters of 2014 and the guidance for the fourth quarter of 2014 and the full year of 2014 could no longer be relied upon. The complaints seek, among other relief, compensatory damages and plaintiff’s counsel’s fees and experts’ fees. The Court has appointed a lead plaintiff and lead counsel. We have responded to the complaints and also filed a motion to dismiss. We believe that the lawsuits have no merit and intend to mount a vigorous defense. Given the current stage of the proceedings in this case, our management currently cannot assess the probability of losses, or reasonably estimate the range of losses, related to these matters. As of December 31, 2015, we have paid the deductible pursuant to the D&O insurance policy, in the amount of $100,000 regarding this matter.

Effective April 24, 2015, Nathaniel Bradley resigned as Chief Executive Officer and President of the Company.  Effective with his resignation as Chief Executive Officer and President, the Company’s board of directors appointed Mr. Bradley to serve as Founder and Chief Innovation Officer as well as Treasurer of the Company. Effective May 1, 2015, Mr. Bradley agreed to reduce his annual base salary to $125,000.

Effective August 27, 2015 Mr. Bradley resigned from his position as Chief Innovation Officer and member of the board of directors.

Sean Bradley. Pursuant to an Executive Employment Agreement, Sean Bradley was employed as the Company’s Chief Technology Officer.  The term of the Executive Employment Agreement is three years commencing August 7, 2013, subject to extension upon mutual agreement.  He is to receive a base annual salary of $195,000 during the employment period.  He is entitled to receive bonuses at the sole discretion of the Company’s board of directors or the compensation committee.  Mr. Bradley is also entitled to equity awards under the Company’s incentive compensation plans. In connection with entry into the Executive Employment Agreement, the Company and Mr. Bradley terminated the existing employment agreement, dated April 1, 2010, between the Company and Mr. Bradley effective as of August 7, 2013.

Effective April 24, 2015, the Company’s board of directors appointed Sean Bradley to serve as President of the Company as well as continuing as Chief Technology Officer and Secretary. Effective May 1, 2015, Mr. Bradley agreed to reduce his annual base salary to $150,000. October 1, 2015 the board and Mr. Bradley agreed that in lieu of cash Mr. Bradley would receive up to $6,250 per quarter in compensation in the form of market value of options or warrants. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Mr. Bradley. The number of shares that vest under the performance options are determined based upon the company’s and Mr. Bradley’s (as applicable) performance compared to performance goals described below. The compensation committee established a target number of shares of 1,500,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bradley, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bradley at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bradley shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company's actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date.

James Crawford. Pursuant to an Executive Employment Agreement, James Crawford was employed as the Company’s Chief Operating Officer.  The term of the Executive Employment Agreement is three years commencing August 7, 2013, subject to extension upon mutual agreement.  He is to receive a base annual salary of $185,000 during the employment period.  He is entitled to receive bonuses at the sole discretion of the Company’s board of directors or the compensation committee.  Mr. Crawford is also entitled to equity awards under the Company’s incentive compensation plans.

Effective April 24, 2015, James Crawford resigned as Chief Operating Officer and Treasurer of the Company.

Also on April 24, 2015, the Company and Crawdad, LLC. (“Crawdad”), a limited liability company wholly owned by Mr. Crawford, entered into a Consulting Agreement pursuant to which Crawdad, through Mr. Crawford, is to provide certain consulting services to the Company for a period of 12 months for a consulting fee of $5,000 per month.

The consulting agreement with Crawdad was terminated by mutual agreement on December 31, 2015.

Edward O’Donnell. Pursuant to an Executive Employment Agreement, Mr. O’Donnell was employed as our Chief Financial Officer.  The term of the Executive Employment Agreement was two years commencing August 7, 2013, subject to extension upon mutual agreement.  He was to receive a base annual salary of $165,000 during the employment period.  He was entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Mr. O’Donnell was also entitled to equity awards under our incentive compensation plan.

Effective March 29, 2015, Edward O’Donnell resigned from his position as our Chief Financial Officer.

Constantine Potamianos. Pursuant to an Executive Employment Agreement, Constantine Potamianos was employed as the Company’s Chief Legal Officer and General Counsel.  The term of the Executive Employment Agreement is two years commencing August 7, 2013, subject to extension upon mutual agreement.  He was to receive a base annual salary of $150,000 during the employment period.  He was entitled to receive bonuses at the sole discretion of the Company’s board of directors or the compensation committee.  Mr. Potamianos was also entitled to equity awards under the Company’s incentive compensation plan.

On August 7, 2015 Constantine Potamianos employment contract expired.

Paul Arena. On January 27, 2014, the Company entered into agreements with Paul Arena.  Under an Executive Employment Agreement dated as of January 27, 2014, Mr. Arena had direct responsibility working in conjunction with the Company’s Chief Executive Officer, over operations, sales marketing, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing and auditor interfacing.  The initial term of Mr. Arena’s employment was two years.  Mr. Arena’s base salary was $275,000 per year.  Mr. Arena received a signing bonus of $35,000 and is entitled to a quarterly bonus of up to $50,000 based on recognized revenues for the applicable quarter and additional bonuses at the discretion of our board of directors or compensation committee.  Mr. Arena was granted five year warrants to purchase 250,000 shares of our common stock at an exercise price of $0.40 per share and stock options to purchase 1,500,000 shares at an exercise price of $0.40 per share subject to vesting as set forth in the Executive Employment Agreement.  Pursuant to a separate Performance Share Unit Agreement dated as of January 27, 2014, the Company granted to Mr. Arena an award of up to 3,000,000 PSUs.  Each PSU represents the right to receive one share of common stock.  The number of PSUs that Mr. Arena actually earned was to be determined by the level of achievement of the performance goals set forth in the Performance Share Unit Agreement. Mr. Arena was granted an award of an aggregate of 1,500,000 PSUs at target value of established goals.  35% of these awards were tied to targeted revenue goals over the years ended January 31, 2015 and January 31, 2016. 35% of these awards were tied to targeted cash flow goals over the years, and 30% were tied to discretionary goals.  The award was to pay above or below the target number of shares based on performance.  In order to receive any shares the threshold value of goals was 75% of the target, which would have had a payout at 1,000,000 shares.  The maximum share payout was 3,000,000 shares if 125% of performance targets were met.  The Company would have used interpolation to determine share payouts if the performance metric values achieved are between the thresholds, target and maximum goal levels.

On March 5, 2015, the Company and Paul Arena entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Arena resigned as Executive Chairman/Chairman of the Board and a member of the Board of Directors. Under the Separation Agreement, the Company and Mr. Arena agreed that, pursuant to his Stock Option Agreement with the Company, options to purchase 500,000 common shares have been vested, options to purchase an additional 500,000 shares (the “Second Tranche”) are vested and options to purchase 500,000 shares will be forfeited. Fifty percent of the options under the Second Tranche are subject to certain clawback provisions as set forth in the Separation Agreement. Additionally, Mr. Arena was being granted 500,000 shares of the Company’s restricted Common Stock (the “Restricted Shares”) with 250,000 shares being deposited in escrow to cover the clawback rights of the Company. The Restricted Shares are being issued to Mr. Arena in lieu of any issuances which may be due him under his Performance Share Unit Agreement. The Restricted Shares and shares issuable pursuant to options described above are subject to a Lock-up/Leakage Agreement under which Mr. Arena is limited to a cap of $50,000 in gross proceeds from the sale of such shares in any month.

Also on March 5, 2015, the Company and AIM Group, Inc. (“AIM”), a corporation wholly owned by Mr. Arena, entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which AIM, through Mr. Arena, is to provide certain consulting services to the Company for a period of one year. Under the Consulting Agreement, AIM was to receive a one-time net payment of $267,000.  The Company filed the Separation Agreement as an exhibit to an 8-K filing. The Separation and Release Agreement specified that Mr. Arena is to receive a fee of $425,000 as well as other consideration valued at $54,892, for total consideration of $479,892. $250,909 was paid to Mr. Arena by the Company during 2014. As of December 31, 2015 and 2014, the Company recorded a payable to Mr. Arena of $0 and $228,983 respectively.

Dr. Carr Bettis. Pursuant to an Executive Employment Agreement dated as of July 1, 2015, Dr. Carr Bettis was employed as our Executive Chairman.  The term of the Executive Employment Agreement is one year commencing July 1, 2015, terminable at will by either us or Dr. Bettis and subject to extension upon mutual agreement.  He is to receive a base annual compensation of $175,000 during the employment period, paid at the end of every calendar quarter in the form of options to purchase shares of our common stock.  The number of options to be issued for each quarterly period will be determined by means of a Black Scholes valuation whereby the number of options issued would have a value at the time of issuance equal to the dollar value of Dr. Bettis’ base salary for each calendar quarter.  He is entitled to receive bonuses at the sole discretion of our board of directors or the compensation committee.  Dr. Bettis is also entitled to equity awards under our incentive compensation plans. In November, 2015 the board and Dr. Bettis agreed that Dr. Bettis equity awards would be limited to 750,000 options or warrants per quarter and the balance of his compensation would be paid to Dr. Bettis in a form mutually agreeable to Dr. Bettis and the board. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Dr. Bettis. The number of shares that vest under the performance options are determined based upon the company’s and Dr. Bettis (as applicable) performance compared to performance goals described below. The compensation committee established a target number of shares of 2,000,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Dr. Bettis, as applicable. Subject to the share price condition, 50% of the target award will be earned by Dr. Bettis at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Dr. Bettis shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company's actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date.

Todd Bankofier. Pursuant to an Executive Employment Agreement dated as of November 10, 2015 Mr. Bankofier was employed as our Chief Executive Officer.  The term of the Executive Employment Agreement is one year commencing November 10, 2015 and subject to extension upon mutual agreement.  He is to receive a base annual salary of $125,000. Mr. Bankofier is also entitled to equity awards under our incentive compensation plan. On December 22, 2015, subject to shareholder approval of the 2016 Incentive Compensation Plan the compensation committee of the board approved a performance option agreement for Mr. Bankofier. The number of shares that vest under the performance options are determined based upon the company’s and Mr. Bankofier (as applicable) performance compared to performance goals described below. The compensation committee established a target number of shares of 2,000,000 options whereby to each option will vest only upon: (a) satisfaction of a share price condition described below; and (b) 100% achievement of the performance goals by the company and Mr. Bankofier, as applicable. Subject to the share price condition, 50% of the target award will be earned by Mr. Bankofier at the 85% achievement level, and he can earn up to 150% of the target award at the 125% achievement level. Vesting shall be determined based upon performance measures at the end of each calendar year of 2016 and 2017, with 50% of each target award and performance increase subject to vesting during each performance period. Mr. Bankofier shall have the opportunity to achieve full vesting of 100% of the target award and performance increase if there is a shortfall in the first performance period but cumulative performance goals are achieved for the two-year period ending on the measurement date at the end of the second performance period. The number of vested performance options shall be determined for a performance period by reference to the company's actual achievement against the following performance objectives: (a) Targeted cash contract bookings (as to 33.33%); (b) Targeted net operating cash flow (as to 33.33%); (c) Board defined operations goals (as to 33.33%) for a performance period. And, vesting shall only occur if the closing share price of the company’s common stock on each of the 20 trading days before and including the end of a performance period is not less than $0.20 per share (as adjusted for stock splits, combinations, recapitalization and the like). The company’s board or committee shall in its sole discretion establish goals as to specific matters and amounts with respect to a performance period. The performance options shall have a term of five years from the date of grant and the exercise price shall be determined by using a 10-day average closing price of the company’s common stock over the ten (10) trading days beginning on January 4, 2016, which the committee has determined to be and the Board agrees is an amount that is not less than the fair market value of a share of the common stock of the company on such date.

NOTE 9: STOCKHOLDERS’ EQUITY

As of December 31, 2015 and December 31, 2014, the Company had 81,717,154 and 77,817,861 shares of common stock issued and outstanding, respectively, and the company had 175,000 shares of Series A Convertible Preferred Stock, issued at $10 per share, paying a 5% cumulative annual dividend and convertible at 0.1754 per share of common stock.

On January 30, 2014, the Company sold an aggregate of 666,667 units to two accredited investors for gross proceeds of $200,000 in the second closing of a private placement (the “Second Private Placement”).  Placement fees of $18,463 were paid and the Company received net proceeds of $181,537. The units in the Second Private Placement consisted of 666,667 shares of the Company’s common stock and warrants to purchase an additional 666,667 shares of the Company’s common stock.  The warrants in the Second Private Placement have a term of five years and an exercise price of $0.40 per share.

On February 3, 2014, the Company issued 44,307 shares of common stock valued at $13,292 and a five-year warrant to purchase 44,307 shares of common stock with a strike price of $0.40 for services. The Company used the Black-Scholes option pricing model to estimate the fair value of the warrants with a volatility of 100% and a risk free rate of 1.44% resulting in a fair value of $8,186, which was completely expensed in the current period. The warrant was issued to compensate for consulting services provided by a third-party. The shares were valued at the market price of the respective date of issuance.

On March 27, 2014, the Company filed a Certificate of Amendment to the Certificate of Incorporation increasing the authorized number of shares of Company common stock to 250,000,000 from 100,000,000.

On March 28, 2014, the Company issued 49,496 shares of common stock pursuant to the cashless exercise of 100,000 options.

From January 1, 2014 through March 31, 2014, the Company also issued 100,000 shares of common stock for services valued at $28,500 with no future period amortization and 1,300,000 shares of common stock pursuant to exercise of warrants for total proceeds of $13,000. The shares were valued at the market price of the respective date of issuance.

On June 30, 2014, the Company sold an aggregate of 2,766,667 units to three accredited investors for gross proceeds of $830,000 in the third closing of a private placement (the “Third Private Placement”). Placement fees of $55,848 were paid and the Company received net proceeds of $774,152. The units in the Third Private Placement consisted of 2,766,667 shares of the Company’s common stock and warrants to purchase an additional 2,766,667 shares of the Company’s common stock.  The warrants have a term of five years and an exercise price of $0.40 per share.

From April 1, 2014 through June 30, 2014, the Company also issued 1,071,916 shares of common stock for services for an expense of $354,835 with no future period amortization. Additionally, the Company issued 17,870 shares of common stock pursuant to the cashless exercise of 50,000 warrants.

In July 2014, the Company offered holders of a series of its warrants, including the warrants issued in the Second Private Placement and the Third Private Placement, the opportunity to exercise their warrants for a 10% discount to the stated exercise price in exchange for their agreement to exercise their warrants in full and for cash on or before July 31, 2014. Under the warrant exercise offer, in July 2014 the Company issued 10,027,002 shares of common stock pursuant to exercise of warrants for gross proceeds of $3,632,801 and net proceeds of $3,501,521 after investment banking fees of $131,280.

On July 17, 2014, the Company issued 34,459 shares of common stock pursuant to the cashless exercise of 75,000 common stock options.

From July 1, 2014 through September 30, 2014, the Company also issued 515,000 shares of common stock for services valued at $382,300 with no future period amortization.

In September 2014, the Company issued 20,000 shares of common stock pursuant to the exercise of 20,000 warrants at a strike price of $0.50 for proceeds of $10,000.

On September 30, 2014, the Company sold an aggregate of 700,000 units to two accredited investors for gross proceeds of $350,000 in the closing of a private placement (the “Summer 2014 Private Placement”). The units in the Summer 2014 Private Placement consisted of 700,000 shares of the Company’s common stock and warrants to purchase ¼ of a share for every common share purchased or an additional 175,000 shares of the Company’s common stock.  The warrants have a term of five years and an exercise price of $0.60 per share.

On October 10, 2014, November 12, 2014 and December 11, 2014 the Company issued an aggregate of 195,000 shares of common stock for services rendered valued at $119,500.

On November 25, 2014, 9,115 common shares were issued in a cashless options exercise of 30,000 options.

On November 18, 2014, 4,375 common shares were issued in a cashless warrants exercise of 20,000 warrants.

On December 15, 2014, 37,314 common shares were issued services rendered valued at $19,888.

On December 15, 2014, 331,804 common shares were issued in a warrants exercise for cash proceeds of $119,449.

On December 31, 2014, the Company sold an aggregate of 6,687,500 units to ten accredited investors for gross proceeds of $2,675,000 in the closing of a private placement (the “December 2014 Private Placement”), net of $123,000 in fees for net proceeds of $2,552,000. $1,175,000 of the private placement was recorded as a Subscription Receivable as of December 21, 2014.  Such subscription receivable was collected in 2015.  The aggregate units in the December 2014 Private Placement consisted of 6,687,500 shares of the Company’s common stock and warrants to purchase 37.5% of a share for every common share purchased or an additional 2,507,813 shares of the Company’s common stock.  The warrants have a term of five years and an exercise price of $0.60 per share.

On January 15, 2015, the Company sold an additional 812,500 units under the December 2014 Private Placement to one institutional investor for gross proceeds of $325,000 with no commission payable. Each unit in the December 2014 Private Placement consisted of one share of the Company’s common stock and warrants to purchase 0.375 share for every common share purchased (304,688 warrants were issued).  The warrants have a term of five years and an exercise price of $0.60 per share.

On March 5, 2015, Paul Arena resigned as Chairman of the Board of Directors and Executive Chairman and was designated by AIM Group, Inc. as a consultant to the Company for the term of one year. The consulting agreement includes a fee of $425,000, which is offset by prior payments of $158,000 for a net amount of $267,000. In a separation agreement executed on March 5, 2015, the Company agreed to pay COBRA for Mr. Arena for a period of eighteen months. Mr. Arena also agreed to assume all obligations under an existing apartment lease in New York City under the remainder of the lease term and return $48,000 security deposit paid by the company, $6,250 or half of the final month’s rent of $12,500 and receive a 1099 not to exceed $20,000 representing the fair value of furniture in the apartment. In regard to the option agreement of 1,500,000 warrants dated January 27, 2014, the Company and Mr. Arena agree the 500,000 warrants are vested, 500,000 are subject to mutually agreed upon provisions and 500,000 warrants are forfeited. On March 5, 2015, the Company and Mr. Arena agree to the issuance of 500,000 restricted common shares in lieu of an issuances related to the January 27, 2014 issuance of 3,000,000 PSUs. The agreement calls for the immediate release for 250,000 common shares (valued at $117,500 and recognized during 2015), or 50% and up to 250,000 common shares or 50% be held in escrow until April 1, 2016 or until the Company’s 2015 audited financials are final. The restricted common stock shall be subject to a Lock-up/Leak-out agreement.

Commencing on May 1, 2015, the Company sold an aggregate of 175,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) to 12 accredited investors at a purchase price of $10.00 per share (the “Purchase Price”) for proceeds of $1,750,000 in a private placement.  Each share of the Preferred Stock may be converted into shares of common stock of the Company by dividing the Purchase Price plus any accumulated dividends with respect to such share by an initial conversion price of $0.1754 (subject to adjustment for stock splits, stock dividends and similar actions).  The Company may redeem the Preferred Stock at any time for an amount equal to $12.50 plus accumulated dividends.  The Preferred Stock will bear a dividend of 5% of the purchase price when, as and if declared by the Board of Directors of the Company. The Company evaluated the convertible preferred stock under FASB ASC 470-20-30 and determined it contained a beneficial conversion feature. The intrinsic value of the beneficial conversion feature was determined to be $594,641. The beneficial conversion feature was fully amortized and recorded as a deemed dividend. Aggregate cumulative dividends earned during the year ended December 31, 2015 totaled $58,733.

On June 2, 2015, the Company granted 1,250,000 shares of common stock valued at $200,000 and five-year warrants to purchase up to 2,000,000 shares of common stock at an exercise price of $0.16 per share for services.

On June 2, 2015, the Company granted 800,000 shares of common stock valued at $128,000 and five-year warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $0.16 per share for services.

On October 26, 2015, the Company agreed with its consultant to issue 41,667 warrants in lieu of 41,667 in stock each month, effective August 15, 2015. Total of 208,332 warrants were issued as of December 31, 2015 of which 124,998 were issued for the return and cancellation of 124,998 previously issued common shares.

In addition to the 2,300,000 common shares described above, during the year ended December 31, 2015, the Company issued an additional 801,936 common shares for services under consulting and referral agreements valued at $236,626 and 109,855 common shares in connection with a warrant exercise for total proceeds of $43,941.

On October 9, 2015 the Company entered into a Note and Warrant Purchase Agreement with accredited investors for the sale of convertible promissory notes in an aggregate principal amount of up to $3.75 million and warrants to purchase up to an aggregate of 37.50 million shares of common stock of the Company. The Company issued notes representing $2.5 million in aggregate principal, and five year warrants exercisable for up to 25.0 million shares of common stock in the aggregate. In addition, upon the election of any investor on or before October 9, 2018, any Investor may purchase an additional note in the principal amount equal to 50% of the principal amount of the Notes purchased by such Investor at previous closings (the “Option Principal Amount”) and an additional warrant with an aggregate exercise price equal to such Investor’s Option Principal Amount. The notes mature three years from the date of issuance and, until the notes are repaid or converted into shares of the Company’s equity securities, accrue payable-in-kind interest at the rate of 10% per annum.

The notes plus accrued interest will be automatically converted into equity securities if the Company sells equity securities in a single transaction or series of related transactions for cash of at least $2.0 million. At the closing of the equity financing, the notes plus accrued interest will convert into a number of shares of the same class or series of equity securities as are issued and sold by the Company at 60% of the price per share at which the equity securities are issued and sold in the equity financing. The notes, if not converted, shall be due and payable in full on the maturity date. The notes contain customary events of default provisions. The Company entered into a security agreement with the Investors pursuant to which the Company granted a security interest in all of its assets to the investors as collateral for the Company’s obligations under the notes. The Warrants are exercisable at $0.10 per share and expire 60 months following the date of issuance.

During the years ended December 31, 2015 and 2014, $1,075,749 and $1,844,009 were recognized as stock option, warrant and PSU expenses. See notes 11, 12 and 13.

NOTE 10: INCOME TAXES

The Company accounts for income taxes under ASC 740, “Income Taxes”. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the ultimate realization of a deferred tax as The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,	December 31,
Deferred tax assets:	2015	2014

Net operating loss carry forwards	$6,373,434	$4,983,000
Less valuation allowance	(6,373,434)	(4,983,000)
Net deferred tax asset	$0	$0

At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carry forwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions, which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset. The approximate net operating loss carry forward was $18,745,343 and $14,657,000 as of December 31, 2015 and 2014, respectively and will start to expire in 2029.

NOTE 11: OPTIONS

As at December 31, 2015 and 2014, the Company has 14,759,914 and 11,434,350 options issued and outstanding.

	Shares	Exercise Price
Outstanding at December 31, 2013	4,485,250	$0.38

Granted	7,549,100	0.52
Exercised	205,000	0.34
Forfeited	395,000	0.50

Outstanding at December 31, 2014	11,434,350	$0.47

Granted	8,278,880	0.16
Exercised	-	0.00
Forfeited	4,953,316	0.44

Outstanding at December 31, 2015	14,759,914	$0.30

As of December 31, 2015 and 2014, the outstanding options had a weighted average remaining term and intrinsic value of 3.61 and 4.30 years and $-0- and $283,408, respectively.

Outstanding and Exercisable Options - 2015

Average Exercise Price	Number of Shares	Remaining Average Contractual Life (in years)	Exercise Price times number of Shares	Weighted Average Exercise Price	Intrinsic Value
$0.42	8,374,294	0.91	$2,854,392	$0.34	$235,330

Outstanding and Exercisable Options - 2014

Average Exercise Price	Number of Shares	Remaining Average Contractual Life (in years)	Exercise Price times number of Shares	Weighted Average Exercise Price	Intrinsic Value
$0.40	5,635,250	3.79	$2,246,313	$0.47	$460,941

The options were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 1.42 through 3.26 years, expected volatility of 100% through 250%, date of issue risk free interest rates of 0.39% to 1.83% and expected dividend yield of 0%. The expensed amount for options for the years ended December 31, 2015 and 2014 was determined to be $823,478 and $1,445,992, respectively. The outstanding unamortized stock compensation expense related to options was $406,157 (which will be recognized through December 2018) and $1,220,410 as of December 31, 2015 and 2014, respectively.

NOTE 12: WARRANTS

Below is a table summarizing the Company’s outstanding warrants as of December 31, 2014 and December 31, 2015:

	Number of	Wtd Avg.	Wtd Avg.	Intrinsic
	Shares	Exercise Price	Remaining	Value
Outstanding at December 31, 2013	18,770,591	0.35	4.62	$416,000

Granted	9,506,205	0.51	-	-
Exercised	11,748,807	0.36	-	-

Outstanding at December 31, 2014	16,527,989	0.46	3.69	$309,821

Granted	28,913,020	0.11	-	-
Exercised	109,855	0.40	-	-
Forfeited	3,054,545	0.43	-	-

Outstanding at December 31, 2015	42,276,609	0.22	4.15	$1,167

The warrants were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 1.5 to 5.0 years, expected volatility of 100% - 102%, risk free interest rate of 0.29% to 1.71%, and expected dividend yield of 0%.

For the years ended December 31, 2015 and 2014, the Company has incurred warrants based expense of $510,436 and $131,517. The outstanding unamortized stock compensation expense related to warrants was $106,852 (which will be recognized through March 2018) and $207,190 as of December 31, 2015 and 2014, respectively.

NOTE 13: PERFORMANCE SHARE UNITS

On April 1, 2013, the Company entered into a Performance Share Unit Agreement under the AudioEye, Inc. 2013 Incentive Compensation Plan with Nathaniel Bradley, the Company’s CEO; Mr. Sean Bradley, the Company’s Chief Technology Officer; and Mr. James Crawford, the Company’s Chief Operating Officer. Mr. Nathaniel Bradley was granted an award of up to an aggregate of 400,000 Performance Share Units (“PSU’s”); Mr. Sean Bradley was granted an award of up to an aggregate of 300,000 PSU’s; and Mr. Crawford was granted an award of up to an aggregate of 300,000 PSU’s.

On January 27, 2014, the Company entered into a Performance Share Unit Agreement under the AudioEye, Inc. 2013 Incentive Compensation Plan with Paul Arena, the Company’s Executive Chairman. Mr. Arena was granted an award of up to an aggregate of 3,000,000 Performance Share Units (“PSUs”). On March 5, 2015, Paul Arena resigned as Chairman of the Board of Directors and Executive Chairman and was designated by AIM Group, Inc. as a consultant to the Company for the term of one year. On March 5, 2015, the Company and Mr. Arena, pursuant to a Separation and Release Agreement, agreed to the issuance of 500,000 restricted common shares in lieu of the January 27, 2014 issuance of 3,000,000 PSUs.

In September, 2014 three members of the management team were awarded a total of 500,000 PSU’s with a one-year performance period. None of these awards were earned.

Below is a table summarizing the Company’s outstanding performance share units as of December 31, 2015 and December 31, 2014:

	Number of	Wtd Avg.	Remaining
	PSUs	Grant Price	Term
Outstanding at December 31, 2014	4,500,000	$0.40	2.00

Forfeited	4,500,000	0.33	-

Outstanding at September 30, 2015	0	$0	0

For the years ended December 31, 2015 and 2014, the Company has incurred performance share unit-based (recovery) expense of $(258,165) and $266,500, respectively. The negative expense in the twelve months ended December 31, 2015 is a result of management assessment that none of the remaining performance unit vesting conditions for the remaining performance units will be met, and therefore none will be earned resulting in a reversal of expense previously recorded. The total stock compensation expense related to the options, warrants and performance stock units to be amortized through December 31, 2018 is $513,003 as of December 31, 2015.

NOTE 14: CONCENTRATIONS

The Company had two major customers including their affiliates which generated approximately 58% (56.3% and 1.7%) and 87% (77% and 10%) of its revenue in the fiscal years ended December 31, 2015 and 2014, respectively. Both customer terminated the contracts with the Company as of December 31, 2015.

NOTE 15: SUBSEQUENT EVENTS

On February 12, 2016, the Company modified the employment agreement for Sean Bradley to limit the number of option awards he can receive in lieu of $6,250 cash per quarter to 150,000 options per quarter.

On February 12, 2016, the Company awarded 500,000 warrants to Dr. Carr Bettis as incremental awards to further reduce the Company’s liability to him for his annual compensation. The exercise price is determined using the 10-day average closing price beginning with the closing price on Feb 16, 2016.

On March 18, 2016, the company successfully filed a patent application with the U.S. Patent and Trademark Office (PTO):

No.	I.D.	Status	Title

10	US25245897	Pending	Modular Systems For Selectively Enabling Cloud-Based Assistive Technologies

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$1,494,513	$1,687,257
Accounts receivable, net	20,499	22,741
Marketable securities, held in related party	3,600	3,600
Non-marketable securities, held in related party	50,000	50,000
Prepaid expenses and other current assets	57,828	41,388
Total current assets	1,626,440	1,804,986

Intangible assets, net	2,454,162	2,840,856
Goodwill	700,528	700,528

Total assets	$4,781,130	$5,346,370

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$267,377	$213,620
Notes and loans payable, current	24,000	24,000
Related party payables	14,744	153,474
Derivative liabilities	3,648,243	439,361
Deferred revenue	414,082	60,790
Total current liabilities	4,368,446	891,245

Long term liabilities:
Convertible notes and loans payable, net	5,800	1,923,499

Total liabilities	4,374,246	2,814,744

Stockholders' equity:
Preferred stock, $0.00001 par value, 10,000,000 shares authorized, 160,000 and 175,000 issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	2	2
Common stock, $0.00001 par value, 250,000,000 shares authorized, 107,458,430 and 81,717,154 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1,074	817
Treasury stock	(623,000)	(623,000)
Additional paid-in capital	33,997,819	27,393,238
Accumulated deficit	(32,969,011)	(24,239,431)
Total stockholders' equity	406,884	2,531,626

Total liabilities and stockholders' equity	$4,781,130	$5,346,370

See Notes to Unaudited Consolidated Financial Statements

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenues	$282,676	$108,685	$594,237	$314,146

Cost of revenue	311,519	321,755	904,091	1,178,388

Gross Loss	(28,843)	(213,070)	(309,854)	(864,242)

Operating expenses:
Selling and marketing	192,881	171,594	510,448	747,990
Research and development	85,192	92,857	255,805	293,877
General and administrative	602,041	(27,278)	1,894,964	4,161,269
Amortization and depreciation	150,328	128,381	428,701	396,269
Total operating expenses	1,030,442	365,554	3,089,918	5,599,405

Operating loss	(1,059,285)	(578,624)	(3,399,772)	(6,463,647)

Other income (expense):
Unrealized gain (loss) on derivative liabilities	351,055	-	(2,990,096)	-
Unrealized gain on marketable securities	900	-	-	-
Loss on settlement of debt	-	-	(1,664,281)	-
Other income	-	-	750	-
Interest income (expense)	266	81	(676,181)	3,345
Total other income (expense)	352,221	81	(5,329,808)	3,345

Net loss	(707,064)	(578,543)	(8,729,580)	(6,460,302)

Preferred stock dividend	(20,000)	-	(60,000)	(594,641)

Net loss available to common stockholders	$(727,064)	$(578,543)	$(8,789,580)	$(7,054,943)

Net loss per common share-basic and diluted	$(0.01)	$(0.01)	$(0.09)	$(0.09)

Weighted average common shares outstanding-basic and diluted	107,382,344	81,800,488	95,840,596	80,007,507

See Notes to Unaudited Consolidated Financial Statements

AUDIOEYE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(unaudited)

						Non- controlling
					Additional	Interest/
	Common stock		Preferred stock		Paid in	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Total
Balance, December 31, 2015	81,717,154	$817	175,000	$2	$27,393,238	$(623,000)	$(24,239,431)	$2,531,626
Common stock issued for services	291,666	3	-	-	47,455	-	-	47,458
Common stock issued in settlement of convertible notes and accrued interest	12,834,800	128	-	-	1,077,995	-	-	1,078,123
Common stock and warrants issued for cash, net of placement costs of $60,918	11,714,285	117	-	-	1,578,965	-	-	1,579,082
Common stock issued upon conversion of preferred stock	900,525	9	(15,000)	-	(9)	-	-	-
Fair value of warrants issued in settlement of convertible debt and accrued interest	-	-	-	-	3,205,959	-	-	3,205,959
Reclassify fair value of liability warrants issued in connection with sale of common stock	-	-	-	-	(218,786)	-	-	(218,786)
Warrants and Options issued for services	-	-	-	-	913,002	-	-	913,002
Net loss	-	-	-	-	-	-	(8,729,580)	(8,729,580)
Balance, September 30, 2016	107,458,430	$1,074	160,000	$2	$33,997,819	$(623,000)	$(32,969,011)	$406,884

See Notes to Unaudited Consolidated Financial Statements

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,729,580)	$(6,460,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	428,701	396,269
Amortization of debt discounts	600,301	-
Option, warrant and PSU expense	913,002	1,200,459
Stock issued or issuable for services	47,458	679,972
Loss on change in derivative liabilities	2,990,096	-
Loss on settlement of debt	1,664,281	-
Changes in operating assets and liabilities:
Accounts receivable	2,242	212,662
Related party receivable	-	(44,250)
Other current assets	(16,440)	11,650
Accounts payable and accruals	173,558	(517,743)
Billing in excess of costs	-	(57,012)
Deferred revenue	353,292	-
Related party payables	(138,730)	(226,483)
Net cash (used in) operating activities	(1,711,819)	(4,804,778)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash (paid for) intellectual property	(42,007)	(88,156)
Net cash (used in) investing activities	(42,007)	(88,156)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock and warrants for cash	1,579,082	325,000
Collection of stock subscription receivable	-	1,175,000
Issuance of preferred stock for cash	-	1,750,000
Proceeds from exercise of options and warrants	-	43,943
Repayments of notes payable	(18,000)	(22,000)
Net cash provided by financing activities	1,561,082	3,271,943

Net decrease in cash	(192,744)	(1,620,991)
Cash-beginning of period	1,687,257	1,672,901
Cash-end of period	$1,494,513	$51,910

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$307
Income taxes paid	-	-

Non-cash investing and financing activities:
Deemed dividend beneficial conversion feature on convertible preferred stock	$-	$594,641
Common stock issued in settlement of convertible notes payable and accrued interest	$1,078,123	-
Fair value of warrants issued in settlement of convertible notes payable and accrued interest	$3,205,959	-
Reclass fair value of liability warrants from equity to liability upon issuance	$218,786	-
Common stock issued upon conversion of preferred stock	$9	-

See Notes to Unaudited Consolidated Financial Statements

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of AudioEye, Inc. and its wholly-owned subsidiary (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2016.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2015 as reported in the Company’s Annual Report on Form 10-K have been omitted.

Corporate Information and Background

AudioEye, Inc. was formed as a Delaware corporation on May 20, 2005. The Company focuses on providing its customers with the most complete and inclusive web accessibility solution available. The Company’s suite of technologies allows its customers to provide their site visitors with an enhanced web experience. When implemented, the Company believes its solutions offer businesses the opportunity to reach more customers, improve brand image, and build additional brand loyalty. In addition, the Company’s solutions provide organizations with the ability to comply with internationally accepted web content accessibility guidelines (WCAG) as well as United States, Canadian and United Kingdom accessibility laws.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Revenue Recognition

Revenue is recognized when all applicable recognition criteria have been met, which generally include (a) persuasive evidence of an existing arrangement; (b) fixed or determinable price; (c) delivery has occurred or service has been rendered; and (d) collectability of the sales price is reasonably assured. For software and technology development contracts the Company recognizes revenues on a percentage of completion method based upon several factors including but not limited to (a) estimate of total hours and milestones to complete; (b) total hours completed; (c) delivery of services rendered; (d) change in estimates; and (e) collectability of the contract.

The Company had one major customer including their affiliates which generated approximately 55% of its revenue in the three months ended September 30, 2016.

The Company had four major customers including their affiliates which generated approximately 43% (21%, 16%, 15% and 11%) of its revenue in the nine months ended September 30, 2016.

At September 30, 2016, the Company had three customers representing 24%, 17% and 15% of the outstanding accounts receivable.

Certain Software as a Service (SaaS) and website hosting contracts are prepared and invoiced on an annual basis. Any funds received for hosting services not provided yet are held in deferred revenue, and are recorded as revenue when earned.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of the Company’s stock, stock-based compensation, fair values relating to derivative liabilities, debt discounts and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Stock based compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the consolidated statements of operations, as if such amounts were paid in cash.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At September 30, 2016 and December 31, 2015, the Company did not have any derivative instruments that were designated as hedges.

On October 9, 2015, the Company issued convertible promissory notes representing $2,500,000 in aggregate principal together with warrants exercisable for up to 25,000,000 shares of Common Stock. The warrants have a strike price of $0.10 and term of 5 years. In addition on May 9, 2016, in connection with the sale of the Company’s common stock, the Company issued warrants exercisable for up to 1,312,000 shares of Common Stock. The warrants have a strike price of $0.25 and a term of 5 years.

In accordance with ASC 815, these outstanding warrants are deemed to contain embedded derivatives. The value of the derivative instrument will fluctuate with the price of the Company’s common stock and is recorded as a current liability on the Company’s Consolidated Balance Sheets. The change in the value of the liability is recorded as “unrealized gain (loss) on derivative liability” on the Consolidated Statements of Operations. This is a non-cash income (expense) item and is adjusted in the “operating activities” of the Consolidated Statements of Cash Flow. At September 30, 2016 and December 31, 2015, the derivative liability was stated at $3,648,243 and $439,361, respectively. The change in fair value of $2,990,096 was driven by the increased value of the Company’s common stock in the period and recorded as the “Loss on change in derivative liability” in the Consolidated Statements of Operations for the nine months ended September 30, 2016. As the warrants are exercised or expire, the derivative liability will be adjusted on the balance sheet and an adjustment will be reflected in stockholders equity under additional paid-in capital.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

Fair Value Measurements

Fair value is an estimate of the exit price, representing the amount that would be received to, sell an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction cost. Fair value measurement under generally accepted accounting principles provides for use of a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3: Unobservable inputs reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

In October and November 2015, the Company issued warrants with an exercise price of $0.10 in connection with a convertible debt instruments. The five year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $0.10 per share. The Company determined that the warrants were not afforded equity classification because the warrants are not considered to be indexed to the Company’s own stock due to the anti-dilution provision. Accordingly, the warrants are treated as a derivative liability and are carried at fair value.

The Company estimated the fair value of these derivative warrants at initial issuance and again at each balance sheet date. The changes in fair value are recognized in earnings in the Consolidated Statements of Operations under the caption “unrealized gain/(loss) – derivative liability” until such time as the derivative warrants are exercised or expire. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the dates of issuance, the price of the Company stock ranged $0.031 to $0.058, volatility was estimated to be 102%, the risk free rate ranged 1.14% to 1.75% and the remaining term was 5 years.

In April and May 2016, the Company issued warrants with an exercise price of $0.25 in connection with the sale of Common Stock. The five year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $0.25 per share. The Company determined that the warrants were not afforded equity classification because the warrants are not considered to be indexed to the Company’s own stock due to the anti-dilution provision. Accordingly, the warrants are treated as a derivative liability and are carried at fair value.

The Company estimated the fair value of these derivative warrants at initial issuance and again at each balance sheet date. The changes in fair value are recognized in earnings in the Consolidated Statements of Operations under the caption “unrealized gain/(loss) – derivative liability” until such time as the derivative warrants are exercised or expire. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the dates of issuance, the price of the Company stock ranged $0.169 to $0.195, volatility was estimated to be from 169% to 178%, the risk free rate ranged 1.22% to 1.35% and the remaining term was 5 years. The estimated initial fair value of these warrants of $218,786 was reclassified from equity to liability at the date of issuance.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

At September 30, 2016, the price of the Company stock was 0.149, volatility was estimated to be 170.52%, the risk free rate of 1.14% and the remaining term ranged from 4.02 to 4.56 years. As of September 30, 2016, the fair value of the warrants was determined to be $3,648,243, resulting in an unrealized gain (loss) on the change in the fair value of this derivative liability of $351,055 and $(2,990,096) for the three and nine months ended September 30, 2016, respectively.

The following are the Company’s assets and liabilities, measured at fair value on a recurring basis, as of September 30, 2016 and December 31, 2015:

		Fair Value
	Fair Value	Hierarchy
Assets
Marketable securities, September 30, 2016	$3,600	Level 1
Marketable securities, December 31, 2015	$3,600	Level 1

Liabilities
Derivative Liability , September 30, 2016	$3,648,243	Level 3
Derivative Liability , December 31, 2015	$439,361	Level 3

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2: MANAGEMENT LIQUIDITY PLANS

As of September 30, 2016, the Company had cash of $1,494,513 and working capital deficit of $2,742,006, principally due to the inclusion of non-cash derivative liability recorded in current liabilities. Excluding the derivative liability, the Company’s working capital would have been $906,237. In addition, the Company used actual net cash in operations of $1,711,819 during the nine months ended September 30, 2016. The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In May 2016, the Company sold shares of common stock and warrants for net proceeds, after commissions and other costs, of approximately $1,579,082.  It is anticipated that the proceeds from the sale of its common stock and warrants will provide the Company with cash sufficient to fund operations through May 2017.

The Company expects that cash used in operations will decrease significantly over the next several years as the Company executes its business plan. In the event that the Company is not able to fully achieve its plan, the Company may need to raise additional funds through equity or debt financing. If the Company is unsuccessful in raising additional financing, it will need to reduce costs and operations in the future.

Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

NOTE 3: RELATED PARTY TRANSACTIONS

Dr. Carr Bettis, Executive Chairman and Chairman of Board of Directors

As of September 30, 2016 and December 31, 2015, the Company owed Dr. Bettis $5,992 and $72,944 in accrued salary, respectively. In addition, AudioEye sub-leases an office for the Company’s CEO Todd Bankofier from Verus Analytics, Inc, a company in which Dr. Bettis has a controlling interest in. The sub-lease amount is $500 per month totaling $1,500 and $4,500 in three and nine months ended September 30, 2016.

Sean Bradley, President, Chief Technology Officer, and Secretary

As of September 30, 2016 and December 31, 2015, the Company owed Sean Bradley $8,752 and $6,250 in accrued salary, respectively.

David Moradi, a Material Shareholder, on a fully diluted basis

As of December 31, 2015 the Company owed David Moradi $70,000 in principal and $4,280 in accrued interest. During the nine months ended September 30, 2016, Mr. Moradi was paid in full. As of September 30, 2016, Mr. Moradi is no longer considered a material shareholder.

In summary, as of September 30, 2016 and December 31, 2015 the total balances of related party payables were $14,744 and $153,474, respectively.

NOTE 4: INTANGIBLE ASSETS

For the nine months ended September 30, 2016 and 2015, the Company invested in Patents in the amounts of $42,007 and $88,156 respectively.

Prior to December 31, 2015, patents, technology and other intangibles with contractual terms were generally amortized over their estimated useful lives of ten years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Software development costs are amortized over their estimated useful life of three years.

Prior to any impairment adjustment, intangible assets consisted of the following:

	September 30,	December 31,
	2016	2015
Patents	$3,697,076	$3,655,069
Capitalized software development	621,567	621,567
Accumulated amortization	(1,864,481)	(1,435,780)
Intangible assets, net	$2,454,162	$2,840,856

Amortization expense for patents totaled $94,209 and $281,064 for the three and nine months ended September 30, 2016, respectively; and $87,395 and $268,940 for the three and nine months ended September 30, 2015, respectively. Amortization expense for software development totaled $56,119 and $147,637 for the three and nine months ended September 30, 2016, respectively; and $40,427 and $126,677 for the three and nine months ended September 30, 2015, respectively.

Total amortization expense totaled $428,701 and $395,617 for the nine months ended September 30, 2016 and 2015, respectively.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

NOTE 5: NOTES PAYABLE

As of September 30, 2016 and December 31, 2015, the Company has short term and long term notes payable of $24,000 and $5,800, and $24,000 and $1,923,499, respectively as shown in the table below.

Notes and loans payable	September 30, 2016	December 31, 2015
Short Term
Maryland TEDCO	$24,000	$24,000
Total	$24,000	$24,000
Long Term
Convertible Secured Note (net of unamortized discounts of $600,301 in 2015)	-	1,899,699
Maryland TEDCO	$5,800	$23,800
Total	$5,800	$1,923,499

As of December 31, 2012, the Company had an outstanding loan to a third party in the amount of $74,900, which was originally issued during 2006 as part of an Investment Agreement. The loan was unsecured and bore interest at 25% per year for four years. The Company had accrued interest of $74,900, which was included in accounts payable and accrued expenses on the consolidated balance sheets.  The note was in default until October 24, 2011, at which time the Company entered into a Termination and Release Agreement (“Release”) with the third party.  The terms of the Release, among other things, terminated the Investment Agreement between the parties, and required the Company to issue a Promissory Note to the third-party in the combined amount of principal and accrued interest to date, for a total principal amount of $149,800.  The note is interest free, and is payable in monthly installments of $2,000 beginning November 1, 2011.  As of September 30, 2016 and December 31, 2015, the principal amount owing was $29,800 and $47,800, respectively, of which $24,000 and $24,000, respectively, has been recorded as the current portion of the note, and $5,800 and $23,800, respectively, as the long-term portion of the note. The Company has paid $18,000 for the nine months ended September 30, 2016.

On October 9, 2015 (the “Initial Closing Date”), AudioEye, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the issuance and sale of convertible promissory notes in an aggregate principal amount of up to $3,750,000 (the “Notes”) and warrants (the “Warrants”) to purchase up to an aggregate of 37,500,000 shares of common stock of the Company (the “Common Stock”) (the “Transaction”). Notes representing up to $2,500,000 in aggregate principal, and Warrants exercisable for up to 25,000,000 shares of Common Stock in the aggregate, may be issued and sold at one or more closings during the 30-day period immediately following the Initial Closing Date. The maximum of $2,500,000 in aggregate principal was sold as of November 8, 2015. In addition, upon the election of any Investor within the three-year period immediately following the Initial Closing Date, any Investor may purchase an additional Note in the principal amount equal to 50% of the principal amount of the Notes purchased by such Investor at previous closings (the “Option Principal Amount”) and an additional Warrant with an aggregate exercise price equal to such Investor’s Option Principal Amount.

The Notes mature three years from the date of issuance (the “Maturity Date”) and, until the Notes are repaid or converted into shares of the Company’s equity securities (“Equity Securities”), accrue payable-in-kind interest at the rate of 10% per annum. As described in the Purchase Agreement, as amended (see below), if the Company sold Equity Securities in a single transaction or series of related transactions for cash of at least $1,000,000 (excluding the conversion of the Notes and excluding the shares of Common Stock to be issued upon exercise of the Warrants) on or before the Maturity Date (the “Equity Financing”), all of the unpaid principal on the Notes plus accrued interest shall be automatically converted at the closing of the Equity Financing into a number of shares of the same class or series of Equity Securities as are issued and sold by the Company in such Equity Financing (or a class or series of Equity Securities identical in all respects to and ranking pari passu with the class or series of Equity Securities issued and sold in such Equity Financing) as is determined by dividing (i) the principal and accrued and unpaid interest amount of the Notes by (ii) 60% of the price per share at which such Equity Securities are issued and sold in such Equity Financing. The Notes, if not converted, shall be due and payable in full on the Maturity Date.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

The Notes contained customary events of default provisions. In connection with the issuance of the Notes, on October 9, 2015, the Company entered into a Security Agreement with the Investors (the “Security Agreement”) pursuant to which the Company granted a security interest in all of its assets to the Investors as collateral for the Company’s obligations under the Notes. As noted below, on April 18, 2016, the parties agreed to remove the security interest feature from the form of convertible promissory note that may be issued in the future under the Original Agreement.

The Warrants are exercisable at $0.10 per share and expire 60 months following the date of issuance. The Warrants are subject to anti-dilution protection, subject to certain customary exceptions.

During 2015, the Company issued notes under this offering totaling $2,500,000. The fair value of the warrants issued in connection with the notes was determined to be $627,293 and was recognized as a discount to the debt being amortized to interest expense over the life of the loans. During three and nine months ended September 30, 2016, aggregate amortization (and write-off) of $-0- and $600,301 was recognized against the discount.

In connection with the transaction, the Company also entered into amendments to certain agreements. On April 18, 2016, the Company entered into a First Amendment to Note and Warrant Purchase Agreement (the “Purchase Agreement Amendment”) and an Omnibus Amendment to Secured Promissory Notes (the “Note Amendment”), which collectively amend that certain Note and Warrant Purchase Agreement dated as of October 9, 2015 (the “Original Agreement”) and the convertible promissory notes previously issued thereunder to, among other things (i) remove the right of Anthion Partners II, LLC (together with its affiliates, “Anthion”) to designate a member of the Board of Directors of the Company; (ii) amend the convertible promissory notes issued thereunder to provide that if a change of control of the Company occurs prior to the maturity date or an equity financing (as defined therein), the convertible promissory note shall be repaid in an amount equal to the product of (a) 1.4 and (b) the outstanding principal amount and all accrued and unpaid interest thereunder; (iii) reduce the conversion threshold in the definition of “qualified financing” under the convertible promissory notes from $2,000,000 to $1,000,000; (iv) remove the security interest feature from the form of convertible promissory note that may be issued in the future under the Original Agreement, as amended, and (v) provide for optional conversion into warrants containing “blocker” provisions (“Special Warrants”) instead of shares upon an equity financing. The Company also made certain amendments to outstanding warrants to add similar “blocker” provisions.

On April 18, 2016, the Company issued an aggregate of 12,834,800 shares of its common stock to the Note holders other than Anthion, and 18,353,310 warrants to acquire its common stock to Anthion in lieu of common stock. Collectively the common stock and warrants issued were in full settlement of $2,500,000 convertible notes and accrued interest of $119,801. The warrants issued to Anthion are exercisable at $0.001 per share for five years from the date of issuance.

At the date of conversion, the Company determined that the conversion price of $0.84 per share did not exceed the fair value of Common Stock at note inception, therefore there was no beneficial conversion feature upon conversion of $1,025,000 of convertible notes and accrued interest. However, the Company determined that the estimated fair value of the 18,353,310 warrants of $3,205,959 exceeded the settlement of $1,541,678 of convertible notes and accrued interest and accordingly recorded a loss of settlement of debt of $1,664,281 for the nine months ended September 30, 2016. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the warrants at the date of conversion using the following assumptions: the price of the Company stock of $0.175, volatility was estimated to be 178%, the risk free rate of 1.24% and the remaining term was 5 years.

NOTE 6: STOCKHOLDERS’ EQUITY

As of September 30, 2016 and December 31, 2015, the Company had 107,458,430 and 81,717,154 shares of common stock issued and outstanding, respectively, and the Company had 160,000 and 175,000 shares of Series A Convertible Preferred Stock, respectively, issued at $10 per share, paying a 5% cumulative annual dividend and convertible at 0.1754 per share of common stock.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

In April 2016, the Company issued an aggregate 83,336 shares of its common stock in payment for consulting services at a fair value of $14,292.

In April 2016, the Company issued an aggregate of 12,834,800 shares of its common stock to Note holders in settlement of $1,025,000 in convertible notes and accrued interest (Note 5).

In May 2016, the Company sold an aggregate of 11,714,285 shares of common stock of the Company and 1,312,000 warrants to purchase the Company’s common stock to accredited investors for net proceeds of $1,579,082.  The warrants have a term of five years, an exercise price of $0.25 per share and are subject to anti-dilution protection, as defined.

In May 2016, the Company issued 900,525 shares of its common stock upon conversion of 15,000 shares of Series A Convertible Preferred Stock and accrued dividends.

In July 2016, the Company issued an aggregate 124,998 shares of its common stock in payment for consulting services at a fair value of $20,666.

In August 2016, the Company issued an aggregate 41,666 shares of its common stock in payment for consulting services at a fair value of $6,208.

In September 2016, the Company issued an aggregate 41,666 shares of its common stock in payment for consulting services at a fair value of $6,292.

Registration rights

Under the purchase agreement, the Company has agreed to use its reasonable best efforts to prepare and file with the SEC registration statement within 60 days of the initial closing date, covering the resale by the investors of any common stock previously issued to the investors, and any common stock into which any convertible promissory notes previously issued to the investors are convertible and any common stock for which the warrants or any warrants previously issued to the investors are exercisable. The Company filed a registration statement on September 30, 2016.

NOTE 7: OPTIONS

As of September 30, 2016 and December 31, 2015, the Company has outstanding options to purchase 25,005,504 and 14,759,914 shares of common stock, respectively.

					Intrinsic
			Wtd Avg.		Value
	Number of	Wtd Avg.	Remaining		of Exercisable
	Options	Exercise Price	Term	Exercisable	Options
Outstanding at December 31, 2015	14,759,914	$0.30	3.61	8,374,294	$—

Granted	10,756,090	0.08	4.86		—
Forfeited/Expired	(510,500)	0.78			—

Outstanding at September 30, 2016	25,005,504	$0.20	3.52	13,177,211	$417,857

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

On January 15, 2016, the Company granted performance options to acquire shares of the Company’s common stock in aggregate of 6,500,000 to key board member and officers at an exercise price of $0.038 per share for five years. Vesting shall only occur if the closing share price of the Company’s common stock on each of the 20 trading days before and including the end of any performance period is not less than $0.20 per share (market condition). Of the granted options, 5,500,000 include performance conditions (as defined) with both conditions (market and performance) to be met before vesting. All determinations of whether performance goals have been achieved, the number of vested performance options earned by the grantee, and all other matters related to the award of performance options shall be made by the compensation committee of the Company’s board of directors in its sole discretion.

The estimated fair values of the options with performance and market conditions were determined using a Monte Carlo pricing model. Significant assumptions used in the valuation include expected term of 5 years, expected volatility of 162%, risk free interest rate of 1.46%, and expected dividend yield of 0%.

Nonperformance option grants during the nine months ended September 30, 2016 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 1.5 to 3.5 years, expected volatility of 102.00% to 174.99%, risk free interest rate of 0.87% to 1.73%, and expected dividend yield of 0%.

On April 15, 2016, the Company issued 49,715 options, which vest immediately, have an exercise price of $0.179, and expire on April 15, 2019. The value on the grant date of the options was $6,250.

On May 12, 2016, the Company issued 100,000 options, which vest 50% after one year and 4.17% every month thereafter, have an exercise price of $0.177, and expire on May 12, 2021. The value on the grant date of the options was $16,694.

On May 12, 2016, the Company issued an aggregate of 3,400,000 options, which vest 50% immediately and 50% vesting quarterly over 12 months, have an exercise price of $0.177, and expire on May 12, 2021. The value on the grant date of the options was $559,603.

On July 15, 2016, the Company issued 56,375 options, which vest immediately, have an exercise price of $0.156, and expire on July 15, 2019. The value on the grant date of the options was $6,250.

For the three and nine months ended September 30, 2016 and 2015, total stock compensation expense related to the options totaled $166,111 and $706,230 and $(119,224) and $709,311, respectively.

NOTE 8: WARRANTS

Below is a table summarizing the Company’s outstanding warrants as of September 30, 2016 and December 31, 2015:

					Intrinsic
					Value
	Number of	Wtd Avg.	Wtd Avg. Remaining		of Exercisable
	Warrants	Exercise Price	Term	Exercisable	Warrants
Outstanding at December 31, 2015	42,526,609	$0.22	4.15	41,297,920	$1,167

Exercised	-
Granted	21,961,513	0.02	4.66		-
Expired	(393,081)	0.42

Outstanding at September 30, 2016	64,095,041	0.15	3.73	63,907,541	$4,059,950

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

NOTE 8: WARRANTS

The warrant grants during the nine months ended September 30, 2016 were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 1.5 to 2.5 years, expected volatility of 166.74% to 178.98%, risk free interest rate of 0.71% to 1.08%, and expected dividend yield of 0%.

During the nine months ended September 30, 2016, the Company issued an aggregate of 1,575,954 warrants to purchase shares of the Company’s common stock with an exercise prices of $0.038 to $0.179 per share vested immediately for services. The fair value on the grant date of the warrants was $150,500.

In April 2016, the Company issued an aggregate of 18,353,310 warrants to acquire its common stock in settlement of $1,541,678 convertible notes and accrued interest. The warrants issued to Anthion are exercisable at $0.001 per share for five years from the date of issuance.

The Company determined that the estimated fair value of the 18,353,311 warrants of $3,205,959 exceeded the settlement of $1,541,678 of convertible notes and accrued interest and accordingly recorded a loss of settlement of debt of $1,664,281 for the nine months ended September 30, 2016. The Company used the Black-Scholes Option Pricing model to estimate the fair value of the warrants at settlement with the following assumptions: the price of the Company stock of $0.175, volatility was estimated to be 178%, the risk free rate of 1.24% and the remaining term was 5 years.

In May 2016, the Company issued 1,312,000 warrants with an exercise price of $0.25 in connection with the sale of Common Stock. The five year warrants also contain a provision that the warrant exercise price will automatically be adjusted for any common stock equity issuances at less than $0.25 per share.

For the three and nine months ended September 30, 2016 and 2015, the Company has incurred warrant-based expense of $58,599 and $206,772 and $20,962 and $491,148, respectively.

NOTE 9: COMMITMENTS AND CONTINGENCIES

Litigation

In April 2015, two shareholder class action lawsuits were filed against the Company and former officers Nathaniel Bradley and Edward O’Donnell in the U.S. District Court for the District of Arizona. The plaintiffs allege various causes of action against the defendants arising from our announcement that our previously issued financial results for the first three quarters of 2014 and the guidance for the fourth quarter of 2014 and the full year of 2014 could no longer be relied upon.  The complaints sought among other relief, compensatory damages and plaintiff’s counsel’s fees and experts’ fees. The Court appointed a lead plaintiff and lead counsel, and consolidated the actions. A consolidated amended complaint was filed under the caption In re AudioEye, Inc. Sec. Litigation. The Company and individual defendants filed a motion to dismiss.

On July 25, 2016, in connection with a voluntary mediation, the parties reached an agreement in principle to settle the consolidated actions. The settlement agreement is subject to definitive documentation, shareholder notice, and court approval. The terms of the agreement include a settlement payment to the class of $1,525,000 from the Company’s insurer, with no admission of liability by any party. In 2015, the Company paid a deductible under its D&O insurance policy in the amount of $100,000 regarding this matter.

On May 16, 2016, a shareholder derivative complaint entitled LiPo Ching, Derivatively and on Behalf of AudioEye, Inc., v. Bradley, et al., was filed in the United States District Court for the District of Arizona. As a derivative complaint, the shareholder is purported to act on behalf of the Company against certain of the Company's current and former officers and directors. The Company is named as a nominal defendant. The complaint asserts causes of action including breach of fiduciary duty and others, arising from the Company’s restatement of its financial results for the first three quarters of 2014. The complaint seeks, among other relief, compensatory damages, restitution and attorneys’ fees. Under the bylaws of the Company, the directors and officers (both former and current) are indemnified in connection with such action as long as they have “acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Corporation.” None of the defendants have responded to the complaint and no discovery has occurred. The Company understands that the individual defendants intend to vigorously defend the lawsuit. On November 4, 2016, Plaintiff voluntarily dismissed the action without prejudice. While the Company believes that its legal defense costs may be reimbursed by the Company’s insurance carrier, no reasonable estimate of the outcome of the litigation, the related legal fees, or the impact on the financial results of the Company can be made as of the date of this prospectus.

AUDIOEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 (Unaudited)

On July 26, 2016, a shareholder derivative complaint entitled Denese M. Hebert, derivatively on Behalf of Nominal Defendant AudioEye, Inc., v. Bradley, et al., was filed in the State of Arizona Superior Court for Pima County. The complaint generally asserts causes of action related to the Company’s restatement of its financial statements for the first three fiscal quarters of 2014.  As a derivative complaint, the plaintiff-shareholder purports to act on behalf of the Company against certain of the Company's current and former officers and directors (the “Named Individuals”). The Company is named as a nominal defendant. The Company understands that the Named Individuals intend to vigorously defend the lawsuit. While the Company believes that its legal defense costs may be reimbursed by the Company’s insurance carrier, no reasonable estimate of the outcome of the litigation, the related legal fees, or the impact on the financial results of the Company can be made as of the date of this statement.

We may become involved in various other routine disputes and allegations incidental to our business operations. While it is not possible to determine the ultimate disposition of these matters, our management believes that the resolution of any such matters, should they arise, is not likely to have a material adverse effect on our financial position or results of operations.

NOTE 10: SUBSEQUENT EVENTS

Employee options/warrants

On October 15, 2016, the Company granted 61,599 options to Sean Bradley as compensation for services rendered. The options are exercisable at $0.125 for three years, vesting immediately. The exercise price was determined using the 10-day average closing price beginning with the closing price on October 1, 2016.

Common stock

In October 2016, the Company issued 41,666 shares of its common stock for consulting services rendered valued at $4,292.

In November 2016, the Company issued 41,666 shares of its common stock for consulting services valued at $4,917.

Recent Developments

On December 7, 2016, the Board, based upon the recommendation of the Compensation Committee and the Company’s outside executive compensation consulting firm, approved an extension to and modification of the existing employment contract with Dr. Carr Bettis, the Executive Chairman of the Company (the “Bettis Employment Contract”), as well as the grant of certain equity awards to Dr. Bettis under the 2016 Plan. To best preserve the Company’s limited cash resources, the Bettis Employment Contract provides generally that Dr. Bettis’s base compensation is paid in the form of restricted stock units (“RSUs”).

In its December 7, 2016 action by written consent, the Company’s Board of Directors approved an award of restricted stock units (the “Bettis RSU’s”) to Dr. Bettis in consideration of services Dr. Bettis rendered subsequent to June 30, 2016. The number of Bettis RSUs awarded was 602,620, which was determined by dividing $72,917 (the amount of compensation for the period July 1, 2016 through November 30, 2016) by $0.121, representing the 10-day average closing price of the Company’s Common Stock over the 10 trading days beginning November 17, 2016 (the “Award Pricing Methodology”). The Bettis RSUs of Dr. Bettis vest upon the satisfaction of both of the following conditions: (i) Dr. Bettis remains in service to the Company continuously through and until June 30, 2017, and (ii) the Company undergoes a change of control during the seven-year term of the award (the “Award Vesting Conditions”). The Board also approved the grant to Dr. Bettis of a long-term equity component of his compensation in the form of an RSU with a seven-year term representing the right to receive, subject to the terms and upon the conditions of the RSU, 250,000 shares of the Company’s Common Stock, with such number of shares to be reduced by the number of shares, if any, that are awarded to Dr. Bettis in connection with the Performance Option Unit Agreement granted Dr. Bettis in January 2016 under the 2016 Plan. This RSU is also subject to the Award Vesting Conditions.

Also on December 7, 2016, the Board, based upon the recommendation of the Compensation Committee and the Company’s outside executive compensation consulting firm, approved an increase to the base salary of Todd Bankofier, the Company’s Chief Executive Officer. Mr. Bankofier’s base annual salary was increased to $175,000. Mr. Bankofier also received a restricted stock unit award under the 2016 Plan (the “Bankofier RSUs”). The Bankofier RSUs have a seven-year term and represent the right to receive, subject to the terms and upon the conditions of the RSU award, 250,000 shares of the Company’s Common Stock, with such number of units to be reduced by the number of shares, if any, that are awarded to Mr. Bankofier in connection with the Performance Option Unit Agreement granted Mr. Bankofier in January 2016 under the 2016 Plan. The Bankofier RSUs vest under the Award Vesting Conditions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following is a statement of the expenses to be incurred by us in connection with the distribution of the securities registered under this registration statement. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC Registration Fee	$1,172
Accounting Fees and Expenses	6,000
Legal Fees and Expenses	15,000
Transfer Agent Fees	1,000
Miscellaneous	1,000

Total	$24,172

Item 14.    Indemnification of Directors and Officers.

As authorized by Section 102(b)(7) of the DGCL, our certificate of incorporation provides that a director of our company will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, our by-laws will provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of our company or an officer of our company elected by our board of directors or, while a director of our company or an officer of our company elected by our board of directors, is or was serving at the request of our company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, we will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by our board of directors.

We will maintain directors’ and officers’ liability insurance policies insuring directors and officers of our company for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

During the years ended December 31, 2012 and 2011 there were no sales of unregistered securities. Other transactions in stockholders’ equity are described in other areas of this annual report, including advances made by Nathaniel Bradley that were converted into common stock.

On December 5, 2012, we received a Notice to Convert from our Chief Executive Officer, Nathaniel Bradley, in which Mr. Bradley requested that 100% of his debt be converted into shares of our common stock at a price of $0.25 per share. As a result, the debt in the amount of $1,296,715, which includes accrued interest, was converted into 5,186,860 shares of our common stock, and the related promissory note was deemed paid in full. Accrued interest in the amount of $84,581 was considered forgiven due to this conversion. The issuance of the notes and common shares were issued pursuant to Section 4(2) of the Securities Act.

During the period from June 17, 2013 to November 13, 2013, we sold an aggregate of 1,142,000 units to 16 accredited investors for gross proceeds of $571,000 in a private placement (the “First Private Placement”). The units in the First Private Placement consisted of 1,142,000 shares of our common stock and warrants to purchase an additional 1,221,360 shares of common stock, which warrants include warrants to purchase 79,360 shares of our common stock issued to the placement agent in connection with their services. The warrants in the First Private Placement are for a term of three years (four years for the warrants issued to the placement agent) and have an exercise price of $0.50 per share. On December 23, 2013, we sold an aggregate of 10,835,002 units to 15 accredited investors for gross proceeds of $3,250,500 and on January 30, 2014, we sold an additional 667,667 units to two accredited investors (who participated in the December 23, 2013 tranche) for gross proceeds of $200,000 in a separate private placement (the “Second Private Placement”). The units in the Second Private Placement consisted of 11,501,669 shares of our common stock and warrants to purchase an additional 12,421,807 shares of our common stock, which warrants include warrants to purchase 920,138 shares of our common stock issued to the placement agent in connection with their services. The warrants in the Second Private Placement are for a term of five years and have an exercise price of $0.40 per share.

On January 30, 2014, we sold an aggregate of 666,667 units to two accredited investors for gross proceeds of $200,000 in the second closing of a private placement (the “Second Private Placement”).  Placement fees of $18,463 were paid and the Company received net proceeds of $181,537. The units in the Second Private Placement consisted of 666,667 shares of the Company’s common stock and warrants to purchase an additional 666,667 shares of the Company’s common stock.  The warrants in the Second Private Placement have a term of five years and an exercise price of $0.40 per share.

On June 30, 2014, we sold an aggregate of 2,766,667 units to 3 accredited investors (who are part of the Selling Stockholders) for gross proceeds of $830,000 in a private placement (the “Private Placement”). The units in the Private Placement consisted of 2,766,667 shares of our common stock and warrants to purchase an additional 2,934,667 shares of common stock, which warrants include warrants to purchase 168,000 shares of our common stock issued to the placement agent in connection with their services. The warrants in the Private Placement are for a term of five years and have an exercise price of $0.40 per share.

In July 2014, we offered holders of a series of its warrants, including the warrants issued in the Second Private Placement and the Third Private Placement, the opportunity to exercise their warrants for a 10% discount to the stated exercise price in exchange for their agreement to exercise their warrants in full and for cash on or before July 31, 2014. Under the warrant exercise offer, in July 2014 the Company issued 10,027,002 shares of common stock pursuant to exercise of warrants for gross proceeds of $3,632,801 and net proceeds of $3,501,521 after investment banking fees of $131,280.

On September 30, 2014, the Company sold an aggregate of 700,000 units to two accredited investors for gross proceeds of $350,000 in the closing of a private placement (the “Summer 2014 Private Placement”). The units in the Summer 2014 Private Placement consisted of 700,000 shares of the Company’s common stock and warrants to purchase ¼ of a share for every common share purchased or an additional 175,000 shares of the Company’s common stock.  The warrants have a term of five years and an exercise price of $0.60 per share.

On December 31, 2014, we sold an aggregate of 6,687,500 units to ten accredited investors for gross proceeds of $2,675,000 in the closing of a private placement (the “December 2014 Private Placement”), net of $123,000 in fees for net proceeds of $2,552,000. $1,175,000 of the private placement was recorded as a Subscription Receivable as of December 21, 2014.  Such subscription receivable was collected in 2015.  The aggregate units in the December 2014 Private Placement consisted of 6,687,500 shares of the Company’s common stock and warrants to purchase 37.5% of a share for every common share purchased or an additional 2,507,813 shares of the Company’s common stock.  The warrants have a term of five years and an exercise price of $0.60 per share.

On January 15, 2015, we sold an additional 812,500 units under the December 2014 Private Placement to one institutional investor for gross proceeds of $325,000 with no commission payable. Each unit in the December 2014 Private Placement consisted of one share of the Company’s common stock and warrants to purchase 0.375 share for every common share purchased (304,688 warrants were issued).  The warrants have a term of five years and an exercise price of $0.60 per share.

Commencing on May 1, 2015, we sold an aggregate of 175,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) to 12 accredited investors at a purchase price of $10.00 per share (the “Purchase Price”) for proceeds of $1,750,000 in a private placement.  Each share of the Preferred Stock may be converted into shares of common stock of the Company by dividing the Purchase Price plus any accumulated dividends with respect to such share by an initial conversion price of $0.1754 (subject to adjustment for stock splits, stock dividends and similar actions).  The Company may redeem the Preferred Stock at any time for an amount equal to $12.50 plus accumulated dividends.  The Preferred Stock will bear a dividend of 5% of the purchase price when, as and if declared by the Board of Directors of the Company. The Company evaluated the convertible preferred stock under FASB ASC 470-20-30 and determined it contained a beneficial conversion feature. The intrinsic value of the beneficial conversion feature was determined to be $594,641. The beneficial conversion feature was fully amortized and recorded as a deemed dividend. Aggregate cumulative dividends earned during the year ended December 31, 2015 totaled $58,733.

On October 9, 2015 we entered into a Note and Warrant Purchase Agreement with accredited investors for the sale of convertible promissory notes in an aggregate principal amount of up to $3.75 million and warrants to purchase up to an aggregate of 37.50 million shares of common stock of the Company. The Company issued notes representing $2.5 million in aggregate principal, and five year warrants exercisable for up to 25.0 million shares of common stock in the aggregate. In addition, upon the election of any investor on or before October 9, 2018, any Investor may purchase an additional note in the principal amount equal to 50% of the principal amount of the Notes purchased by such Investor at previous closings (the “Option Principal Amount”) and an additional warrant with an aggregate exercise price equal to such Investor’s Option Principal Amount. The notes mature three years from the date of issuance and, until the notes are repaid or converted into shares of the Company’s equity securities, accrue payable-in-kind interest at the rate of 10% per annum.

The notes plus accrued interest will be automatically converted into equity securities if the Company sells equity securities in a single transaction or series of related transactions for cash of at least $2.0 million. At the closing of the equity financing, the notes plus accrued interest will convert into a number of shares of the same class or series of equity securities as are issued and sold by the Company at 60% of the price per share at which the equity securities are issued and sold in the equity financing. The notes, if not converted, shall be due and payable in full on the maturity date. The notes contain customary events of default provisions. The Company entered into a security agreement with the Investors pursuant to which the Company granted a security interest in all of its assets to the investors as collateral for the Company’s obligations under the notes. The Warrants are exercisable at $0.10 per share and expire 60 months following the date of issuance.

On April 18, 2016, we entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with certain investors for the issuance and sale of 11,714,285 shares of common stock of the Company and warrants to purchase up to an aggregate of 1,312,000 shares of Common Stock, representing up to $1,640,000 of proceeds. The warrants are exercisable at $0.25 per share for five years from the date of issuance and subject to anti-dilution protection as defined.

Item 16.    Exhibits.

Exhibit No.	Description
3.1 **	Certificate of Incorporation of AudioEye, Inc.(1)

3.2 **	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc.(1)

3.3 **	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc.(2)

3.4 **	Certificate of Amendment of the Certificate of Incorporation of AudioEye, Inc.(12)

3.5 **	Bylaws of AudioEye, Inc.(1)

4.1 **	Form of Warrant (First Private Placement)(9)

4.2 **	Form of Warrant (Second Private Placement and Private Placement)(9)

4.3 **	Form of Warrant (First Private Placement)(13)

4.4 **	Form of Warrant (Second Private Placement and Private Placement)(14)

4.5 **	Certificate of Designations — Series A Convertible Preferred Stock(17)

Exhibit No.	Description
5.1*	Opinion of DLA Piper LLP (US) regarding the validity of securities being registered

10.1**	Master Agreement dated as of September 22, 2011 between CMG Holdings Group, Inc. and AudioEye Acquisition Corporation(1)

10.2**	Form of Services Agreement between CMG Holdings Group, Inc. and AudioEye, Inc.(1)

10.3**	Termination and Release Agreement dated October 24, 2011 between Maryland Technology Development Corp. and AudioEye, Inc.(3)

10.4**	Promissory Note dated October 24, 2011 between Maryland Technology Development Corp. and AudioEye, Inc.(3)

10.5**	AudioEye, Inc. 2012 Incentive Compensation Plan effective December 19, 2012(4)

10.6**	AudioEye, Inc. 2013 Incentive Compensation Plan effective August 20, 2013(8)

10.7**	Agreement and Plan of Merger dated as of March 22, 2013 between AudioEye, Inc. and AudioEye Acquisition Corporation(5)

10.8**	Executive Employment Agreement dated August 7, 2013 between Nathaniel Bradley and AudioEye, Inc.(7)

10.9**	Executive Employment Agreement dated August 7, 2013 between Sean Bradley and AudioEye, Inc.(7)

10.10**	Executive Employment Agreement dated August 7, 2013 between James Crawford and AudioEye, Inc.(7)

10.11**	Executive Employment Agreement dated August 7, 2013 between Edward O’Donnell and AudioEye, Inc.(7)

10.12**	Executive Employment Agreement dated August 7, 2013 between Constantine Potamianos and AudioEye, Inc.(7)

10.13**	Performance Share Unit Agreement dated August 7, 2013 between Nathaniel Bradley and AudioEye, Inc.(7)

10.14**	Performance Share Unit Agreement dated August 7, 2013 between Sean Bradley and AudioEye, Inc.(7)

10.15**	Performance Share Unit Agreement dated August 7, 2013 between James Crawford and AudioEye, Inc.(7)

10.16**	Registration Rights Agreement dated as of November 13, 2013 by and among the Company and the investors identified on the signature pages thereto (First Private Placement)(9)

10.17**	Registration Rights Agreement dated as of December 23, 2013 by and among the Company and the investors identified on the signature pages thereto (Second Private Placement and Private Placement)(9)

10.18**	Executive Employment Agreement dated January 27, 2014 between Paul Arena and AudioEye, Inc.(10)

10.19**	Performance Share Unit Agreement dated January 27, 2014 between Paul Arena and AudioEye, Inc.(10)

10.20**	AudioEye, Inc. 2014 Incentive Compensation Plan effective January 27, 2014(11)

10.21**	AudioEye, Inc. 2015 Incentive Compensation Plan effective September 5, 2014(13)

10.22**	Separation and Release Agreement dated March 5, 2015 between Paul Arena and AudioEye, Inc.(15)

10.23**	Consulting Agreement dated March 5, 2015 between AIM Group, Inc. and AudioEye, Inc.(15)

10.24**	Separation and Release Agreement dated March 29, 2015 between Edward O’Donnell and AudioEye, Inc.(16)

10.25**	Executive Employment Agreement dated July 1,2015 between Dr. Carr Bettis and AudioEye, Inc.(18)

Exhibit No.	Description
23.1*	Consent of MaloneBailey, LLP, independent registered public accounting firm

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1, above)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definitions Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

** Previously filed.

(1)	Incorporated by reference to Form S-1, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 21, 2011.

(2)	Incorporated by reference to Form S-1/A, filed with the SEC on October 1, 2012.

(3)	Incorporated by reference to Form S-1/A, filed with the SEC on February 10, 2012.

(4)	Incorporated by reference to Form S-1/A, filed with the SEC on January 11, 2013.

(5)	Incorporated by reference to Form 8-K, filed with the SEC on March 27, 2013.

(6)	Incorporated by reference to Form 10-K, filed with the SEC on April 15, 2013.

(7)	Incorporated by reference to Form 10-Q, filed with the SEC on August 9, 2013.

(8)	Incorporated by reference to Form S-8, filed with the SEC on August 28, 2013.

(9)	Incorporated by reference to Form 8-K, filed with the SEC on December 26, 2013.

(10)	Incorporated by reference to Form 8-K, filed with the SEC on January 30, 2014.

(11)	Incorporated by reference to Form S-1/A, filed with the SEC on February 4, 2014.

(12)	Incorporated by reference to Form 10-K, filed with the SEC on March 31, 2014.

(13)	Incorporated by reference to Form 10-Q, filed with the SEC on November 7, 2014.

(14)	Incorporated by reference to Form 8-K, filed with the SEC on January 7, 2015.

(15)	Incorporated by reference to Form 8-K, filed with the SEC on March 6, 2015.

(16)	Incorporated by reference to Form 8-K, filed with the SEC on April 1, 2015.

(17)	Incorporated by reference to Form 8-K, filed with the SEC on May 7, 2015.

(18)	Incorporated by reference to Form 8-K, filed with the SEC on July 8, 2015.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, in Tucson, Arizona on December 9, 2016.

AUDIOEYE, INC.

By:	/s/ Dr. Carr Bettis
Dr. Carr Bettis
Principal Executive Officer

By:	/s/ Todd Bankofier
Todd Bankofier
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Carr Bettis	Executive Chairman/Chairman of the Board and Director	December 9, 2016
Dr. Carr Bettis

/s/ Todd Bankofier	Chief Executive Officer	December 9, 2016
Todd Bankofier

*	President, Chief Technology Officer, President, and Secretary	December 9, 2016
Sean Bradley

*	Director	December 9, 2016
Anthony Coelho

*	Director	December 9, 2016
Ernest Purcell

*	Director	December 9, 2016
Alexandre Zyngier

*By:	/s/ Dr. Carr Bettis
Dr. Carr Bettis
Attorney-in-Fact